As filed with the Securities and Exchange Commission on June 1, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BPZ Energy, Inc.

(Exact name of registrant as specified in its charter)

Colorado	1311	33-0502730
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

580 Westlake Park Blvd., Suite 525
Houston, Texas 77079
(281) 556-6200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Manuel Pablo Zúñiga-Pflücker
President and CEO
580 Westlake Park Blvd., Suite 525
Houston, Texas 77079
(281) 556-6200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Mark W. Coffin
Adams and Reese, LLP
4400 One Houston Center
1221 McKinney Street
Houston, Texas 77010
(713) 652-5151

Approximate date of commencement of proposed offering to the public:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	6,670,000	$6.34	(1)	$42,287,800	$1,299

(1)           Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act of 1933, as amended and based on the average of the high and low sales prices of our common stock reported on the American Stock Exchange on May 29, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, dated                         , 2007

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

BPZ ENERGY, INC.

580 Westlake Park Boulevard, Suite 525

Houston, Texas 77079

(281) 556-6200

6,670,000 Shares of Common Stock

We are registering 6,670,000 shares of our common stock, all of which are being offered by the shareholder listed under the heading “Selling Security Holders.” We will not receive any of the proceeds from the sales of common stock by the selling shareholder.  We have, however, received $35,017,500 in proceeds from the private placement of the shares of common stock to the selling shareholder pursuant to a stock purchase agreement dated May 4, 2007, which closed on May 8, 2007.  We retained Morgan Keegan & Company, Inc., as our financial advisor.  In return for its services, Morgan Keegan & Company, Inc. received an advisory fee of 2% of the gross proceeds of this transaction.  The selling shareholders may sell their shares at prevailing market prices or privately negotiated prices.  Our Common Stock was approved for listing on the American Stock Exchange (“AMEX”), under the symbol “BZP”, and trading commenced on January 12, 2007.  As of May 21, 2007, the closing sale price of our common stock as reported on AMEX was $6.20 per share.

There are certain risks involved with the ownership of our common stock, including risks related to our business and the market for our common stock. (See “Risk Factors” contained in this prospectus beginning on page 4)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2007

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Table of Contents

PART I—INFORMATION REQUIRED IN PROSPECTUS
Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Business and Properties
Selected Historical Financial Information
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Legal Proceedings
Directors and Executive Officers
Security Ownership of Certain Beneficial Owners and Management
Certain Relationships and Related Transactions
Executive Compensation
Plan of Distribution
Selling Security Holders
Description of Our Stock
Market for Common Stock and Related Stockholder Matters
Legal Matters
Experts
Securities and Exchange Commission Position on Certain Indemnification
Where You Can Find More Information
Financial Information
PART II—INFORMATION NOT REQUIRED IN PROSPECTUS
Other Expenses of Issuance and Distribution
Indemnification of Directors and Officers
Recent Sales of Unregistered Securities
Exhibits
Undertakings
Signatures

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PROSPECTUS SUMMARY

This is only a summary and does not contain all the information that may be important to you. You should read the more detailed information, including but not limited to, the risk factors contained in this prospectus. Unless the context requires otherwise, references in this prospectus to “we,” “us,” “our,” “BPZ” and “the Company” refer to BPZ Energy, Inc., a Colorado corporation, and our subsidiaries after the merger effective September 10, 2004. References to “Navidec” refer to Navidec, Inc. prior to the merger. “BPZ-Texas” refers to BPZ Energy, Inc., a Texas corporation and wholly owned subsidiary of the Company.

About Us

BPZ Energy, Inc., (the “Company” or “BPZ”) a Colorado corporation, formerly named Navidec, Inc., was incorporated in 1993 and is based in Houston, Texas with offices in Lima, Peru and Quito, Ecuador. We are an exploratory stage company focused on the exploration and production of oil and natural gas and we intend to utilize part of our future natural gas production for the complementary development of gas-fired power generation.

We maintain a registered branch office in Peru.  Currently, we have exclusive rights and license agreements for oil and gas exploration and production covering a total of approximately 2.4 million acres in northwest Peru. Our license contracts cover 100% ownership of both Block Z-1 (739,205 acres) and Block XIX (472,860 acres). The Block Z-1 contract was signed in November 2001, and the Block XIX contract was signed in December 2003.  Our license contracts provide for an initial exploration period of seven to thirteen years and seven to ten years, respectively, and require that we conduct specified activities on the properties during this period. If the exploration activities are successful, the total contract term can extend up to 30 years for oil exploration and production and up to 40 years for gas exploration and production. We have presented all necessary documentation requested by Perupetro in order to become the qualified operator under a license contract for Block XXII (948,000 acres, referred to as Area VI in previous filings) which we previously held under a Technical Evaluation Agreement. Subsequently, in March 2006, we were notified by Perupetro that we qualified as an operator for Block XXII. In July 2006 Perupetro officially informed us that our proposal for the 248,000 acre Block XXIII, located onshore in northwest Peru between our Blocks Z-1 and XIX, was the winning bid in their recent license tender process. We have presented all necessary documentation to become the qualified operator of this new block under an exploration and production license contract.

Through our wholly owned subsidiary, SMC Ecuador Inc., a Delaware corporation, and its registered branch in Ecuador, we own a 10% non-operated working interest in an oil and gas producing property, Block 2, located in the southwest region of Ecuador (the “Santa Elena Property”). The license agreement covering the property extends through May 2016.

We are in the exploratory stage of our oil and natural gas business and to date our activities in Peru have been primarily limited to analysis and evaluation of technical data on the properties and preparation of the development plans for the properties, including detailed engineering and design of the power plant and gas processing facilities, refurbishment of one of our offshore platforms, procuring machinery and equipment for an extended drilling campaign, obtaining all necessary environmental and operating permits and securing the required capital and financing to complete the current plan of operation.  We commenced drilling of our initial well, the CX11-21XD, in the Corvina Gas Field at the CX-11 platform in September 2006, and a total depth of 10,457 feet (9,234 feet true vertical depth) was reached in November 2006.  In March 2007, after a total of six Drill Stem Tests were conducted on separate potential pay zones from the Lower and Upper Zorritos formations, the well tested positive for both gas and oil in quantities that we believe to be commercially producible.  We are currently in the process of working over the shut-in CX11-16X well, and will then begin the drilling of our second new well in the Corvina field to test for additional gas reserves and further appraise the oil discovery. However, we caution readers that test data is not necessarily indicative of actual results.  We have not drilled any other wells or recognized any revenues from operations, and we do not anticipate generating significant revenues from our properties prior to early 2008.

Navidec Merger Transaction

On September 10, 2004, BPZ Energy, Inc., a Texas corporation, consummated a reverse merger with Navidec, whereby BPZ-Texas became a wholly owned subsidiary of Navidec (the “Merger”). See “Business and Properties—Navidec Merger Transaction” and Note 2 to the Company’s Consolidated Financial Statements as of December 31, 2006, 2005 and 2004, both included in this filing, for detailed discussion regarding the Merger. As a result of the Merger, the shareholders of BPZ-Texas received the majority of the voting interest and control of the Board of Directors and management of the combined entity and on February 4, 2005, Navidec changed its name to BPZ Energy, Inc. Accordingly, for accounting purposes, BPZ-Texas was treated as the acquiring entity. All financial statements herein represent the historical financial statements of the accounting acquirer, BPZ—Texas. Although the Company’s name has been changed, the pre-merger company may be referred to as Navidec in this filing, as the context may require, to avoid confusion.

The Merger Agreement provided for the immediate issuance by Navidec of 9,000,000 shares of its common stock to the shareholders of BPZ-Texas and the future issuance of an additional 18,000,000 shares on an earn-out basis if the Company achieves certain reserve and production goals. The first 9,000,000 earn-out shares were contingent on achieving certain reserve targets, which were achieved in December 2004. The remaining 9,000,000 earn-out shares are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.

Capital Structure

Shares of common stock authorized: 250,000,000.

Shares of common stock outstanding after this offering: 61,410,669 as of May 22, 2007.

Shares of preferred stock authorized: 25,000,000.

No shares of preferred stock are outstanding.

The Offering

All of the shares are being offered by the selling security holder. We are registering for resale 6,670,000 shares of common stock currently owned by the selling security holders. The selling security holders may sell their shares at prevailing market prices or privately negotiated prices. Our common stock trades under the symbol “BZP” on the American Stock Exchange (“AMEX”).

Summary Financial Information

The following tables set forth summary financial information and other equity information about us. You should read this summary information in conjunction with “Business and Properties,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which include discussions of factors materially affecting the comparability of the information presented, and in conjunction with our financial statements included elsewhere in this prospectus.

	Three Months	Three Months	Fiscal	Fiscal	Fiscal
	Ended	Ended	Year Ended	Year Ended	Year Ended
	March 31,	March 31,	December 31,	December 31,	December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)	(Audited)	(Audited)	(Audited)
Statement of Operations Data
Net loss	$(3,205,392)	$(3,238,666)	$(15,487,459)	$(6,406,989)	$(15,013,177)
Basic and diluted net loss per share	$(0.06)	$(0.08)	$(0.35)	$(0.20)	$(0.99)
Weighted average common shares outstanding	54,309,294	40,845,270	44,751,761	31,899,291	15,169,823

	March 31,	December 31,	December 31,	December 31,
	2007	2006	2005	2004
	(Unaudited)	(Audited)	(Audited)	(Audited)
Balance Sheet Data
Cash and cash equivalents	$13,023,534	$25,324,233	$29,455,130	$4,014,191
Total assets	74,435,100	74,036,726	38,090,980	5,161,095
Total liabilities	12,842,568	10,400,821	1,359,403	574,940
Stockholders’ equity	61,592,532	63,635,905	36,731,577	4,586,155

RISK FACTORS

The purchase of our common stock is a substantial transaction involving a high degree of risk. Prior to making an investment decision, you should carefully consider, together with the other information contained in this prospectus, the following risk factors.

Investors should assume that if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to the Oil and Natural Gas Industry, the Power Industry, and Our Business.

We have a limited operating history and have only engaged in start-up activities.  Although BPZ-Texas was formed in 2001, we are in the exploratory stage because we have not had significant business operations since formation and have generated no revenues from the production of oil or gas from our properties. We are also subject to all of the risks inherent in attempting to expand a relatively new business venture. Such risks include, but are not limited to, the possible inability to profitably operate our existing properties or properties to be acquired in the future, our possible inability to fully fund the development requirements of such properties and our possible inability to acquire additional properties that will have a positive effect on our operations. We can provide no assurance that we will achieve a level of profitability that will provide a return on invested capital or that will result in an increase in the market value of our securities. The experience of our management team has primarily been in the oil and natural gas exploration and production industry and we have limited experience in the power generation business. We are initially relying on consultants and outside engineering and technical firms to provide the expertise to plan and execute the power generation aspects of our strategy and we have not yet hired all necessary full-time employees to manage this line of business. Accordingly, we are subject to the risk that because of these factors and other general business risks noted throughout these “Risk Factors,” we may not be able to profitably execute our power generation strategy.

We own rights to oil and gas properties that have not yet been developed.  We own rights to oil and gas properties that have limited or no development. There are no guarantees that our properties will be developed profitably or that the potential oil and gas resources on the property will produce as expected if they are developed.

We require additional financing for the exploration and development of our foreign oil and gas properties and the construction of our proposed power generation facility, pipeline and gas processing facility.  With the net proceeds from: (i) a $6 million private offering completed on September 30, 2004, (ii) a $34.4 million private offering completed on July 19, 2005, (iii) a $5.0 million private offering on March 10, 2006, (iv) a $12.3 million private offering on June 20, 2006, (v) a $19.5 million private placement to the International Finance Corporation (“IFC”) on December 20, 2006, and (vi) the $35.0 million private offering on May 8, 2007, we have begun to implement our plans to develop our existing oil and gas properties as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operation.”  On December 20, 2006, the International Finance Corporation’s (“IFC”) Board of Executive Directors approved a $120 million financial package.  IFC is the private sector arm of the World Bank Group based in Washington, D.C.  As part of the financing, we completed a private placement of 6,500,000 shares of common stock, no par value, to the IFC pursuant to a Subscription Agreement dated December 18, 2006.  The common stock was priced at $3.00 per share resulting in proceeds to us of approximately $19.5 million.  The offering was placed directly by us and there were no placement fees.  The remaining $100.5 million portion of IFC financing consists of $30.5 million of debt facilities financed directly by the IFC and $70 million of debt facilities financed through third party syndication.  Syndication of the third-party debt component is expected to take place during the second half of 2007.  The remaining debt portion of the financing is subject to identification of the lending syndicate members and subsequent negotiation and approval of the necessary loan documentation.  See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for further discussion. If we are unable to timely obtain adequate funds to finance our exploration and development, our ability to develop our oil and gas reserves may be limited or substantially delayed. Such limitations or delays could result in the potential loss of our oil and gas properties if we were unable to meet our obligations under the license agreements. Inability to timely obtain funds also could cause us to delay, scale back or abandon our plans for construction of our power generation facility, pipelines, and gas processing facility.

On May 8, 2007 the Company completed the initial closing of a private placement of 6.7 million shares of common stock, no par value, to sixteen institutional and accredited investors pursuant to a Stock Purchase Agreement dated May 4, 2007.  The common stock was priced at $5.25 per share resulting in gross proceeds to the Company of approximately $35 million.  The shares were placed directly by the Company and there are no placement fees.  However, the Company retained Morgan Keegan & Company, Inc., as its financial advisor.  In return for its services, Morgan Keegan & Company, Inc. received an advisory fee of 2% of the gross proceeds of this transaction.

We anticipate that future amounts required to fund our foreign activities will be obtained through debt financing, sale of additional equity interests, joint venture arrangements, the sale of oil and gas interests, and/or future cash flows from operations. The exact nature and terms of such funding sources are unknown at this time, and there can be no assurance that we will obtain such funding or have adequate funding available to finance our future operations.

Our future operating revenue is dependent upon the performance of our properties.  Our future operating revenue depends upon our ability to profitably operate our existing properties by drilling and completing wells that produce commercial quantities of oil and gas and our ability to expand our operations through the successful implementation of our plans to explore and acquire additional properties. The successful development of oil and gas properties requires an assessment of potential recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors. Such assessments are necessarily inexact. There can be no assurance that once in operation we can produce sufficient revenue to operate our existing properties or acquire additional oil and gas producing properties and leases. We may not discover or successfully produce any recoverable reserves, or we may not be able to make a profit from the reserves that we may discover. In the event that we are unable to produce sufficient operating revenue to fund our future operations, we will be forced to seek additional, third-party funding, if such funding can be obtained. Such options would possibly include debt financing, sale of equity interests in the Company, joint venture arrangements, or the sale of oil and gas interests. If we are unable to secure such financing on a timely basis, we could be required to delay or scale back our operations. If such unavailability of funds continued for an extended period of time, this could result in the termination of our operations and the loss of an investor’s entire investment.

Our business involves many uncertainties and operating risks that may prevent us from realizing profits and can cause substantial losses.  Our exploration and production activities may be unsuccessful for many reasons, including weather, the drilling of dry holes, cost overruns, equipment shortages and mechanical difficulties. Moreover, the successful drilling of a natural gas or oil well will not ensure we will realize a profit on our investment. A variety of factors, both geological and market-related, can cause a well to become uneconomical or only marginally economical. Our business involves a variety of operating risks, including:

•                  fires;

•                  explosions;

•                  blow-outs and surface cratering;

•                  uncontrollable flows of natural gas, oil and formation water;

•                  natural disasters, such as hurricanes and other adverse weather conditions;

•                  pipe, cement, subsea well or pipeline failures;

•                  casing collapses;

•                  mechanical difficulties, such as lost or stuck oil field drilling and service tools;

•                  abnormally pressured formations;

•                  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

If we experience any of these problems, any well bores, platforms, gathering systems and processing facilities could be affected, which could adversely affect any drilling operations we may commence. We could also incur substantial losses as a result of:

•                  environmental hazards, such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases;

•                  injury or loss of life;

•                  severe damage to and destruction of property, natural resources and equipment;

•                  pollution and other environmental damage;

•                  clean-up responsibilities;

•                  regulatory investigation and penalties;

•                  suspension of our operations; and

•                  repairs to resume operations.

If any of these risks occur, and our resulting losses are significant, we may have to curtail or suspend any drilling or production operations we may eventually commence.

We plan to conduct offshore exploration, exploitation and production operations off the coast of northwest Peru, all of which are also subject to a variety of operating risks peculiar to the marine environment.  Such risks include capsizing, collisions and damage or loss from adverse weather conditions or interference from commercial fishing activities. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, exploitation and acquisitions or result in loss of equipment and properties.

Disruption of services provided by our deck barge could temporarily impair our operations.  We depend on our deck barge BPZ-01 to transport equipment to our offshore platforms and to act as a tender for our offshore drilling operations in Block Z-1.  BPZ-01 is an important element in our strategy to control drilling costs by allowing the use of existing platforms and avoiding the use of high-priced drill ships or barges.  Any disruption of the services provided by our deck barge because of adverse weather conditions, accidents, mechanical failures, insufficient personnel or other events could temporarily impair our operations, delay implementation of our business plan, and increase our drilling costs.  In addition, our insurance may not be adequate to cover any resulting losses.

Construction and operation of power generation and gas processing facilities and pipelines involve significant risks that cannot always be covered by insurance or contractual protections.  The construction of power generation and gas processing facilities and pipelines involve many risks, including:

•                  supply interruptions,

•                  work stoppages,

•                  labor disputes,

•                  social unrest,

•                  inability to negotiate acceptable construction, supply or other contracts,

•                  inability to obtain required governmental permits and approvals,

•                  weather interferences,

•                  unforeseen engineering, environmental and geological problems, and

•                  unanticipated cost overruns.

The ongoing operation of these facilities involves all of the risks described above, in addition to risks relating to the breakdown or failure of equipment or processes and performances below expected levels of output or efficiency. We intend to maintain commercially reasonable levels of insurance where such insurance is available and cost effective, obtain warranties from vendors and obligate contractors to meet certain performance levels. However, the coverage or proceeds of any such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses. Any of these risks could cause us to operate below expected capacity levels, which in turn could result in lost revenues, increased expense and higher maintenance costs.

Our success depends on the existence and growth of markets for natural gas and electricity in Peru and Ecuador.  Peru has a relatively well-developed and stable market for electricity, while the power market in Ecuador is not as well-developed or stable. Both countries rely on hydro-electric generating capacity for a significant portion of their power demand. Hydro plants are much less expensive to operate than plants that utilize natural gas, but they are subject to variable output based on rainfall and reservoir levels. The majority of the non-hydro, or thermal, power capacity in both countries consists of generating plants that utilize diesel or fuel oil, which are significantly more costly than natural gas at this time. Both countries have natural gas reserves and production, but neither has a well-developed natural gas infrastructure. Our immediate business plan relies on the continued stability of the power market in Peru (and Ecuador for the purpose of gas sales to third-party power producers in Ecuador), and our longer-term plans depend on the further development of the electricity market in Ecuador. We are subject to the risks that relatively more favorable business conditions for hydro plants or other competitive issues may adversely affect the demand and prices for the electricity that we expect to produce. We are also subject to the risks associated with potential disruptions or changes to regulations of the natural gas or power markets in these countries. We plan to enter into long-term contracts to sell a significant part of our future power production. A market for long-term purchases of power and natural gas exists, but there can be no assurance that we will be successful in obtaining such contracts on favorable terms. We will also be subject to the general commercial issues related to being in the power business, including the credit-worthiness of, and collections from future customers and the ability to profitably operate our future power plants.

The geographic concentration of our properties in northwest Peru and southwest Ecuador subjects us to an increased risk of loss of revenue or curtailment of production from factors affecting that region specifically.  The geographic concentration of our properties in northwest Peru and southwest Ecuador and adjacent waters means that some or all of our properties could be affected by the same event should that region, for example, experience:

•                  severe weather (such as the effects of “El Niño,” which can cause excessive rainfall and flooding in Peru and Ecuador);

•                  delays or decreases in production, the availability of equipment, facilities or services;

•                  delays or decreases in the availability of capacity to transport, gather or process production; or

•                  changes in the regulatory environment.

Because all our properties could experience the same conditions at the same time, these conditions could have a relatively greater impact on our results of operations than they might have on other operators who have properties over a wider geographic area.

Instability of International Operations.  Presently, all of our oil and gas properties are located in South America, specifically Peru and Ecuador. The success and profitability of our international operations may be adversely affected by risks associated with international activities, including economic, labor and social conditions, political instability, tax laws (including host-country export, excise and income taxes and U.S. taxes on foreign operations) and fluctuations in the value of the U.S. dollar versus the local currencies in which oil and gas producing activities may be conducted. This instability in laws, expenses of operations and fluctuations in exchange rates may make our assumptions about the economic viability of our oil and gas properties incorrect. If these assumptions are incorrect, we may not be able to earn sufficient revenue to cover our costs of operations.

Our operations in Peru and Ecuador involve substantial costs and are subject to certain risks because the oil and gas industry in Peru and Ecuador is less developed than in the United States.  The oil and gas industries in Peru and Ecuador are not as developed as the oil and gas industry in the United States. As a result, our drilling and development operations in many instances will take longer to complete and may cost more than similar operations in the United States. The availability of technical expertise, specific equipment and supplies may be more limited in Peru and Ecuador than in the United States. Furthermore, once oil and natural gas production is recovered, there are fewer ways to transport it to market for sale. Pipeline and trucking operations are subject to uncertainty and lack of availability. Oil and natural gas pipelines and truck transport travel through miles of territory and are subject to the risk of diversion, destruction or delay. We expect that such factors will continue to subject our international operations to economic and operating risks that companies with domestic operations do not experience.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and exploitation plans on a timely basis and within our budget.  Shortages or the high cost of drilling rigs, equipment, supplies or personnel could delay or adversely affect our exploitation and exploration operations, which could have a material adverse effect on our business, financial condition or results of operations. If the unavailability or high cost of rigs, equipment, supplies or personnel were particularly severe in Peru and Ecuador, we could be materially and adversely affected because our operations and properties are concentrated in those areas.

We are subject to numerous foreign laws and regulations of the oil and natural gas industry that can adversely affect the cost, manner or feasibility of doing business.  Our operations are subject to extensive foreign laws and regulations relating to the exploration for and the development, production and transportation of oil and natural gas as well as electrical power generation. Future laws or regulations, any adverse change in the interpretation of existing laws or our failure to comply with existing legal requirements may harm our results of operations and financial condition. We may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

•                  work program guarantees and other financial responsibility requirements;

•                  taxation;

•                  royalty requirements;

•                  customer requirements;

•                  operational reporting; and

•                  safety requirements.

Under these laws and regulations, we could be liable for:

•                  personal injuries; and

•                  property and natural resource damages; and

•                  governmental infringements and sanctions.

If we fail to comply with the terms of certain contracts related to our foreign operations, we could lose our rights under each of those contracts.  The terms of each of our contracts with the government of Peru, including our Peruvian license contracts and technical evaluation agreements, require that we perform certain activities, such as seismic interpretations and the drilling of required wells in accordance with those contracts and agreements. Our failure to timely perform those activities as required could result in the loss of our rights under a particular contract or the loss of the amounts we have posted as a guaranty for the performance of such activities, which would likely result in a significant loss to us.

We are subject to complex environmental regulatory and permitting laws and regulations that can adversely affect the cost, manner and feasibility of our planned operations.  The exploration for, and the development, production and sale of, oil and gas in South America are subject to extensive environmental laws and regulations. Our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. For example, we are required to obtain an environmental permit or approval from the government in Peru prior to conducting seismic operations, drilling a well or constructing a pipeline in Peruvian territory, including the waters offshore Peru, where we intend to conduct future oil and gas operations. Additionally, recent environmental laws and regulations promulgated in Peru impose substantial restrictions on the use of natural resources, interference with the natural environment, location of facilities, handling and storage of hydrocarbons, use of radioactive material, disposal of waste, emission of noise and other activities. The laws create additional monitoring and reporting obligations in the event of any spillage or unregulated discharge of hydrocarbons.  Failure to comply with these laws and regulations also may result in the suspension or termination of our planned drilling operations and subject us to administrative, civil and criminal penalties.

Our current permits and authorizations and our ability to get future permits and authorizations may, over time, be susceptible to increased scrutiny, resulting in increased costs, or delays in receiving appropriate authorizations. In particular, we may experience delays in obtaining permits and authorizations in Peru and Ecuador necessary for our operations. Compliance with these laws and regulations may increase our costs of operations, as well as further restrict our foreign operations. Moreover, these laws and regulations could change in ways that substantially increase our costs. These laws and regulations have changed in the past and have generally imposed more stringent requirements that increase operating costs or require capital expenditures in order to remain in compliance. It is also possible that unanticipated developments could cause us to make environmental expenditures that are significantly higher than those we currently anticipate, thereby increasing our overall costs. Failure to comply with new regulations could cause us to suspend or terminate certain operations or subject us to administrative, civil and criminal penalties. Any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially adversely affect our financial condition and our ability to implement our plan of operation.

Compliance with, or breach of, laws relating to the discharge of materials into, and the protection of, the environment can be costly and could limit our operations.  As an owner or lessee and operator of oil and gas properties in Peru and Ecuador, we are subject to various national, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the owner or lessee under an oil and gas lease for the cost of property damage, oil spills, discharge of hazardous materials, remediation and clean-up resulting from operations, subject the owner or lessee to liability for pollution damages and other environmental damages, and require suspension or cessation of operations in affected areas.

We have established practices for continued compliance with environmental laws and regulations. We believe the costs incurred by these policies and procedures are necessary business costs in the oil and gas industry. There is no assurance that changes in or additions to laws or regulations regarding the protection of the environment will not increase such compliance costs, or have a material adverse effect upon our capital expenditures, earnings or competitive position.

Our oil and gas operations involve substantial costs and are subject to various economic risks.  Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. The cost and length of time necessary to produce any reserves may be such that it will not be economically viable. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. We also face the risk that the oil and/or gas reserves may be less than anticipated, that we will not have sufficient funds to successfully drill on the property, that we will not be able to market the oil and/or gas due to a lack of a market and that fluctuations in the prices of oil and/or gas will make development of those leases uneconomical. This could result in a total loss of our investment. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

Competition for oil and natural gas properties and prospects is intense; some of our competitors have larger financial, technical and personnel resources that give them an advantage in evaluating and obtaining properties and prospects.  We operate in a highly competitive environment for reviewing prospects, acquiring properties, marketing oil and natural gas and securing trained personnel and equipment. In addition, changes in Peruvian government regulation have enabled multinational and regional companies to enter the Peruvian energy market. Competition in our business activities has increased and will increase further, as existing and new participants expand their activities as a result of these regulatory changes. Many of our competitors possess and employ financial resources that allow them to obtain substantially greater technical and personnel resources than we have. We actively compete with other companies in our industry when acquiring new leases or oil and gas properties. For example, if several companies are interested in an area, Perupetro may choose to call for bids, either through international competitive biddings or through private bidding processes by invitation, and award the contract to the highest bidder. These additional resources can be particularly important in reviewing prospects and purchasing properties. Our competitors may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial or personnel resources permit. Our competitors may also be able to pay more for productive oil and natural gas properties and exploratory prospects than we are able or willing to pay. On the acquisition opportunities made available to us, we compete with other companies in our industry for properties operated by third parties through a private bidding process, direct negotiations or some combination thereof. Our ability to acquire additional prospects and to find and develop reserves in the future will depend on our ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. If we are unable to compete successfully in these areas in the future, our future revenues and growth may be diminished or restricted. The availability of properties for acquisition depends largely on the divesting practices of other oil and natural gas companies, commodity prices, general economic conditions and other factors we cannot control or influence.

The loss of senior management or key technical personnel could adversely affect us.  We have engaged certain members of management who have substantial expertise in the type of endeavors we presently conduct. We do not maintain any life insurance against the loss of any of these individuals. To the extent their services become unavailable, we will be required to retain other qualified personnel. There can be no assurance we will be able to recruit and hire qualified persons upon acceptable terms.

Similarly, the oil and gas exploration industry requires the use of personnel with substantial technical expertise. In the event that the services of our current technical personnel become unavailable, we will need to hire qualified personnel to take their place. No assurance can be given that we will be able to recruit and hire such persons on acceptable terms.

Insurance does not cover all risks.  Exploration for, and production of, oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, formations, injury to persons, loss of life, or damage to property or the environment. As a result, we presently maintain insurance coverage in amounts consistent with our business activities and to the extent required by our license contracts. Such coverage includes certain physical damage to the Company’s and third parties’ property, hull and machinery, protection and indemnity, employer’s liability, comprehensive third party general liability, workers compensation and certain pollution and environmental risks. However, we are not fully insured against all risks in all aspects of our business, such as political risk, civil unrest, war, business interruption and reservoir loss or damage. No such insurance coverage can insure for all operational or environmental risks. The occurrence of an event that is not insured or not fully insured could result in losses to us. For example, uninsured environmental damages, property damages or damages related to personal injuries could divert capital needed to implement our plan of operation. If any such uninsured losses are significant, we may have to curtail or suspend our drilling operations until such time as replacement capital is obtained, if ever, and this could have a material impact on our financial position.

A substantial or extended decline in oil and natural gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations as well as our ability to meet our capital expenditure obligations and financial commitments to implement our business plan.  With respect to our oil and gas business, any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices. Oil and natural gas are commodities, and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to potentially wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control. Those factors include:

•                  international political conditions (including wars and civil unrest);

•                  the domestic and foreign supply of oil and gas;

•                  the level of consumer demand;

•                  weather conditions;

•                  domestic and foreign governmental regulations and other actions;

•                  actions taken by the Organization of Petroleum Exporting Countries (OPEC);

•                  the price and availability of alternative fuels; and

•                  overall economic conditions.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil and natural gas we can produce economically, if any. A substantial or extended decline in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity, and may require a reduction in the carrying value of our oil and gas properties. While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase.

We may not be able to develop a proven reserve base.  Our future success will depend upon our ability to find, acquire and develop oil and gas reserves that are economically recoverable. Any reserves we develop will decline as they are produced, except to the extent that we conduct successful revitalization activities, or are able to acquire properties containing proven reserves, or both. To develop reserves and achieve production, we must implement our development and production programs, identify and produce previously overlooked or by-passed zones and shut-in wells, acquire additional properties or undertake other replacement activities. Our current strategy is to develop a reserve base, production and cash flow through the development of oil and gas fields to which we have development rights and selective acquisitions of other desirable oil and gas properties where we can utilize new and existing technology. We can give no assurance that our planned development, revitalization, and acquisition activities will result in significant reserves or that we will have success in discovering and producing reserves at economical exploration and development costs. We may not be able to locate geologically satisfactory property, particularly since we will be competing for such property with other oil and gas companies, most of which have much greater financial resources than we do. Moreover, even if desirable properties are available to us, we may not have sufficient funds with which to acquire them.

Risks Relating to the Offering

Investor profits, if any, may be limited for the near future.  In the past, we have never paid a dividend. We do not anticipate paying any dividends in the near future. Accordingly, investors in our common stock may not derive any profits from their investment in us for the foreseeable future, other than through any price appreciation of our common stock that may occur. Further, any appreciation in the price of our common stock may be limited or nonexistent as long as we continue to have operating losses. We have not been profitable and have accumulated deficits during our exploratory stage of operations totaling $41,005,329 through March 31, 2007. To date we have not had any revenue or earnings from operations, and we will continue, in all likelihood, to sustain operating expenses without corresponding revenues until we are able, if ever, to successfully implement our plan of operation.

Additional infusions of capital may have a dilutive effect on existing shareholders.  To finance our operations we plan to sell additional shares of our stock. Any additional equity financing that we receive may involve substantial dilution to our then-existing shareholders. Furthermore, we may issue stock to acquire properties, assets, or businesses. In the event that any such shares are issued, the proportionate ownership and voting power of other shareholders will be reduced. In addition, we are authorized to issue up to 25,000,000 shares of preferred stock, the rights and preferences of which may be designated by our Board of Directors.  If we issue shares of preferred stock, such preferred stock may have rights and preferences that are superior to those of our common stock.

Shares eligible for future sale by our current shareholders may impair our ability to raise capital through the sale of our stock.  As of March 31, 2007, we had 54,497,869 shares of common stock issued and outstanding.  We are currently registering for resale under this prospectus 6,670,000 shares of common stock.  In addition, we have outstanding 13,657,000 shares of other potentially dilutive securities, which includes 9,450,000 common shares, which may be issued to the former shareholders of BPZ-Texas and two executive officers on an earn-out basis once we are entitled to receive as our proportionate share from gross production from any oil and gas wells owned or operated by us, not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007. We also have an additional 1,151,000 common shares available under our Long-Term Incentive Compensation Plan.  The possibility that substantial amounts of shares of our common stock may be sold in the public market may cause prevailing market prices for our common stock to decrease and thus could impair our ability to raise capital through the sale of our equity securities.

We are controlled by our officers, directors and entities affiliated with them.  In the aggregate, our management and directors own or control approximately 12.4% of our common stock issued as of May 22, 2007. See “Security Ownership of Certain Beneficial Owners and Management” included in this filing for further details regarding the ownership of our shares. These shareholders, if acting together, will be able to significantly influence all matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions.

The transfer of NFS could result in liability to us because the shares transferred were not registered with the SEC.  On September 9, 2004, the day prior to the effective date of the Merger, Navidec assigned all of its pre-merger business operations, assets and liabilities to NFS, and all issued and outstanding shares of NFS were subsequently transferred to the Navidec pre-merger shareholders of record as of September 9, 2004 for no cash consideration. Pursuant to the terms of the Merger Agreement, the transfer and any necessary qualifications or registrations of the NFS shares under applicable securities laws was agreed to be handled by NFS, and we believed, based on information provided by NFS and its advisors, that NFS had undertaken the necessary actions to comply with applicable registration requirements. On July 13, 2006, NFS filed a Registration Statement on Form 10SB with the SEC and an amendment thereto on October 27, 2006. It is our understanding that the Registration Statement has become effective under applicable SEC rules. However, because a registration of the NFS shares was not effective at the time of the transfer of the NFS shares, it might be determined that the distribution of the NFS shares was made without full compliance with applicable registration or qualification requirements under applicable securities laws. As a result, although we took no actions in connection with the transfer, we might incur liability, as a successor to Navidec, by merger, with respect to any damages resulting from such failure to register. If, despite the fact that we did not control the transfer of the NFS shares, regulatory authorities determine that we did not comply with applicable registration requirements with respect to the transfer, fines or other sanctions might be imposed on us.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, that concern our business. Such statements are not guarantees of future performance, and actual results could differ materially from those expressed or implied in such statements as a result of certain factors, including those set forth in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Risk Factors,” and elsewhere in this prospectus. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments we expect, believe, intend or anticipate will or may occur in the future, including the following matters, are forward looking statements:

•                  our ability to satisfy any foreign governmental requirements affecting the license and other rights we have in oil and gas properties;

•                  our ability to obtain sufficient financing to continue initial drilling operations and complete our gas-to-power project;

•                  our ability to discover, develop and produce economic quantities of oil and gas on our properties;

•                  capital costs of drilling and completing wells;

•                  capital costs of building other related production or gathering facilities;

•                  the availability of contract operators and drillers;

•                  the continued demand for crude oil and natural gas; and

•                  the expansion and growth of our operations.

These statements are based on certain assumptions and analyses made by us in light of our experience and our understanding of the industry. Such statements are subject to a number of assumptions including the following:

•                  risks and uncertainties, including the risk factors in this prospectus;

•                  general economic and business conditions;

•                  the business opportunities that may be presented to and pursued by us;

•                  changes in laws or regulations, including foreign laws and regulations that may impact us, and other factors, many of which are beyond our control; and

•                  ability to obtain financing under favorable conditions.

The cautionary statements contained or referred to in this prospectus should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will not receive any of the proceeds from the sales of common stock by the selling shareholders.  We have, however, received $35,017,500 in proceeds from the private placement of common stock to the selling shareholders pursuant to a Stock Purchase Agreement dated May 4, 2007, which closed on May 8, 2007.  We retained Morgan Keegan & Company, Inc., as our financial advisor.  In return for their services, Morgan Keegan & Company, Inc. will receive an advisory fee of 2% of the gross proceeds of this transaction.  These funds will be used for working capital and general corporate purposes.

BUSINESS AND PROPERTIES

Overview

BPZ Energy, Inc., (the “Company” or “BPZ”) a Colorado corporation, formerly named Navidec, Inc., was incorporated in 1993 and is based in Houston, Texas with offices in Lima, Peru and Quito, Ecuador. We are an exploratory stage company focused on the exploration and production of oil and natural gas and we intend to utilize part of our future natural gas production for the complementary development of gas-fired power generation.

We maintain a registered branch office in Peru.  Currently, we have exclusive rights and license agreements for oil and gas exploration and production covering a total of approximately 2.4 million acres in northwest Peru. Our license contracts cover 100% ownership of both Block Z-1 (739,205 acres) and Block XIX (472,860 acres). The Block Z-1 contract was signed in November 2001, and the Block XIX contract was signed in December 2003.  Our license contracts provide for an initial exploration period of seven to thirteen years and seven to ten years, respectively, and require that we conduct specified activities on the properties during this period. If the exploration activities are successful, the total contract term can extend up to 30 years for oil exploration and production and up to 40 years for gas exploration and production. We have presented all necessary documentation requested by Perupetro in order to become the qualified operator under a license contract for Block XXII (948,000 acres, referred to as Area VI in previous filings) which we previously held under a Technical Evaluation Agreement. Subsequently, in March 2006, we were notified by Perupetro that we qualified as an operator for Block XXII. In July 2006 Perupetro officially informed us that our proposal for the 248,000 acre Block XXIII, located onshore in northwest Peru between our Blocks Z-1 and XIX, was the winning bid in their recent license tender process. We have presented all necessary documentation to become the qualified operator of this new block under an exploration and production license contract.

We are in the exploratory stage of our oil and natural gas business and to date our activities in Peru have been primarily limited to analysis and evaluation of technical data on the properties and preparation of the development plans for the properties, including detailed engineering and design of the power plant and gas processing facilities, refurbishment of one of our offshore platforms, procuring machinery and equipment for an extended drilling campaign, obtaining all necessary environmental and operating permits and securing the required capital and financing to complete the current plan of operation.  We commenced drilling of our initial well, the CX11-21XD, in the Corvina Gas Field at the CX-11 platform in September 2006, and a total depth of 10,457 feet (9,234 feet true vertical depth) was reached in November 2006.  In March 2007, after a total of six Drill Stem Tests were conducted on separate potential pay zones from the Lower and Upper Zorritos formations, the well tested positive for both gas and oil in quantities that we believe to be commercially producible.  We are currently in the process of working over the shut-in CX11-16X well, and will then begin the drilling of our second new well in the Corvina field, to test for additional gas reserves and further appraise the oil discovery. However, we caution readers that test data is not necessarily indicative of actual results.  We have not drilled any other wells or recognized any revenues from operations, and we do not anticipate generating significant revenues from our properties prior to early 2008.

Through our wholly owned subsidiary, SMC Ecuador Inc., a Delaware corporation, and its registered branch in Ecuador, we own a 10% non-operated working interest in an oil and gas producing property, Block 2, located in the southwest region of Ecuador (the “Santa Elena Property”). The license agreement covering the property extends through May 2016.

Navidec Merger Transaction

On September 10, 2004, BPZ Energy, Inc., a Texas corporation, consummated a reverse merger with Navidec, whereby BPZ-Texas became a wholly owned subsidiary of Navidec (the “Merger”). See “Business and Properties—Navidec Merger Transaction” and Note 2 to the Company’s Consolidated Financial Statements as of December 31, 2006, 2005 and 2004, both included in this filing for a detailed discussion regarding the Merger. As a result of the Merger, the shareholders of BPZ-Texas received the majority of the voting interest and control of the Board of Directors and management of the combined entity and on February 4, 2005, Navidec changed its name to BPZ Energy, Inc. Accordingly, for accounting purposes, BPZ-Texas was treated as the acquiring entity. All financial statements herein represent the historical financial statements of the accounting acquirer, BPZ—Texas. Although the Company’s name has been changed, the pre-merger company may be referred to as Navidec in this filing, as the context may require, to avoid confusion.

The Merger Agreement provided for the immediate issuance by Navidec of 9,000,000 shares of its common stock to the shareholders of BPZ-Texas and the future issuance of an additional 18,000,000 shares on an earn-out basis if the Company achieves certain reserve and production goals. The first 9,000,000 earn-out shares were contingent on achieving certain reserve targets, which were achieved in December 2004. The remaining 9,000,000 earn-out shares are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.

Properties in Peru

We currently have exclusive rights to four properties in northwest Peru. We have a 100% working interest in license contracts for Block Z-1 and Block XIX. The license contracts afford an initial exploration period of seven to thirteen years and, if exploration efforts are successful, provide a total contract term of up to 40 years for gas exploration and production and up to 30 years for oil exploration and production. We also are currently in negotiations to obtain license contracts for Blocks XXII and XXIII. These four blocks cover a combined area of approximately 2.4 million acres.

The following table is a summary of our properties in northwest Peru. All acreage is considered undeveloped.

			BPZ’s
PROPERTY	BASIN	ACRES	Ownership

Block Z-1(a)	Tumbes/Talara	739,205	100%
Block XIX(a)	Tumbes/Talara	472,860	100%
Block XXII(b)	Lancones/Talara	948,000	100%
Block XXIII(b)	Tumbes/Talara	248,000	100%
Total		2,408,065

(a)           License Contract

(b)           Negotiating License Contract

Description of Block Z-1 and License Contract

Block Z-1, a coastal offshore area encompassing 739,205 acres, is situated at the southern end of the Gulf of Guayaquil in northwest Peru. Geologically, the block lies within the Tumbes basin. From the coastline, water depths increase gradually. The average water depth of the area is approximately 200 feet and only 10% of the area has depths greater than 500 feet. Located within Block Z-1 are five structures which were drilled in the 1970’s and 1980’s by previous operators, including Tenneco, Inc. and Belco Oil and Gas Corporation. These structures are known as the Albacora, Barracuda, Corvina, Delfin and Piedra Redonda fields. Wells drilled in each of these structures encountered hydrocarbons, principally natural gas, while drilling at depths ranging from 6,000 to 12,000 feet. However, at the time the wells were drilled, it was not considered economic to produce and sell natural gas from the fields. Consequently, the wells were either suspended or abandoned.

We originally acquired our initial interest in Block Z-1 in a joint venture with Syntroleum Corporation, under an exploration and production license contract dated November 30, 2001, with an effective date of January 29, 2002. Under the original contract, BPZ owned a 5% non-operating working interest in the block. Syntroleum later transferred its interest to Nuevo Energy, Inc. Subsequent to the merger of Nuevo Energy, Inc. and Plains Exploration and Production Company, Nuevo Energy, Inc. transferred its interest in Block Z-1 to BPZ which then assumed a 100% working interest, as well as the remaining obligations under the contract. Perupetro approved the assumption of Nuevo’s interest by BPZ and the designation of BPZ as a qualified operator under the contract in November 2004. This action was subject to official ratification and issuance of a Supreme Decree by the government of Peru, which was issued in February 2005. Accordingly, an amended contract was signed with Perupetro, naming BPZ as the owner of 100% of the participation under the License Contract.

The License Contract provides for an initial exploration phase of seven years, which is divided into four periods, and can be extended under certain circumstances up to an additional six years. Each period has a commitment for exploration activities and requires a financial guarantee to secure the performance of the work commitment during such period. Block Z-1 is currently in the second exploration period. During the second exploration period, we must drill at least one exploratory well or acquire 300 square kilometers of seismic data. We posted a $1.3 million performance bond in January 2005 in connection with the second exploration period which was originally scheduled to last for 24 months and end in July 2006. However, permission was granted to extend the second exploration period to May 2007 to compensate for the delay by the Ministry of Energy and Mines in approving our Environmental Impact Study. In December, 2006, as a result of the drilling of our first well, the CX11-21XD, the $1.3 million performance bond and related cash posted as collateral was released. The third exploration period is scheduled to begin in May 2007 and expire in November 2008. It will require the drilling of an additional exploratory well or other equivalent work commitments and will require a performance bond of $1.0 million. The fourth and final exploration period is scheduled to begin in November 2008 and expire in November 2009. It will also require the drilling of an additional exploratory well or other equivalent work commitments and will require a performance bond of $1.0 million. The performance bond amounts are not cumulative, and are released at the end of each exploration period if the work commitment for that period has been satisfied. In addition, we are required to make technology transfer payments related to training costs of Perupetro professional staff during the exploration phase of $50,000 per year.

The exploitation or development period of the contract will commence as soon as we declare a commercial discovery and receive approval for a field development plan. We must declare a commercial discovery no later than the end of the last exploration period, including any extensions or deferments. Under the contract, oil exploration, development and production can continue for a total of up to 30 years from the effective date of the contract, and gas exploration, development and production can continue for up to 40 years. Royalties under the contract vary from 5% to 20% based on production volumes.

Description of Block XIX and License Contract

Block XIX covers approximately 472,860 acres, lying entirely onshore and adjacent to Block Z-1 in northwest Peru. Geologically, the block lies primarily within the Tumbes basin of Oligocene-Neogene age, but also covers part of the Talara Basin to the south.

In February 2003, we entered into a Technical Evaluation Agreement with Perupetro for Block XIX. In December 2003, we signed a license contract whereby we acquired a 100% interest in Block XIX. The term for the exploration period is seven years and can be extended under certain circumstances for an additional period of up to three years. If a commercial discovery is made during the exploration period, the contract will allow for the exploration and production of oil for a period of 30 years from the effective date of the contract and the exploration and production of gas for a period of 40 years. Royalties under the contract vary from 5% to 20% based on production volumes.

The seven year exploration phase is divided into five periods of 18 months, 24 months, 15 months, 15 months and 12 months, respectively. We are currently in the second exploration period, which is scheduled to end in August 2007, unless an extension of up to six months to complete the work commitment is requested. During the second exploration period, we are required to acquire and interpret 100 kilometers of new 2-D seismic data and to conduct certain integrated geological, geophysical, geochemical and reservoir engineering evaluation studies. In connection with the second exploration period, we posted a $350,000 performance bond in August 2005. The third exploration period is scheduled to begin in August 2007 and will require a performance bond of $585,000. The fourth exploration period is scheduled to begin in November 2008 and will require a performance bond of $585,000. The fifth and final exploration period is scheduled to begin in February 2009 and will require a performance bond of $585,000. The performance bond amounts are not cumulative, and will be released at the end of each exploration period if the work commitment for that period has been satisfied. In addition, we are required to make technology transfer payments related to training costs of Perupetro professional staff during the exploration phase in the amount of $5,000 per year. The exploitation, or development, period of the contract will commence as soon as the Company declares a commercial discovery and receives approval for a field development plan. We must declare a commercial discovery no later than the end of the last exploration period, including any extensions or deferments.

Description of Block XXII

Block XXII is located onshore in northwest Peru within the Lancones Basin of Cretaceous—Upper Eocene Age and covers an area of approximately 948,000 acres. The Lancones Basin is primarily an exploratory area and has had limited drilling and seismic activity.  In December 2005, the Company notified Perupetro that it had decided to exercise its exclusive option to convert its Technical Evaluation Agreement on Block XXII (formerly known as Area VI), into a License Contract. In March 2006, the Company was notified by Perupetro that it qualified as an operator for Block XXII. The negotiations on the License Contract are still underway and the Company does not have sufficient information to determine the timing nor estimate the value of the various obligations and commitments in connection with this property.

Description of Block XXIII

In July 2006, Perupetro informed the Company that its proposal for Block XXIII, which consists of approximately 248,000 acres and is located onshore in northwest Peru between the Company’s Blocks Z-1 and XIX, was the winning bid in their recent tender process. The Company has presented all necessary documentation to become the qualified operator of this new block under an exploration and production license contract. The Company’s proposal covers only the exploration period and commits the Company to drill a certain number of wells, acquire certain amount of either 2-D or 3-D seismic data and prepare an integrated geological, geochemical and reservoir engineering evaluation of the hydrocarbon prospects in the block. In connection with this block, after the License Contract has been signed, the Company will have to post a performance bond to guarantee its various obligations and commitments. However, as the negotiations on the License Contract are still underway, the Company does not have sufficient information to determine the timing, nor to estimate the value of the performance bond to be posted in connection with this property.

Oil and Gas Resources

During 2004, we retained Gaffney Cline & Associates, Inc. (“GCA”), an internationally recognized firm of independent reserve engineers, to evaluate the oil and gas resource potential of the Corvina and Piedra Redonda Fields located in the Block Z-1 license contract area. GCA focused its evaluation on the wells that were drilled by previous operators of Block Z-1 and the seismic and other geological and geophysical data available on the block.

In the Corvina Field, five wells were drilled, including two wells drilled by Tenneco, Inc. in the mid-1970’s and three wells drilled by Belco Oil and Gas Corporation (“Belco”) in the late 1970’s and early 1980’s. Two drilling and production platforms were set up by Belco during this period and are still in place in the Corvina Field. The platforms need to be repaired and refurbished, but they are structurally sound, and we believe they are suitable for our future operations. All seven wells in the Corvina Field encountered indications of natural gas and apparent reservoir-quality formations, although only one of the wells, the CX11-16X, was completed and tested. At the time these wells were drilled, there was no commercial market for natural gas in the region. The CX11-16X produced natural gas during two separate tests over a period of approximately 20 days each and was then temporarily abandoned. We believe this well can be reestablished to produce gas at rates we believe to be  commercially producible.

In the Piedra Redonda Field, two wells were drilled by Belco in the late 1970’s and early 1980’s. Indications of natural gas were present in both wells. One well was completed, while the other well encountered abnormally high pressures and was abandoned for mechanical reasons prior to reaching its intended total depth. A previously constructed drilling and production platform is still in place in the Piedra Redonda Field. The completed well in the Piedra Redonda Field, the C18X, produced natural gas over a period of approximately 20 days during an extended test in 1979 and was also temporarily abandoned. We believe this well can be reestablished as a commercially producing well.

GCA reviewed all available technical data available with respect to the Corvina and Piedra Redonda Fields, including a large volume of 2-D seismic data, well logs, drilling and completion reports, well test information, and other geological and geophysical data and analysis. The Company intends to develop these resources as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The development of these resources will require a significant financial investment which is presently estimated to be in excess of $149.3 million.  We do not currently have the financial capacity or commitments for a development program of this magnitude. Accordingly, the Company has not disclosed amounts of proved reserves in its SEC filings. At such time as we obtain sufficient financial commitments to proceed with the full development of Block Z-1 and all other conditions necessary to record proved reserves are met, we expect to record SEC proved reserves as permitted under SEC rules and disclose such reserves in future SEC filings.

Properties in Ecuador

Through our wholly-owned subsidiary, SMC Ecuador Inc., a Delaware corporation, and its registered branch in Ecuador, we also own a 10% non-operated working interest in an oil and gas producing property, Block 2, located in the southwest region of Ecuador (the “Santa Elena Property”). The Santa Elena Property is located west of the city of Guayaquil along the coast of Ecuador. The License Contract provides for royalty payments equal to 23% of production. There have been almost 3,000 wells drilled in the field since production began in the 1920’s. Currently, there are approximately 1,250 active wells which produce approximately 2,000 barrels of oil per day. The majority of the wells produce intermittently by gas lift, mechanical pump or swabbing techniques. Crude oil is gathered in holding tanks and pumped via pipeline to an oil refinery in the city of Libertad, Ecuador. The license agreement covering the property extends through May 2016.

Regulation

General

Various aspects of our oil and natural gas operations are currently or will be subject to various foreign laws and governmental regulations. These regulations may be changed from time to time in response to economic or political conditions. Although we believe that our operations are and will be in substantial compliance with existing legislation and requirements of governmental bodies, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. Our principals have many collective decades of experience in dealing directly with the Peruvian government on energy projects and in some cases have been directly involved in the drafting and promulgation of petroleum legislation. Therefore we believe we are in a unique position to understand and comply with local rules and regulations. However, our current permits and authorizations and our ability to obtain future permits and authorizations may, over time, be susceptible to increased scrutiny and greater complexity which could result in increased costs or delays in receiving appropriate authorizations.

Peru

Peruvian hydrocarbon legislation.  Peru’s hydrocarbon legislation, which includes the Organic Hydrocarbon Law No. 26221 and the regulations thereunder (the “Organic Hydrocarbon Law”), governs our operations in Peru. This legislation covers the entire range of petroleum operations, defines the roles of Peruvian government agencies which regulate and interact with the oil and gas industry, requires that investments in the petroleum sector be undertaken solely by private investors (either national or foreign), and provides for the promotion of the development of hydrocarbon activities based on free competition and free access to all economic activities. This law provides that pipeline transportation and natural gas distribution must be handled via contracts. All other petroleum activities are to be freely operated and are subject only to local and international safety and environment standards.

Under this legal system, Peru is the owner of the hydrocarbons located below the surface in its national territory. However, Peru has given the ownership right to extracted hydrocarbons to Perupetro, a state company that is responsible for promoting and overseeing the investment of hydrocarbon exploration and exploitation activities in Peru. Perupetro is empowered to enter into contracts for either the exploration and exploitation or the exploitation of petroleum and gas on behalf of Peru, which are described further below. The Peruvian government also plays an active role in petroleum operations through the involvement of the Ministry of Energy and Mines, the specialized government department in charge of devising energy, mining and environmental protection policies, enacting the rules applicable to all these sectors and supervising compliance with such policies and rules. Within the Ministry of Energy and Mines, the Supervising Office for Investments in Energy (“OSINERG”) is the agency charged with economic and technical supervision. We are subject to the laws and regulations of all of these entities and agencies.

Perupetro generally enters into either license contracts or service contracts for hydrocarbon exploration and exploitation. Peru’s laws also allow for other contract models, but the investor must propose contract terms that are compatible with Peru’s interests. A company must be qualified by Perupetro to enter into hydrocarbon exploration and exploitation contracts in Peru. In order to qualify, the company must meet the standards under the Regulations Governing the Qualifications of Oil Companies. These qualifications generally require the company to have the technical, legal, economic and financial capacity to comply with all obligations it will assume under the contract based on the characteristics of the area requested, the possible investments and the environmental protection rules governing the performance of its operations. When a contractor is a foreign investor, it is expected to incorporate a subsidiary company or registered branch in accordance with Peru’s municipal laws and appoint representatives who will interact with Perupetro.

Our Peruvian branch, BPZ Energy, Inc., Sucursal Peru, has been qualified by Perupetro with respect to our current contracts. However, Perupetro reviews the qualification for each specific contract to be signed by a company. Additionally, the qualification for foreign companies is granted in favor of the home office or corporation, which is jointly and severally liable at all times for the technical, legal, economic and financial capacity of its Peruvian branch.

When operating under a license contract, the licensee is the owner of the hydrocarbons extracted from the contract area during the performance of operations, and pays royalties which are collected by Perupetro. The licensee can market the hydrocarbons in any manner whatsoever, subject to a limitation in the case of natural emergencies where the law stipulates such manner.

Licensees are obligated to submit quarterly reports to the Petroleum Bureau (Direccion General de Hidrocarburos). Licensees must also submit a monthly economic report to the Central Bank of Peru. These reports are generally combined and delivered together with other operating reports required to be submitted to Perupetro.

Previously, all license contracts were granted by the Ministry of Energy and Mines. The change to Perupetro as the license contract grantor subjects all license contracts to a new legal framework. Although there is precedent for these new licensing procedures, there may still be some uncertainly as to exactly how the licensing procedures will function in the future.

Under exploitation service contracts, the ownership of all of the extracted petroleum is vested in Perupetro and the company will receive compensation agreed to by the parties. However, Perupetro is granted the power to remunerate the investor either in cash or in kind, depending on the level of investment and the volume of production. We have no service contracts, nor do we foresee operating under this form of contract.

The duration of the license contracts is based on the nature of the hydrocarbons discovered. The contract duration for crude oil is thirty years, while the contract duration for natural gas and condensates is forty years. The periods commence on an agreed date and are determined based on location of the contract area, season of the year in which exploration commences, and other similar factors. Contracts typically include an exploration phase and an exploitation phase, unless the contract is solely an exploitation contract. Within the contract term, seven years is allotted to exploration, with the possibility of three extensions of one year each. There is also a potential deferment period for a maximum of ten years if certain factors recognized by law delay the economic viability of a discovery, such as lack of transportation facilities or lack of a market. The exploration phase is generally divided into several periods, with a maximum of seven periods, and each period includes a minimum work program. The fulfillment of work programs must be supported by an irrevocable bank guaranty, usually in the amount of thirty to forty percent of the estimated value of the minimum work program.

Perupetro also grants technical evaluation agreements. These agreements give the contractor the right to conduct technical evaluations of the areas under such agreements and to enter into license contracts if the evaluations indicate the potential for profitable operations. The technical evaluation agreement is generally for a period of twenty-four months, depending upon the volume and nature of the work to be carried out.

We currently have two license contracts and are in the process of finalizing negotiations on the terms and conditions of two additional license contracts. As of May 22, 2007, we believe we were in compliance with all of the material requirements of each of such contracts. We have executed certain letters of guaranty to guarantee our performance under the license contracts and technical evaluation agreements, including a $350,000 bond posted in August 2005, to secure our obligation under the license contract for Block XIX. The bond was partially secured by the deposit of restricted cash with the financial institution which issued the bond. Should we fail to fulfill our obligations under the License Contract without technical justification or other good cause, Perupetro could seek recourse to the bond or terminate the license.

Peruvian fiscal regime.  Peru’s fiscal regime determines the levels of the government’s entitlement from petroleum activities. This regime is subject to change, which could negatively impact our business.

License contracts are subject to royalty payments, which are usually a fixed percentage of the actual production sold. The taxing regulations stipulate a minimum royalty payment of five percent increasing incrementally to a maximum of twenty percent based on production.

The Organic Hydrocarbon Law and the Regulations Governing the Tax Stability Guaranty and Other Tax Rules of the Organic Hydrocarbon Law provide that the tax regime in force on the date of signing a contract will remain unchanged during the term of the contract. Therefore, any change to the tax regime, which results in either an increase or decrease in the tax burden, will not affect the operator.

During the exploration phase, operators are exempt from import duties and other forms of taxation applicable to goods intended for exploration activities. Exemptions are withdrawn at the production phase, but exceptions are made in certain instances, and the operator may be entitled to import goods tax-free for an additional two-year period.

Taxable income is determined by deducting allowable operating and administrative expenses, including royalty payments. Income tax is levied on the income of the operator based upon the legal corporate tax rate in effect at the date the contract was signed. Operators engaged in the exploration and production of crude oil, natural gas and condensates must determine their taxable income separately for each license contract under which they operate. Where a contractor carries out these activities under different individual license contracts, it may offset its earnings before income tax under one license contract with losses under another license contract, as long as the contract with the loss is in the production phase or has been relinquished, for purposes of determining the corporate income tax.

Peruvian labor and safety legislation.  Our operations in Peru will also be subject to the Unified Labor Law, which governs the labor force in the petroleum sector. In addition, the Organic Hydrocarbon Law and related Safety Regulations for the Petroleum Industry also regulate the safety and health of workers involved in the development of hydrocarbon activities. All entities engaged in the performance of activities related to the petroleum industry must provide the General Hydrocarbons Bureau on a semi-annual basis with the list of their personnel, indicating their nationality, specialty and position. These entities must also permanently train their workers on the application of safety measures in the operations, and control of disasters and emergencies. Each entity must keep detailed records of all accidents that occur in its operations and report all accidents to the General Hydrocarbons Bureau. The regulations also contain provisions on accident prevention and personnel health and safety, which in turn include rules on living conditions, sanitary facilities, water quality at workplaces, medical assistance and first-aid services. Provisions specifically related to the exploration phase, which is our current phase of operations, are also contained in the regulations and include safety measures in camps, medical assistance, food conditions, and handling of explosives. Additional safety regulations may also apply as we expand and develop our operations.

Peruvian electric power legislation.  Our business plan envisions the generation of electricity and the sale of such electric power in Peru. The basic laws in Peru governing electric power, which will apply to our future operations, are the Law of Electric Power Concessions and the Regulations for the Environmental Protection of Electric Power Activities, the corresponding regulations for each, as well as additional related laws and regulations, including all legislation regarding Electric Power Tariffs and all regulations and technical norms created by the National Commission of Electric Power Tariffs.

Peruvian environmental regulation.  Our operations are subject to numerous and frequently changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Peru has enacted specific environmental regulations applicable to the petroleum industry. The Code on the Environment and the Natural Resources establishes a framework within which all specific laws and regulations applicable to each sector of the economy are to be developed. These laws and regulations are designed to ensure the continual balance of environmental and petroleum interests. The regulations stipulate certain environmental standards expected from contractors. They also specify appropriate sanctions to be enforced by the Ministry of Mines and Energy if a contractor fails to maintain such standards. The Ministry of Mines and Energy is charged with the responsibility of issuing the applicable standards. OSINERG is responsible for ensuring compliance with applicable environmental rules covering hydrocarbon activities.

The Organic Hydrocarbon Law also addresses the environmental regulatory regime in Peru. The law originally prohibited any mining or extractive operations within certain areas designated for protection. It was, however, subsequently modified to enable investors to prospect for hydrocarbons within protected areas, provided there is compliance with several obligations. We must comply with these obligations as we conduct our business on an ongoing basis. The Environmental Regulations for Hydrocarbon Activities provide that companies participating in the implementation of projects, performance of work and operation of facilities related to hydrocarbon activities, are responsible for the emission, discharge and disposal of wastes into the environment. Companies must annually file a report corresponding to the previous year describing the company’s compliance with the environmental legislation in force.

Companies involved in hydrocarbon activities must also prepare and file an Environmental Impact Study (“EIS”) with the General Hydrocarbons Bureau, which is part of the Ministry of Energy and Mines, in order for the relevant activities to comply with the maximum permissible emission limits set forth by the Ministry of Energy and Mines. An EIS must be prepared for each project to be carried out. All of these proposals must be approved by the General Environmental Bureau, which is also part of the Ministry of Energy and Mines.

In addition, any party responsible for hydrocarbon activities must file an “Oil Spill and Emergency Contingency Plan” with the General Hydrocarbons Bureau. The plan must be updated at least once a year and must contain information regarding the measures to be taken in the event of spills, explosions, fires, accidents, evacuation, etc. It must also contain information on the procedures, personnel and equipment required to be used and procedures to be followed to establish uninterrupted communication between the personnel, the government representatives, the General Hydrocarbons Bureau and other State entities.

Peru has recently enacted amendments to its environmental law, imposing substantial restrictions on the use of natural resources, interference with the natural environment, location of facilities, handling and storage of hydrocarbons, use of radioactive material, disposal of waste, emission of noise and other activities. Additionally, the laws require monitoring and reporting obligations in the event of any spillage or unregulated discharge of hydrocarbons.

Any failure to comply with environmental protection rules, the import of contaminated products, or failure to keep a monitoring register or send reports to the General Hydrocarbons Bureau in a timely fashion, could subject the company to fines. In addition, the General Hydrocarbons Bureau may consider imposing a prohibition or restriction of the relevant activity, an obligation to compensate the aggrieved parties and/or an obligation to immediately restore the area. The company responsible for any default can also be subject to a suspension of operations for a term of one, two or three months, or indefinitely. Furthermore, any contract signed with the Peruvian government, the implementation of which jeopardizes or endangers the protection or conservation of protected natural areas, can be terminated.

We are subject to all Peruvian environmental regulations applicable to the petroleum industry now in existence and those existing in the future. The enactment and enforcement of environmental laws and regulations in Peru is relatively new. We are therefore uncertain how Peruvian authorities will enforce and supervise environmental compliance and standards. Further, we cannot predict any future regulation or the cost associated with future compliance.

Although we believe that our operations are in substantial compliance with existing environmental requirements, our ability to conduct continued operations is subject to satisfying applicable regulations. Our current permits and authorizations and ability to obtain future permits and authorizations may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs, or delays in receiving appropriate authorizations. In particular, we may experience in the future delays in obtaining permits and authorizations in Peru necessary for our operations. We are required to obtain an environmental permit or approval from the government in Peru prior to conducting any seismic operations, drilling a well or constructing a pipeline in Peruvian territory, including the waters offshore Peru where we intend to conduct oil and gas operations.

Compliance with Existing Legislation in Peru

Although we believe that our operations are and will be in substantial compliance with existing legislation and requirements of Peruvian governmental bodies, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. As noted above, our principals have many collective decades of experience in dealing directly with the Peruvian government on energy projects and in some past cases have been directly involved in the drafting and promulgation of petroleum legislation. Therefore, we believe we are in a good position to understand and comply with local rules and regulations.

Ecuador

SMC Ecuador, Inc. has had its 10% non-operating interest in the Santa Elena oil fields since 1997. As a non-operator, we are not directly subject to the laws and regulations of Ecuador covering the oil and gas industry and the environment. However, if we begin operating activities in Ecuador, we will be directly subject to such laws and regulations.

Environmental Compliance and Risks

As an owner or lessee and operator of oil and gas properties throughout South America, we are subject to various national, state and local laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the contractor under an oil and gas license agreement for the cost of pollution clean-up resulting from operations, subject the contractor to liability for pollution damages, and require suspension or cessation of operations in affected areas.

Except for certain pollution coverage related to our barge, we do not presently maintain environmental insurance coverage, because, in management’s judgment, such coverage is not cost-effective at this time in view of our limited activities. However, we may acquire such insurance coverage in the future based on our assessment of the risks of our operations and the costs of such coverage. No such coverage can insure us fully against all environmental risks. We are not aware of any environmental claims existing which would have a material impact upon our financial position or results of operations.

We have made and will continue our efforts to comply with these requirements, which we believe are necessary to successful long-term operations in the oil and gas industry. We have established guidelines for continuing compliance with environmental laws and regulations. In order to carry out our plan of operation, we are required to conduct environmental impact studies and obtain environmental approvals for operations. We have engaged outside consultants to perform these studies and assist us in obtaining necessary approvals. Our estimated cost for these studies and assistance related to the Corvina gas-to-power project, Block XIX and Albacora are approximately $571,000, of which $488,000 has been incurred as of March 31, 2007.

We do not believe that compliance with federal, state or local provisions regulating the discharge of materials into the environment, or otherwise relating to the protection of the environment, will have a material adverse effect upon the capital expenditures, earnings or competitive position of the Company or its subsidiaries. However, there is no assurance that changes in or additions to laws or regulations regarding the protection of the environment will not have such an impact.

Operational Hazards and Insurance

Our operations will be subject to the usual hazards incident to the drilling and production of oil and gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution, releases of toxic gas and other environmental hazards and risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations.

As is common in the oil and natural gas industry, we do not insure fully against all risks associated with our business either because such insurance is not available or because premium costs are considered prohibitive. We currently have general liability insurance coverage which we believe is adequate for our current stage of operations based on management’s assessment.  Such insurance may not cover every potential risk associated with the drilling, production and processing of oil and gas. In particular, coverage is not obtainable for all types of environmental hazards. Additionally, the occurrence of a significant adverse event, the risks of which are not fully covered by our insurance policy, could have a material adverse effect on our financial condition and results of operations. Moreover, no assurance can be given that we will be able to maintain adequate insurance or increase current coverage amounts at rates we consider reasonable.

Research and Development

We seek to use advanced technologies in the evaluation of our oil and gas properties and new opportunities. We generally do not develop such technologies internally, but our technical team works with outside vendors to test and utilize these technologies to the fullest practical extent, particularly in the application of geophysical and exploration software. In certain cases, our collaboration has aided the development of these technologies. We do not believe we have incurred any quantifiable incremental costs in connection with research and development activities.

Offices and Employees

Our corporate headquarters office is in Houston, Texas, where we lease approximately 7,770 square feet of office space under a five-year lease which expires on September 30, 2010 and 2,580 square feet of adjacent office space under a two-year sublease which expires on February 28, 2009. We also maintain administrative offices in Lima, Peru of 3,700 square feet and Quito, Ecuador of 829 square feet, both under month-to-month leases.

As of March 31, 2007, we employed 18 full-time employees (of which 3 are executive officers) in our Houston office and 20 full-time employees (of which 1 is an executive officer) in our Lima, Peru office.  We had one full-time employee in the Quito, Ecuador office.  BPZ believes that its relationship with its employees is satisfactory. None of our employees are represented by a union.

Competition

There is intense competition in the oil and gas industry with respect to the acquisition of producing properties, undeveloped acreage, and rights to explore for these properties. Many major and independent oil and gas companies actively pursue and bid for the mineral rights of desirable properties, and many companies have been actively engaged in acquiring oil and gas properties in Peru and Ecuador.

We believe that our early efforts and knowledge of our targeted areas have given us a competitive advantage in Peru, and to a lesser extent, in Ecuador. Although there are unleased tracts within our target area, we believe that these properties may be less attractive to other companies because it will be difficult for them to obtain a significant amount of contiguous mineral acres. This results in part from our significant holdings in the vicinity of these unleased tracts. However, increased demand for license rights in surrounding areas may impact our ability to expand and grow in the future, particularly because many of our competitors have substantially greater financial and other resources, better name recognition and longer operating histories. As a result, we may not be able to acquire additional oil and gas properties in desirable locations.

There is also intense competition in the oil and gas industry for access to drilling and other contract services and experienced technical and operating personnel needed to drill and complete wells. We recently experienced difficulty obtaining a drilling rig for our planned drilling operations, but now have a drilling rig under contract. Competition for drilling and contract services in our target area is increasing and may affect our plan of operation. We are adjusting our operating plans and timelines to adapt to this changing environment. Increasing future demand for drillers and contractors may limit our ability to execute in a timely manner and may negatively impact our ability to grow.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial data, as it relates to each of the fiscal years 2002 through 2006, has been derived from the audited consolidated financial statements, including the consolidated balance sheets at December 31, 2006 and 2005 and the related consolidated statements of operations and of cash flows for the three years ended December 31, 2006 and the notes thereto appearing elsewhere herein. The following selected historical financial data should be read in connection with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected historical financial results presented here are not necessarily indicative of results to be expected in future periods.

	For the three months ended March 31,		For the year ended December 31,
	2007	2006	2006	2005	2004	2003	2002

Revenue	$—	$—	$—	$—	$—	$—	$—

Operating and administrative expenses:
General and administrative	2,136,236	1,575,440	8,306,356	4,422,747	1,856,111	537,125	158,115
Stock-based compensation	959,559	542,915	3,225,508	1,382,479	7,059,081	—	—
Geological, geophysical and engineering	101,588	466,403	2,048,742	998,131	360,965	—	—
Depreciation expense	54,497	37,168	213,815	29,638	157	—	—

Total operating expenses	3,251,880	2,621,926	13,794,421	6,832,995	9,276,314	537,125	158,115

Operating loss	(3,251,880)	(2,621,926)	(13,794,421)	(6,832,995)	(9,276,314)	(537,125)	(158,115)

Other income (expense):
Income from investment in Ecuador property, net of amortization	(183,943)	189,655	1,403,298	468,726	147,861	—	—
Interest expense	(1,178)	(1,452)	(15,815)	(11,149)	(66,959)	—	—
Amortization of deferred financing costs	—	—	—	(67,561)	(360,439)	—	—
Registration delay expense	—	(1,031,946)	(3,552,513)	(515,967)	—	—	—
Interest income	240,307	222,003	787,455	509,808	—	—	—
Merger costs	—	—	—	—	(5,470,455)	—	—
Miscellaneous income	6,661	5,000	(315,463)	42,149	13,129	1,445	—
Net loss on sale of asset	(8,985)	—	—	—	—	—	—

Total other income (expense)	52,862	(616,740)	(1,693,038)	426,006	(5,736,863)	1,445	—

Loss before income taxes	(3,199,018)	(3,238,666)	(15,487,459)	(6,406,989)	(15,013,177)	(535,680)	(158,115)

Income taxes	6,374	—	—	—	—	—	—

Net loss	$(3,205,392)	$(3,238,666)	$(15,487,459)	$(6,406,989)	$(15,013,177)	$(535,680)	$(158,115)

Basic and diluted net loss per share	$(0.06)	$(0.08)	$(0.35)	$(0.20)	$(0.99)	$(0.13)	$(0.04)

Weighted average common shares outstanding	54,309,294	40,845,270	44,751,761	31,899,291	15,169,823	4,103,454	4,103,454

Balance Sheet Data:
Working Capital	$8,653,313	$27,565,483	$22,057,206	$29,036,304	$3,611,410	$(376,312)	$(359,812)
Property, equipment and construction in progress, net	50,129,809	8,738,948	38,726,910	4,365,040	5,505	—	—
Total assets	74,435,100	40,704,204	74,036,726	38,090,980	5,161,095	252,336	26,142
Total long-term debt	51,298	68,930	55,815	70,908	—	755,000	—
Stockholders’ equity (deficit)	61,592,532	39,589,746	63,635,905	36,731,577	4,586,155	(891,312)	(355,632)

Cash Flow Data:
Cash flow provided by/(used in) operating activites	(1,032,261)	(3,089,181)	(6,681,722)	(4,461,328)	(1,473,800)	(528,806)	7,086
Cash flow used in investing activities	(11,466,381)	(4,411,076)	(34,269,582)	(5,745,130)	(1,305,662)	(240,000)	—
Cash flow provided by financing activities	197,943	5,008,022	36,820,407	35,647,397	6,785,497	755,000	—

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Business Overview

BPZ Energy, Inc., (the “Company” or “BPZ”) a Colorado corporation, formerly named Navidec, Inc., was incorporated in 1993 and is based in Houston, Texas with offices in Lima, Peru and Quito, Ecuador. We are an exploratory stage company focused on the exploration and production of oil and natural gas and we intend to utilize part of our future natural gas production for the complementary development of gas-fired power generation.

On September 10, 2004, BPZ Energy, Inc., a Texas corporation, (BPZ-Texas”) consummated a reverse merger with Navidec, Inc., a Colorado corporation (“Navidec”), whereby BPZ-Texas became a wholly owned subsidiary of Navidec (the “Merger”). See “Business and Properties—Navidec Merger Transaction” and Note 2 to the Company’s Consolidated Financial Statements as of December 31, 2006, 2005 and 2004,both included in this filing, for detailed discussion regarding the Merger.

We maintain a registered branch office in Peru.  Currently, we have exclusive rights and license agreements for oil and gas exploration and production covering a total of approximately 2.4 million acres in northwest Peru. Our license contracts cover 100% ownership of both Block Z-1 (739,205 acres) and Block XIX (472,860 acres). The Block Z-1 contract was signed in November 2001, and the Block XIX contract was signed in December 2003. Our license contracts provide for an initial exploration period of seven to thirteen years and seven to ten years, respectively, and require that we conduct specified activities on the properties during this period. If the exploration activities are successful, the total contract term can extend up to 30 years for oil exploration and production and up to 40 years for gas exploration and production. We have presented all necessary documentation requested by Perupetro in order to become the qualified operator under a license contract for Block XXII (948,000 acres, referred to as Area VI in previous filings) which we previously held under a Technical Evaluation Agreement. Subsequently, in March 2006, we were notified by Perupetro that we qualified as an operator for Block XXII. In July 2006 Perupetro officially informed us that our proposal for the 248,000 acre Block XXIII, located onshore in northwest Peru between our Blocks Z-1 and XIX, was the winning bid in their recent license tender process. We have presented all necessary documentation to become the qualified operator of this new block under an exploration and production license contract.

Through our wholly owned subsidiary, SMC Ecuador Inc., a Delaware corporation, and its registered branch in Ecuador, we own a 10% non-operated working interest in an oil and gas producing property, Block 2, located in the southwest region of Ecuador (the “Santa Elena Property”). The license agreement covering the property extends through May 2016.

We are in the exploratory stage of our oil and natural gas business and to date our activities in Peru have been primarily limited to analysis and evaluation of technical data on the properties and preparation of the development plans for the properties, including detailed engineering and design of the power plant and gas processing facilities, refurbishment of one of our offshore platforms, procuring machinery and equipment for an extended drilling campaign, obtaining all necessary environmental and operating permits and securing the required capital and financing to complete the current plan of operation.  We commenced drilling of our initial well, the CX11-21XD, in the Corvina Gas Field at the CX-11 platform in September 2006, and a total depth of 10,457 feet (9,234 feet true vertical depth) was reached in November 2006.  In March 2007, after a total of six Drill Stem Tests were conducted on separate potential pay zones from the Lower and Upper Zorritos formations, the well tested positive for both gas and oil in quantities that we believe to be commercially producible.  We are currently in the process of working-over the shut-in CX11-16X well, and will then begin drilling our second new well in the Corvina field, to test for additional gas reserves and further appraise the oil discovery. However, we caution readers that test data is not necessarily indicative of actual results.  We have not drilled any other wells or recognized any revenues from operations, and we do not anticipate generating significant revenues from our properties prior to early 2008.

Plan of Operation

Corvina Oil Development and Gas-to-Power

Our plan of operation is initially focused on the development and exploitation of the oil and natural gas resource opportunities in the offshore Block Z-1 in northwest Peru, in which we own a 100% working interest.  In order to achieve our objectives, we must obtain significant financing from external sources.  To date we have raised approximately $115 million through several private placements of our common stock.  On December 20, 2006, the International Finance Corporation’s (“IFC”) Board of Executive Directors approved a $100 million debt financing package related to this project.  In addition, on April 20, 2007, the Company agreed in principal to a private placement of its common stock for gross proceeds of approximately $35 million.  On May 4, 2007 pursuant to a Stock Purchase Agreement, the Company committed to sell approximately 6.7 million shares to sixteen institutional and accredited investors at a price of $5.25 per share.  The proceeds from this offering will be used primarily in an effort to accelerate the Corvina oil development and otherwise will be used consistent with the Company’s operating plan as described in the Company’s public filings.  The private placement shares will be issued under Regulation D of the Securities Act of 1933, as amended.  The shares issued will be restricted shares and will not be eligible for trading until registered with the SEC.  The Company committed to file a registration statement covering the shares no later than 30 days after the closing, and will use its reasonable best efforts to obtain its effectiveness no later than 60 days after filing the registration statement, or in the event of SEC review, 90 days after filing.  The Company is subject to a maximum aggregate penalty of 18% of the purchase price or $6.3 million if the registration statement related to the offering is not filed or declared effective within the timelines outlined above.  At the option of each investor, penalties are payable in cash or common stock of the Company.  Management believes that the possibility of the Company being subject to such penalty in future periods is remote, as determined under SFAS 5, “Accounting for Contingencies”.  See “Liquidity, Capital Resources and Capital Expenditures” below for further discussion.

Our Corvina Oil Development project has an estimated initial capital budget of $17 million.  In order to accelerate our oil production program in the Corvina field we will need to secure production equipment, as well as storage and transportation barges, to enable us to produce and then transport the oil to a nearby refinery.  We are in the initial stages of this project. We are planning to complete this project for first sales of oil in late 2007, though this schedule is subject to many factors outside our control, including obtaining all necessary equipment and no assurance can be given that we can meet this schedule.

Our Corvina Gas-to-Power project, with an estimated capital budget of $132.3 million, entails the refurbishment of the Corvina CX-11 platform, rehabilitation of an existing well and the drilling of two new wells, installation of a 10-mile gas pipeline from the platform to shore, construction of gas processing facilities and a 160 megawatt (“MW”) simple-cycle electric generating plant, and the construction of a 40-mile gas pipeline to supply gas to third party generators in Arenillas, Ecuador

Our first priority in the Corvina Gas-to-Power project is drilling the initial gas wells in the Corvina Gas Field to develop reserves and establish deliverability at expected levels. In December 2005, we signed a drilling contract with Petrex S.A., a subsidiary of Saipem SpA of Italy. Under this contract, Petrex S.A. provided us with a platform rig capable of drilling to 16,000 feet and upgraded the rig to meet our specifications. We paid $5.5 million to upgrade and mobilize the rig. In exchange, we received a competitive fixed day rate and exclusive rights to use the rig, at our option, during the two-year period commencing with delivery of the rig in September 2006. In addition, after the guaranteed two-year period, we have the option to extend the contract for an additional year at market rates.

In April 2006, we acquired and equipped a deck barge that was used to transport the drilling rig to the Corvina CX-11 platform and then act as a tender for offshore drilling operations at Corvina, and eventually at our other properties. The deck barge, officially named BPZ-01, is equipped with a 200 ton crane for loading and off-loading. BPZ-01 and related equipment, including a smaller 35 ton crane, two winches and related spare parts, were acquired for approximately $6.0 million. BPZ-01 is an important element in the Company’s strategy to control drilling costs by allowing the use of existing platforms and avoiding the use of high-priced drill ships or barges.

The Corvina Gas Field has two existing platforms, the CX-11, which we recently refurbished and the CX-13, which we plan to refurbish in the future. The CX-11platform was evaluated as fit for operations by the independent risk management consulting firm of ABSG Consulting, Inc.

We have completed drilling our first well and we plan to drill an additional new well from the Corvina CX-11 platform which also has a shut-in gas well which we intend to recomplete and utilize for gas production. We have secured all tubular goods required to meet our expected needs for the second well and the recompletion well. We have obtained the required environmental and drilling permits in order to commence drilling operations.  We commenced drilling of our initial well, the CX11-21XD, in the Corvina Gas Field at the CX-11 platform in September 2006 and a total depth of 10,457 feet (9,234 feet true vertical depth) was reached in November 2006. In March 2007, after a total of six Drill Stem Tests (DST) were conducted on separate potential pay zones from the Lower and Upper Zorritos formations, the well tested positive for both gas and oil in quantities that we believe to be commercially producible. However, we caution the reader that test results are not necessarily indicative of actual production.  The gas is essentially pure methane with no impurities, making it ideal for the Company’s proposed 160 MW power plant project, discussed further below, which will require 40 MMcfpd of feedstock.  The drilling of this first well at Corvina fulfills our contractual exploration commitment under the current second exploration period of the Block Z-1 License Contract. We are currently working-over the shut-in CX11-16X well, and will then begin drilling our second new well in the Corvina field, to test for additional gas reserves and further appraise the oil discovery.

Our initial plan of operation envisions the installation of a Company-owned 160 MW simple-cycle, gas-fired, electric generation plant at Nueva Esperanza, near the town of Caleta Cruz, in northwest Peru. In August 2005, we awarded the turnkey contract for the engineering, procurement and construction of the power plant project to BTEC Turbines LP of Houston (“BTEC”). The contract was awarded following a comprehensive six-month bidding process that included field visits by all of the bidders. The engineering portion of the contract is ongoing and nearing completion.  Final terms of the procurement and construction portions of contract are currently being negotiated. BTEC is expected to supply two General Electric Frame 7EA simple-cycle gas-fired turbines. BTEC will also act as the main contractor for the design, transportation, construction, startup and commissioning of the power plant. Our plan is to own 100% of the power plant. Accordingly, our revenues from the natural gas delivered to the power plant will be derived from the sale of electricity.

To transport the natural gas from the Corvina Gas Field to our planned power plant we intend to construct a 10-mile offshore pipeline. The power plant site is located adjacent to an existing substation and power transmission lines which, with certain upgrades, are expected to be capable of handling up to 360 MW of power. In order to support our proposed electric generation project, we commissioned an independent power market analysis for the region. The Peruvian electricity market is deregulated and power is transported through an interconnected national grid managed by the Committee for Economic Dispatching of Electricity. Based on this study, we believe we will be able to sell economic quantities of electricity from the initial 160 MW power plant. The market study also indicates that there may be future opportunities for us to generate and sell significantly greater volumes of power into the Peruvian and Ecuadorian power markets.

In addition to the local power market targeted in our initial project in Peru, we intend to simultaneously develop a gas sales strategy for nearby Ecuador to capitalize on what we believe to be significant upside gas potential of the Corvina and Piedra Redonda Gas Fields located in Block Z-1, as well as the potentially significant natural gas resources in the adjacent onshore Block XIX. These properties are within 30 miles of the Ecuadorian border and we plan to develop them for export sales of either raw gas or power generation via connection to the transmission system of Ecuador. Our plan for eventual Ecuadorian gas sales includes the construction of a 40-mile pipeline from Caleta Cruz, the terminal point of our offshore pipeline from the Corvina Gas Field, to Arenillas, Ecuador. We intend to sell gas for the generation of electricity by third party power producers in the local market in Ecuador. We are planning to complete this pipeline for first sales of gas to Ecuador in late 2008, though this schedule is subject to many factors outside our control, including all necessary financing and no assurance can be given that we can meet this schedule.

In addition to the initial Corvina Gas-to-Power and Corvina Oil development projects described above, we have exploration and development rights to other fields within Block Z-1 and Blocks XIX, XXII and XXIII.  We plan to seek additional financing for these projects from industry or capital market sources, and we are not currently planning to make significant capital expenditures for seismic acquisition, excluding Block XIX as described below, or other exploration and development activities beyond our initial Corvina Gas-to-Power project as described above, until we have secured such additional financing. Below is a brief summary of some of our possible future exploration and development projects.

Block Z-1

Future plans for Block Z-1 include:  further development of the Corvina and Piedra Redonda Gas Fields for future industrial markets, such as petrochemicals, and for additional gas sales into Guayaquil, Ecuador, known as the industrial center of Ecuador; the development of the Albacora Oil Field for which we have completed the baseline field work towards the securing of the environmental permits required for repair of an existing platform, the workover of three shut-in wells, and the related drilling program.  We have completed our internal evaluation of the Albacora oilfield’s estimated reserves based on the definitions and standards adopted in 1997 by the Society of Petroleum Engineers & World Petroleum Congresses (SPE/WPC), and we are seeking an independent certification of such reserves, though no assurance can be given that any such reserves can be proven, or will be certified as proven, or that we can demonstrate our technical or financial ability to recover any such reserves. We also have begun planning for eventual exploration and development work in the deeper water sections of Block Z-1

Block XIX

In April, 2007, the Company awarded a seismic contract to PGS Geophysical, to shoot 200 kilometers of 2-D seismic testing in Block XIX.  The contract amount is for approximately $4 million and is scheduled to commence during the second quarter, 2007.  Depending on the results of this work, we may elect to drill an exploratory well.  We have secured the environmental permits and other authorizations to perform seismic testing in this block.

Blocks XXII and XXIII

We have initiated negotiations to obtain a license contract for exploration and development activities for Block XXII, which until December 31, 2005, we held under a Technical Evaluation Agreement. Block XXII is a large onshore block in northwest Peru which encompasses the Lancones Basin. In March 2006, we were notified by Perupetro that we qualified as an operator of Block XXII.

In July 2006, Perupetro officially informed us that our proposal for the 248,000 acre Block XXIII, located onshore in northwest Peru between our Blocks Z-1 and XIX, was the winning bid in their tender process. We have presented all necessary documentation to become the qualified operator of this new block under an exploration and production license contract.

Results of Operations

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

	For the Year Ended December 31,
	2006	2005	Increase/ (Decrease)
General and administrative	$8,306,356	$4,422,747	$3,883,609
Stock-based compensation	3,225,508	1,382,479	1,843,029
Geological, geophysical and engineering	2,048,742	998,131	1,050,611
Depreciation expense	213,815	29,638	184,177
Total operating expenses	$13,794,421	$6,832,995	$6,961,426

Our operating and administrative expenses to date have consisted principally of general and administrative costs as well as geological, geophysical and engineering costs.  General and administrative costs have increased significantly from $4,422,747 during the year ended December 31, 2005 to $8,306,356 during the year ended December 31, 2006 as a result of our increased activity levels, additional personnel and costs associated with being a public company.  We incurred $2,048,742 of geological, geophysical and engineering costs for the year ended December 31, 2006 compared to $998,131 for the same period ended, 2005.  This was primarily related to the commencement of our Block Z-1 gas-to-power project.

Stock-based compensation expense for the twelve months ended December 31, 2006 was approximately $3,225,508, compared to $1,382,479 during the same period in 2005.  Stock based compensation expense is primarily related to our 2005 and 2006 restricted stock and option grants and accrued stock-based compensation under our 2005 Long-Term Incentive Compensation Plan.

We received net cash distributions from our Ecuador property of $1,291,547 during the twelve months ended December 31, 2006, compared to net cash distributions of $605,278 during the same period ending 2005.  Since our investment consists of an interest in a producing oil and gas property, we are amortizing the investment on a straight-line basis over the remaining term of the license agreement covering the property.  Accordingly, we recorded $187,584 of amortization expense during the twelve months ended December 31, 2006, compared to $136,552 during the twelve months ended December 31, 2005.

We incurred interest expense of $15,815 during the twelve months ending December 31, 2006, primarily related to other debt related to acquiring furniture and fixtures as compared with interest expense of $11,149 and amortization of deferred financing costs of $67,561 year ended December 31, 2005, principally from notes payable incurred to finance the acquisition of SMC in September 2004.

For the year ended December 31, 2006, we recorded a foreign currency transaction gain of $56,000.  The primary reason for the transaction difference related to the early recovery of Value Added Tax in Peru (“IGV”), which, by Peruvian law must be transacted and accounted for in the local currency.  Due to the relatively low level of activity in 2005 and the relatively steady exchange rate in Peru, transaction differences were immaterial during the twelve months ended December 31, 2005.

For the twelve months ended December 31, 2006, we recorded registration delay expense totaling $3,552,513, of which approximately $1,221,734 was paid in cash and $2,330,779 was settled by the issuance of 865,238 shares of common stock.  In connection with the private placement of 11,466,000 common shares in July 2005, we were obligated to prepare and file with the SEC a Registration Statement on Form S-1 and to use our best efforts to cause the Registration Statement to be declared effective by the SEC no later than ninety days from closing. The Registration Statement had not been declared effective by the required date and we were liable to the investors for liquidated damages in an amount equal to 1.0% of the purchase price of the shares, approximately $343,000, for each thirty day period until the Registration Statement was declared effective by the SEC. In addition, in connection with the private placement of 4,482,000 common shares in March 2006, the Company was obligated to prepare and file with the SEC a Registration Statement on Form S-1 within ninety days, and to use its best efforts to cause the Registration Statement to be declared effective by the SEC no later than ninety days, from March 8, 2006.  The Registration Statement was not filed or declared effective by the required dates and we were liable to the investors for liquidated damages in an amount equal to 1.0% of the purchase price of the shares, approximately $50,100, for each thirty day period until the Registration Statement was declared effective by the SEC.  On November 8, 2006, the SEC declared effective the Registration Statement on Form S-1 covering the common shares issued in connection with the July 19, 2005, March 10, 2006, and June 30, 2006, private placements.  As a result, the Company is no longer subject to the liquidated damages described above.

As a result of the increased cash balance from the various private placements of our common stock during 2005 and 2006, we received interest income of $787,455 during the twelve months ended December 31, 2006, as compared to $509,808 during the same period ended December 31, 2005.

We realized a net loss of $15,487,459 or $(0.35) per share for the year ended December 31, 2006, compared to a net loss of $6,406,989, or $(0.20) per share, for the same period in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

	For the Year Ended December 31,
	2005	2004	Increase/ (Decrease)
General and administrative	$4,422,747	$1,856,111	$2,566,636
Stock-based compensation	1,382,479	7,059,081	(5,676,602)
Geological, geophysical and engineering	998,131	360,965	637,166
Depreciation expense	29,638	157	29,481
Total operating expenses	$6,832,995	$9,276,314	$(2,443,319)

Our operating and administrative expenses to date have consisted principally of general and administrative costs and geological, geophysical and engineering costs. General and administrative costs have increased significantly from $1,856,111 during 2004 to $4,422,747 during 2005 as a result of our increased activity levels, additional personnel and costs associated with being a public company. We incurred $998,131 of geological, geophysical and engineering costs in 2005 primarily related to our Block Z-1 gas-to-power project, compared to $360,965 in 2004.

Also, during 2005, we incurred $1,382,479, in stock-based compensation as a result of amortizing the deferred compensation expense related to (i) a grant of 150,000 shares of restricted common stock to our independent directors; (ii) a grant of 970,000 shares of restricted common stock to three of our officers; and (iii) 500,000 stock options issued to the former CEO of Navidec. During 2004, we recorded stock-based compensation expense of $7,059,081 primarily as a result of shares issued for services to employees and consultants of BPZ-Texas prior to the Merger.

We received net cash distributions of $605,278 during 2005 from our Ecuador property, compared to net cash distributions of $190,621 during 2004, which included only six months from the acquisition of the property in June 2004. Our net interest in the property also increased from 6% to 10% in June 2005. Since our investment consists of an interest in a producing oil and gas property, we are amortizing the investment on a straight-line basis over the remaining term of the license agreement covering the property. Accordingly, we recorded $136,552 of amortization expense during 2005, compared to $42,760 during the six months we owned the property during 2004.

We incurred interest expense of $11,149 and amortization of deferred financing costs of $67,561 in 2005, principally from notes payable incurred to finance the acquisition of SMC in June 2004. In the prior year we incurred interest expense of $66,959 related to the notes payable incurred to finance the acquisition of SMC in June 2004 and other borrowings, as well as amortization of deferred financing costs of $360,439 primarily from notes payable incurred to finance the acquisition of SMC in June 2004.

As a result of our increased cash balance from the private placement of common stock, we received interest income of $509,808 during the year ended December 31, 2005. However, as a result of a delay in obtaining an effective Registration Statement we were liable to the investors for liquidated damages in an amount equal to 1.0% of the purchase price of the shares for each thirty day period until the Registration Statement is declared effective by the SEC. Accordingly, the Company recorded $515,967 of registration delay expense during the year ended December 31, 2005.

We realized a net loss of $6,406,989, or $(0.20) per share, for the year ended December 31, 2005, compared to a net loss of $15,013,177, or $(0.99) per share for the same period in 2004.

Capital Expenditures

Our initial project in the offshore Block Z-1 in northwest Peru, totaling approximately $149.3 million including import duties and contingencies, entails the refurbishment of the Corvina CX-11 platform, rehabilitation of an existing well and the drilling of two new wells, installation of a 10-mile gas pipeline from the platform to shore, construction of gas processing facilities and a 160 MW simple-cycle electric generating plant, and the construction of a 40-mile gas pipeline to supply gas to third party generators in Arenillas, Ecuador.  We have obtained cost estimates for most of the major equipment components and the related shipping, construction, installation and associated services. However, the costs of these procurement and construction activities can be difficult to accurately predict and are subject to changes and contingencies. Our budget has increased as a result of higher actual drilling costs in Block Z-1, primarily as a result of a mechanical problem caused by an unexpected gas kick and resulting pipe obstruction, as well as higher projected drilling costs and the selection of larger capacity turbines. These cost increases were partially offset by the removal of one well from our initial drilling program. This estimate of capital expenditures does not include value added tax (referred to as “IGV” in Peru). IGV is generally imposed on goods and services at a rate of 19%. Certain expenditures are exempt from IGV or eligible for immediate refund. IGV paid on capital expenditures is generally recoverable from our future revenue billings within Peru and is not considered part of the capitalized costs of the equipment to which it relates. We may also be able to defer payment of certain of these expenditures or obtain separate financing for the IGV.

Project Capital Budget

($ in millions)
Power plant and related equipment	$50.4
Pipelines and processing facilities	55.6
Platform and wells	38.3
Contingencies	5.0
Total estimated capital budget	$149.3

Liquidity and Capital Resources

We currently have no source of revenue or positive cash flow from operations, and our primary source of cash flow has been cash proceeds from private placements of our common stock.  As of May 22, 2007, our cash balance was approximately $37.1 million.

On April 20, 2007, the Company agreed in principal to a private placement of its common stock for gross proceeds of approximately $35 million.  On May 4, 2007, pursuant to a Stock Purchase Agreement, the Company committed to sell approximately 6.7 million shares to sixteen institutional and accredited investors at a price of $5.25 per share.  The proceeds from this offering will be used primarily in an effort to accelerate the Corvina oil development and otherwise will be used consistent with the Company’s operating plan as described in the Company’s public filings.  The private placement shares will be issued under Regulation D of the Securities Act of 1933, as amended.  The shares issued will be restricted shares and will not be eligible for trading until registered with the SEC.  The Company committed to file a registration statement covering the shares no later than 30 days after the closing, and will use its reasonable best efforts to obtain its effectiveness no later than 60 days after filing the registration statement, or in the event of SEC review, 90 days after filing.  The Company is subject to a maximum aggregate penalty of 18% of the purchase price or $6.3 million if the registration statement related to the offering is not filed or declared effective within the timelines outlined above.  At the option of each investor, penalties are payable in cash or common stock of the Company.  Management believes that the possibility of the Company being subject to such penalty in future periods is remote, as determined under SFAS 5, “Accounting for Contingencies”.

The Company believes that, based upon the test results from the initial well CX 11-21XD, this additional equity financing will enable the Company to achieve the production goal in the Merger Agreement.  The Merger Agreement provides for the issuance of an additional 9,000,000 shares of common stock to the former shareholders of BPZ-Texas once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company of not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.

On December 20, 2006, the IFC Board of Executive Directors approved a $120 million financial package.  IFC is the private sector arm of the World Bank Group based in Washington, D.C.  As part of the financing, we completed a private placement of 6,500,000 shares of common stock, no par value, to the IFC pursuant to a Subscription Agreement dated December 18, 2006.  The common stock was priced at $3.00 per share resulting in proceeds to us of approximately $19.5 million.  The offering was placed directly by us and there were no placement fees.  Subsequently, the registration statement on Form S-1 covering the shares was declared effective on April 18, 2007, and the related prospectus was filed accordingly.  The remaining $100.5 million portion of IFC financing consists of $30.5 million of debt facilities for IFC’s own account and $70 million of debt facilities for the account of third-party financial institutions.  Syndication of the third-party debt component by IFC is expected to take place late in the second half of 2007 with disbursements expected shortly thereafter.  The remaining debt portion of the financing is subject to identification of the lending syndicate members and subsequent negotiation and approval of the necessary loan documentation.

During the three months ended March 31, 2007, we incurred capital expenditures of approximately $11.5 million primarily related to completion and testing of our first well and the commencement of the recompletion program on our second well in the Corvina field.  In comparison, during the three months ended March 31, 2006, we incurred capital expenditures of approximately $4.4 million primarily from continued work on the refurbishment of the Corvina platform and power plant and gas processing facilities designs.

In early August 2006, we incurred an operational delay of approximately three weeks resulting from a navigation incident which caused the BPZ-01 barge to be grounded on a sand bank in Talara Bay in northwest Peru during the second mobilization trip to the Corvina CX-11 platform. No injuries were sustained by any of our staff, nor to any of the tug boat operator’s crew members. The BPZ-01 is a U.S. flagged vessel and as such was inspected after the incident by the U.S. Coast Guard, to its satisfaction. The barge resumed normal operations immediately thereafter. Based upon information currently available, the Company estimates that total expenditures related to this incident will be approximately $1.1 million. As of December 31, 2006, approximately $382,000 has been incurred for barge recovery and temporary repairs to the vessel.  In addition, the Company expects to incur approximately $330,000 in permanent repairs to the barge and approximately $432,000 of consequential damages, primarily stand-by charges. As of the April 30, 2007, we have not presented a final claim to our insurance carrier for the barge repairs and we are negotiating a settlement agreement with a third party for recovery of any damages not covered through our insurance. We believe the majority of the costs associated with this incident will be reimbursed through insurance or through a third party. No assurances can be given, however, that any such recoveries will be sufficient to cover all costs associated with this incident or to the timing of any such recoveries. This incident did not have a material impact on our operations or business plan.

As of March 31, 2007, in connection with our Peru properties, we have deposited approximately $1.2 million as restricted cash to collateralize two performance bonds which guarantee our various obligations and commitments under one of our license contracts and another agreement. The performance bonds were issued by Peruvian banks and their terms are governed by the corresponding license contract or agreement.  We will be required to deposit approximately $1.0 million as restricted cash to collateralize a new performance bond in connection with the beginning of the third exploration period under our Block Z-1 license contract, which begins in June 2007.  In addition, although we are still negotiating the terms of our commitments under our license contracts for Blocks XXII and XXIII, we anticipate having to deposit funds as restricted cash to collateralize performance bonds to guarantee our obligations totaling approximately $1 million in late 2007.

In April, 2007, the Company awarded a seismic contract to PGS Geophysical, to shoot 200 kilometers of 2-D seismic testing in Block XIX.  The contract amount is for approximately $4 million and is scheduled to commence during the second quarter, 2007.

With our current cash balance, proceeds from the expected IFC debt facilities and potentially from future equity raises, we believe we will have sufficient capital resources to execute our initial gas-to-power project as we currently envision it. However, the timing and execution of our project is dependent on a variety of factors, including technical design of facilities, permitting, availability of equipment, time and costs required for delivery and construction, performance by contractors and the success of planned financing, many of which factors are outside our control and cannot be assured.

Off-Balance Sheet Arrangements

As of March 31, 2007, we had no transactions, agreements or other contractual arrangements with unconsolidated entities or financial partnerships, often referred to as special purpose entities, which generally are established for the purpose of facilitating off-balance sheet arrangements.

Contractual Obligations

	Payments Due by Period at March 31, 2007
		Less Than	One to	Three to	More Than
	Total	One Year	Three Years	Five Years	Five Years
Contractual Obligations:
Long-term debt obligations(1)	$77,605	$21,657	$55,948	$—	$—
Operating lease obligations(2)	703,180	197,224	505,956	—	—
Purchase obligations(3)	7,158,184	7,158,184	—	—	—
Total	$7,938,969	$7,377,065	$561,904	$—	$—

(1)                                 Capital lease for office furniture in our executive office in Houston, Texas.

(2)                                 Operating leases for our executive office in Houston, Texas, our branch office in Quito, Ecuador, and our branch office and corporate apartments in Lima, Peru.

(3)                                 Primarily consists of purchase obligations for various equipment and services related to the Company’s drilling operations as well as powerplant and pipeline projects in Peru.

Quantitative and Qualitative Disclosure About Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risks. The term “market risk” refers to the risk of loss arising from adverse changes in interest rates, oil and natural gas prices and foreign currency exchange rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonable possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures. All of our market risk sensitive instruments were entered into for purposes other than speculative trading.

Interest Rate Risk

As of March 31, 2007, the Company had long-term debt of $51,298, consisting of two secured loans for the purchase of office furniture. Both loans have a term of 60 months and bear interest at fixed rates of 5.94% and 9.44%, with principal and interest payments due on a monthly basis. Significant changes in market interest rates may significantly affect the level of financing that the IFC will structure with respect to our project in Peru.

Commodity Price Risk.

With respect to our oil and gas business, any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices. Oil and natural gas are commodities, and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future. Prices for oil and gas are subject to potentially wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty, and a variety of additional factors that are beyond our control.

Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil and natural gas we can produce economically, if any. A substantial or extended decline in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity, and we may require a reduction in the carrying value of our oil and gas properties. While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase.

With respect to our planned electricity generation business, the price we can obtain for the sale of power may not rise at the same rate, or may not rise at all, to match a rise in the Company’s cost to produce and transport gas reserves to our initial 160MW power plant in Caleta Cruz. Prices for both electricity and natural gas have been very volatile in the past year and have increase significantly over the past two years. The profitability of this business depends in large part on the difference between the price of power and the price of fuel used to generate power, or “spark spread.”

Foreign Currency Exchange Rate Risk.

The U.S. Dollar is the functional currency for our operations in both Peru and Ecuador. Ecuador has adopted the U.S. Dollar as its official currency. Peru, however, still uses its local currency, Nuevo Soles, in addition to the U.S. Dollar, and therefore, our financial results are subject to favorable or unfavorable fluctuations in the exchange rate and inflation of that country. Transaction differences have been nominal to-date but are expected to increase as our activities in Peru continue to escalate.

Critical Accounting Policies and Recent Accounting Pronouncements

The discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Management uses estimates and assumptions in preparing the consolidated financial statements in accordance with GAAP. Those estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses in the consolidated financial statements, and the disclosure of contingent assets and liabilities. We have identified the following as critical accounting policies directly related to our business and operations, and the understanding of our financial statements.

Successful Efforts Method of Accounting

We follow the successful efforts method of accounting for our investments in oil and gas properties. Under this method, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. Certain costs of exploratory wells are capitalized pending determinations that proved reserves have been found. If the determination is dependent upon the results of planned additional wells and required capital expenditures to produce the reserves found, the drilling costs will be capitalized as long as sufficient reserves have been found to justify completion of the exploratory well and additional wells are underway or firmly planned to complete the evaluation of the well. All costs related to unsuccessful exploratory wells are expensed when such wells are determined to be non-productive or at the one year anniversary of completion of the well if proved reserves have not been attributed and capital expenditures as described in the preceding sentence are not required. We assess our capitalized exploratory wells pending evaluation each quarter to determine whether costs should remain capitalized or should be charged to earnings. Other exploration costs, including geological and geophysical costs, are expensed as incurred. We will recognize gains or losses on the sale of properties, should they occur, on a field-by-field basis.

The application of the successful efforts method of accounting requires management’s judgment to determine the proper designation of wells as either developmental or exploratory, which will ultimately determine the proper accounting treatment of the costs incurred. The results from a drilling operation can take considerable time to analyze, and the determination that commercial reserves have been discovered requires both judgment and application of industry experience. Wells may be completed that are assumed to be productive and actually deliver oil and gas in quantities insufficient to be economic, which may result in the abandonment of the wells at a later date. The evaluations of oil and gas leasehold acquisition costs requires management’s judgment to estimate the fair value of exploratory costs related to drilling activity in a given area.

The successful efforts method of accounting can have a significant impact on the operational results reported when we enter a new exploratory area in hopes of finding oil and gas reserves. Seismic costs can be substantial, which will result in additional exploration expenses when incurred. The initial exploratory wells may be unsuccessful and the associated costs will then be expensed as dry hole costs, and any associated leasehold costs may be impaired.

Impairment of Long-Lived Assets

We periodically evaluate the recoverability of the carrying value of our long-lived assets and identifiable intangibles by monitoring and evaluating changes in circumstances that may indicate that the carrying amount of the asset may not be recoverable. Examples of events or changes in circumstances that indicate the recoverability of the carrying amount of an asset should be assessed include, but are not limited to, (a) a significant decrease in the market value of an asset, (b) a significant change in the extent or matter in which an asset is used or a significant physical change in an asset, (c) a significant adverse change in legal factors or in the business climate that could affect the value of an asset or an adverse action or assessment by a regulator, (d) an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset, and/or (e) a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an asset used for the purpose of producing revenue.

We consider historical performance and anticipated future results in our evaluation of potential impairment. Accordingly, when indicators of impairment are present, we evaluate the carrying value of these assets in relation to the operating performance of the business and future discounted and non-discounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the expected future cash flows from an asset are less than its carrying value.

Future Dismantlement, Restoration, and Abandonment Costs

The accounting for future development and abandonment costs changed on January 1, 2003, with the issuance of Statement of Financial Accounting Standards (“SFAS”) No. 143 “Accounting for Asset Retirement Obligation” (“ARO”), which requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The accrual is based on estimates of these costs for each of our properties based upon the type of production structure, reservoir characteristics, depth of the reservoir, market demand for equipment, currently available procedures and consultations with construction and engineering consultants. Because these costs typically extend many years into the future, estimating these costs is difficult and requires management to make estimates and judgments that are subject to future revisions based on numerous factors, including changing technology, the political and regulatory environment and estimates as to the proper discount rate to use and timing of abandonment.

Our plan of operations includes the drilling of wells and the construction of an electric power generation plant. We may be required to plug and abandon those wells and restore the well site and power generation site upon completion of their production. However, due to the fact that we have not yet begun operations, we do not have sufficient information to determine the timing, nor calculate the present value, of the obligation. Therefore, no such provision is reflected in the accompanying consolidated financial statements.

Accounting Changes and Error Corrections

In June 2005, the Financial Accounting Standards Board issued SFAS No. 154, Accounting Changes and Error Corrections, which replaced Accounting Principles Board Opinion No. 20, Accounting Changes (“APB 20”), and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 requires retrospective application to prior period financial statements of a voluntary change in accounting principle unless it is impracticable. In contrast, APB 20 previously required that most voluntary changes in accounting principle be recognized by including the cumulative effect of changing to the new accounting principle in net income in the period of change. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Earlier application is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. SFAS 154 does not change the transition provisions of any existing accounting pronouncements, including those that are in a transition phase as of its effective date. We have elected to adopt the provisions of SFAS 154 on January 1, 2006. We do not expect adoption to have a material effect on our results of operations or financial position.

Principles of Consolidation

Our consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and branch offices. All intercompany balances and transactions have been eliminated.

Our accounting policy regarding partnership or joint venture interests in oil and gas properties is to consolidate such interests on a pro-rata basis in accordance with accepted practice in the oil and gas industry.  However, we have not been able to receive timely information to allow us to proportionately consolidate the minority non-operated working interest owned by our consolidated subsidiary, SMC Ecuador Inc.  See Note 7 to the Consolidated Financial Statements as of December 31, 2006, 2005, and 2004, for further discussion regarding the investment in our Ecuador property.  Accordingly, we account for this investment under the cost method.  As such, we record our share of cash received or paid attributable to this investment as other income or expense.

Foreign Exchange

The U.S. Dollar is the functional currency for our operations in both Peru and Ecuador. Ecuador has adopted the U.S. Dollar as its official currency. Peru, however, still uses its local currency, Nuevo Soles, in addition to the U.S. Dollar and therefore our financial results are subject to favorable or unfavorable fluctuations in the exchange rate and inflation of that country. We have adopted SFAS No. 52, “Foreign Currency Translation,” which requires that the translation of the applicable foreign currency into U.S. dollars be performed for balance sheet monetary accounts using current exchange rates in effect at the balance sheet date, non-monetary accounts using historical exchange rates in effect at the time the transaction occurs, and for revenue and expense accounts using a weighted average exchange rate during the period reported. Accordingly, the gains or losses resulting from such translation are included in other income and expense in the consolidated statements of operations.

FASB Staff Position (FSP) FAS 19-1 amends FASB statement no. 19 to provide revised guidance concerning the criteria for continued capitalization of exploratory costs when wells have found reserves that cannot yet be classified as proved.

FAS 19-1 provides circumstances that would permit the continued capitalization of exploratory well costs beyond one year, other than when additional exploration wells are necessary to justify major capital expenditures and those wells are under way or firmly planned for the near future. Generally, the statement allows exploratory well costs to continue to be capitalized when the well has found a sufficient quantity of reserves to justify its completion as a producing well and the enterprise is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Accounting for Uncertainty in Income Taxes.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of SFAS No. 109” (“FIN 48”). This interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding derecognition, classification and disclosure of these uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation is not expected to have a material impact on our consolidated financial position, results of operations, or cash flows.

Guidance for Quantifying Financial Statement Misstatement.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which establishes an approach requiring the quantification of financial statement errors based on the effect of the error on each of the company’s financial statements and the related financial statement disclosures.  This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the “iron curtain” and “roll-over” methods.  The roll-over method focuses primarily on the impact of a misstatement on the income statement, including the reversing effect of prior year misstatements; however, its use can lead to the accumulation of misstatements in the balance sheet. The iron curtain method focuses primarily on the effect of correcting the period end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. The Company currently uses the iron curtain method for quantifying financial statement misstatements. The Company will initially apply the provisions of SAB 108 in connection with the preparation of the Company’s annual financial statements for the year ending December 31, 2006. The use of the dual approach is not expected to have a material impact on our consolidated financial position, results of operations, or cash flows.

FASB Staff Position (FSP) No. EITF 00-19-2, “Accounting for Registration Payment Arrangements and Financial Instruments Subject to Such Arrangements”

In December 2006, the FASB issued FASB Staff Position FSP EITF 00-19-2, Accounting for Registration Payment Arrangements . This FASB Staff Position, or FSP, specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies . This FSP also requires certain disclosures regarding registration payment arrangements and liabilities recorded for such purposes. This FSP is immediately effective for registration payment arrangements entered into or modified after December 21, 2006. The guidance of this FSP is effective for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years for registration payment arrangements entered into prior to December 21, 2006. This FSP requires adoption by reporting a change in accounting principle through a cumulative-effect adjustment to the opening balance of our partners’ capital accounts as of the first interim period of the year in which this FSP is initially applied. We do not expect our adoption of this FSP to materially affect our financial position, results of operations or cash flows.

Fair Value Measurements.

In September 2006, the FASB issued SFAS No. 157,”Fair Value Measurements”, which addresses how companies should measure fair value when companies are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (“GAAP”). As a result of SFAS No. 157, there is now a common definition of fair value to be used throughout GAAP. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. Although the disclosure requirements may be expanded where certain assets or liabilities are fair valued such as those related to stock compensation expense and hedging activities, we do not expect the adoption of SFAS No. 157 to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

LEGAL PROCEEDINGS

SEC Inquiry of Navidec

Navidec was advised in February 2004 that the SEC was conducting an informal inquiry to determine whether Navidec had violated federal securities laws. Based on the information made available to the Company, it believes the SEC’s investigation is related, at least in part, to the restatement of Navidec’s reported earnings for the first and second quarters of 2003. This restatement was reported in Navidec’s Form 10-Q for the third quarter of 2003 filed on December 11, 2003.

In December 2004, the Company received notice that the SEC had issued an Order Directing a Private Investigation and Designating Officers to Take Testimony and would be conducting a formal investigation. Pursuant to the Merger Agreement, the Company has been indemnified by NFS for the costs of the SEC investigation, and NFS has borne the costs incurred to date. The Company is not aware of any activity concerning this matter during the last year or of any actions the SEC may intend to take with respect to this matter. No assurance can be given, however, that the investigation has been and will be resolved without negative consequences to the Company.

Transfer of Ownership in NFS

On July 8, 2004, Navidec and BPZ-Texas entered into a Merger Agreement which was consummated on September 10, 2004. The Merger Agreement provided that all of the pre-merger business operations, assets and liabilities of Navidec would be transferred to a wholly-owned subsidiary, Navidec Financial Services, Inc. (“NFS”), followed by the transfer of NFS to the pre-merger shareholders of record as of September 9, 2004, the day prior to the consummation of the Merger. See “Business and Properties—Navidec Merger Transaction,” “Risk Factors—Risk Relating to the Offering—The transfer of NFS could result in liability to us because the shares transferred were not registered with the SEC,” and Note 2 to the Consolidated Financial Statements as of December 31, 2006, 2005 and 2004, both included in this filing, for detailed discussion regarding the Merger.

The Merger Agreement provided that the transfer of all of the pre-merger business operations, assets and liabilities of NFS was effective as of September 9, 2004. Accordingly, the Company originally believed that it had no continuing ownership of NFS and, therefore, did not account for the post-merger operations of NFS in the presentation of its financial statements. After receipt of comments from the SEC in connection with its review of the Company’s registration statement on Form SB-2 originally filed on July 27, 2005 and further review of this issue, the Company concluded it was the record, but not beneficial, owner of NFS shares, and that any ownership interest was at most temporary.

In part because of difficulty obtaining necessary information from NFS to clarify the ownership issue, the Company commenced an action against NFS (the “Action”) on or about February 13, 2006, in District Court, Arapahoe County, Colorado (the “Court”), seeking dissolution of NFS, the appointment of a receiver, and access to NFS corporate records. The Company commenced the Action uncertain whether or when the required spin-off of NFS shares pursuant to the terms and conditions of the Merger had occurred under Colorado corporate law. The Company asserted in the Action that it believed it was a record shareholder of NFS as of the date of the request and had standing for the relief sought. NFS denied that the Company had standing to act as a shareholder and asserted that the Company had not been a shareholder of NFS since September 9, 2004. The Action was settled amongst the parties on May 19, 2006. In connection with the settlement, a Finding of Fact and Conclusions of Law (the “Order”) was issued by the Court stating that the Company was not a shareholder of NFS at any time after September 9, 2004.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of our directors and executive officers along with their positions and ages, as of May 18, 2007. All directors have served since their appointment in September 2004 except for Messrs. Lendrum, Miller and Strauch, who were appointed as directors in July 2005.

Name	Age	Position
Dr. Fernando Zúñiga y Rivero(1)	80	Chairman of the Board
Manuel Pablo Zúñiga-Pflücker(1)	46	Chief Executive Officer, President, and Director
Frederic Briens	47	Chief Operating Officer
Edward G. Caminos(2)	44	Vice President—Finance and Chief Accounting Officer
Edward Gilliard(2)	51	Vice President—Finance and Treasurer
Gordon Gray	54	Director
John J. Lendrum III	56	Director
E. Barger Miller III	69	Director
Dennis G. Strauch	59	Director

(1)    Dr. Zúñiga y Rivero is the father of the Company’s President, Chief Executive Officer and Director, Mr. Zúñiga-Pflücker. There are no other family relationships between any directors or executive officers of the Company.

(2)    Appointed to their respective positions as of October 30, 2006.

Set forth below are brief descriptions of the recent employment and business experience of the officers and directors of the Company.

Dr. Fernando Zúñiga y Rivero, Chairman of the Board.  Dr. Zúñiga y Rivero became Chairman of the Board of BPZ upon consummation of the Merger with Navidec, Inc. in September 2004. Immediately prior to the Merger and since 1996, he served as Chairman of BPZ & Associates Inc., (the former parent company of BPZ—Texas), which has been inactive subsequent to the Merger. Dr. Zúñiga y Rivero was also Energy Division project officer of The World Bank, where he planned and implemented exploration promotion projects in 58 countries, primarily in East and West Africa, Eastern Europe, Southeast Asia and Latin America from 1979 to 1996. Dr. Zúñiga y Rivero has fifty years of experience in the international energy industry starting as an exploration geologist, biostratigrapher, and exploration head of an Exxon affiliate in Peru; and continuing as exploration production manager, integrated operations manager, general manager, and ultimately serving as Chairman and CEO of Petroleos del Peru, the national oil company of Peru. Dr. Zúñiga y Rivero holds a B.S., a M.S. and a Ph.D. in Geology from the University of San Augustin, Peru, and he conducted postgraduate studies at the University of California, Los Angeles. In April 2005, Dr. Zúñiga y Rivero became a director of Transmeridian Exploration, Inc., a public oil and gas company with operations in Kazakhstan.

Manuel Pablo Zúñiga-Pflücker, President, Chief Executive Officer and Director.  Mr. Zúñiga-Pflücker became President and Director of BPZ upon consummation of the Merger with Navidec, Inc. in September 2004 and in May 2005 assumed the additional title of Chief Executive Officer. Immediately prior to the Merger and since its formation in 2001, Mr. Zúñiga-Pflücker served as President of BPZ—Texas. Mr. Zúñiga-Pflücker also served as President of BPZ & Associates, Inc., the former parent company of BPZ—Texas, from 1989 until its Merger with Navidec, Inc. in September 2004, at which time BPZ & Associates, Inc. became inactive. Mr. Zúñiga-Pflücker began his career with Occidental Petroleum Corporation. Mr. Zúñiga-Pflücker has spent the past 20 years in the international oil and gas business, and he has been involved in projects throughout Latin America and other areas of the world ranging from exploitation of marginal oil and gas fields to frontier exploration projects. He has also focused on the creative development of natural gas fields utilizing power generation and gas to liquids technology. He holds a B.S. in mechanical engineering from the University of Maryland as well as an M.S. in petroleum engineering from Texas A&M University.

Frederic Briens, Chief Operating Officer.  Mr. Briens joined BPZ as Vice President of Engineering in December 2004 and was named Chief Operating Officer in May 2005. From 2002 through 2004, Mr. Briens served as Geosciences and Business Development Manager for Perenco in Venezuela. From 1999 to 2002, Mr. Briens was the Chief Reservoir Engineer for Lundin Petroleum in Switzerland. Mr. Briens is a petroleum engineer with over 20 years of operating experience in international oil and gas projects spanning the globe. He has also served in senior technical and operating positions with Conoco, Schlumberger and Chevron. Mr. Briens holds an M.S. and a Ph.D. in petroleum engineering from Texas A&M University, an MBA from Colorado State University and an engineering degree from Ecole Centrale de Paris. Mr. Briens was a co-founder of BPZ & Associates, Inc., a predecessor to the Company, in 1989.

Edward G. Caminos, Chief Financial Officer.  Mr. Caminos was appointed as Chief Financial Officer of the Company, effective May 24, 2007.  Mr. Caminos  served as Vice President—Finance and Chief Accounting Officer since October 30, 2006.  Mr. Caminos also served as interim Chief Financial Officer from June 15, 2006 to October 29, 2006 and as Corporate Controller of the Company since January 2005. Prior to joining the Company, Mr. Caminos served as Director Financial Reporting for the Americas Division at Duke Energy from June 2004 to January 2005. From February 2001 to May 2004, Mr. Caminos served as Financial Reporting Manager and, prior to its sale, as interim Controller for the Europe Division, at Reliant Energy.  Mr. Caminos is a Certified Public Accountant and holds a Bachelor’s Degree in Business Administration - Accounting from Bloomsburg University of Pennsylvania.

Edward J. Gilliard, Vice President—Finance and Treasurer.  Mr. Gilliard was appointed as Vice President—Finance and Treasurer of the Company, effective October 30, 2006. Mr. Gilliard started his career in 1977 with Amoco Production Company as an operations and reservoir engineer. He worked in energy lending and project financing with Continental Illinois National Bank, Banque Indosuez, and Reliant Energy International, formerly Houston Industries Energy, where he worked on project financing for power projects in South America, as well as other regions. In 1997, he joined Burlington Resources and worked in areas such as international finance, strategic planning, business development, and governmental affairs. In the latter capacity, Mr. Gilliard was a lead editor on the National Petroleum Council’s 1999 and 2003 landmark studies on natural gas. He holds a Bachelor’s Degree in Chemical Engineering from Texas A&M University and an MBA from the University of Houston.

Gordon Gray, Director.  Mr. Gray became a Director of BPZ upon consummation of the Merger with Navidec, Inc. in September 2004. Since 1982, Mr. Gray has served as President of Allied Crude Purchasing, Inc., a privately owned transportation company, which purchases crude oil at the well site and transports it by truck or pipeline to sales points throughout Texas and Eastern New Mexico. Mr. Gray has owned and operated oil production and oil field service businesses for over 30 years. His activities are centered in the Permian Basin area of West Texas.

John J. Lendrum III, Director.  Mr. Lendrum became a Director of BPZ in July 2005. Mr. Lendrum was appointed in April 2005 as President, Chief Operating Officer and a Director of Torch Energy Advisors Incorporated (“Torch”), a Houston-based company which specializes in the exploitation and development of oil and gas properties, mid-stream gas assets, and well servicing. From 1993 to 2005, Mr. Lendrum founded and served as President of Rockport Resources Capital Corporation, which focused on providing capital to the energy industry. During this period, he was also a principal in Star Natural Gas Company, a privately-held company with mid-stream natural gas assets. Previously, Mr. Lendrum served as Executive Vice President and Chief Financial Officer of Torch and in senior financial and business development roles with the Torch managed companies of Nuevo Energy Company, Energy Assets International and Bellwether Exploration. Mr. Lendrum began his career with the international public accounting firm of KPMG Peat Marwick, and he earned a BBA in Finance and completed his graduate studies in Accounting Theory at the University of Texas at Austin. Mr. Lendrum serves as Chairman of the Company’s Audit Committee.

E. Barger Miller III, Director.  Mr. Miller became a Director of BPZ in July 2005. Mr. Miller has served since 1990 as Chairman and CEO of E.B. Miller & Co., a privately held company which provides project planning and business development services for energy and power companies, primarily in Latin America. He was recently involved in a large power transaction in Ecuador and a downstream project in Bolivia. Mr. Miller has over 40 years of broad-based experience in the energy industry, including positions as CEO of Minden Oil & Gas, Inc., a public exploration and production company, and investment banking positions with Graber, Miller, Ronn & Co. and Charterhouse Japhet. He began his career with Exxon Corporation. Mr. Miller holds an MBA from Northwestern University and a B.S. in Chemistry, with a minor in Petroleum Engineering, from Stanford University. Mr. Miller serves as Chairman of the Company’s Nominating Committee.

Dennis G. Strauch, Director.  Mr. Strauch became a Director of BPZ in July 2005. Mr. Strauch has served since 2001 as Managing General Partner of Delmar Holdings, LP, a private firm which manages U.S. oil and gas properties. From 1992 to 2001, Mr. Strauch held various positions, including President and CEO, with Zarara Oil and Gas Limited and its predecessors. Zarara, a publicly traded company in the US and UK, had international oil and gas operations in Africa, the Middle East, the Far East and South America. Mr. Strauch has over 30 years experience in the oil and gas industry with extensive international and domestic technical experience in the areas of acquisitions, reservoir engineering and economic evaluations. He began his career with Schlumberger and has served in senior management and technical positions with ARAMCO, Petro-Lewis, Whiting Petroleum and Geodyne Resources. Mr. Strauch holds an MBA from the University of Denver and a degree in Geophysics from the Colorado School of Mines. He is a Registered Professional Engineer in the State of Colorado. Mr. Strauch serves as Chairman of the Company’s Compensation Committee.

Board of Directors

Our Board of Directors consists of six directors and has established three committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. Although we are not required to have a separate Compensation Committee or Nominating Committee, we have determined that it is in the best interests of the Company to maintain an independent Compensation Committee and an independent Nominating Committee.

We are subject to the American Stock Exchange standards in determining whether a director is independent. The Board considers Messrs. Gray, Lendrum, Miller, Strauch “independent” under the standards of the American Stock Exchange.  In addition to the independence standards of the American Stock Exchange, the Board considered stock ownership in the Company in determining which directors are independent.

Audit Committee

Messrs. Lendrum, Miller and Strauch serve on our Audit Committee, all of whom are “independent” under the both standards of the American Stock Exchange and SEC rules and regulations pertaining to listed company audit committees. The Board considered Mr. Lendrum, chairman of the Audit Committee, as an “Audit Committee financial expert,” as defined under the rules of the SEC. The Audit Committee recommends to the Board of Directors the independent registered public accounting firm to audit our financial statements and oversees the annual audit. The Audit Committee also approves any other services provided by public accounting firms. The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence and the performance of our internal audit function. The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the Board of Directors have established. In doing so, it will be the responsibility of the Audit Committee to maintain free and open communication between the Audit Committee and our independent registered public accounting firm, the internal accounting function and management of the Company. Additionally, the Audit Committee will provide oversight to the process of determining our estimated reserves and will utilize independently engaged experts as necessary.

Compensation Committee

Messrs. Strauch, Miller and Gray serve on the Compensation Committee of our Board. Additionally, each member of the Compensation Committee qualifies as a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934 and an “outside director” under Section 162(m) of the Internal Revenue Code.  The Chairman of the Compensation Committee is Mr. Strauch. The Compensation Committee reviews the compensation and benefits of our executive officers, establishes and reviews general policies related to our compensation and benefits and administers our 2005 Long-Term Incentive Plan. Under the Compensation Committee charter, the Compensation Committee will determine the compensation of our CEO.

Nominating Committee

Messrs. Miller, Strauch and Gray serve on the Nominating Committee of our Board of Directors. The Chairman of the Nominating Committee is Mr. Miller. The Nominating Committee assists our Board of Directors by identifying and reviewing individuals, including candidates recommended by shareholders, qualified to become members of our Board of Directors, consistent with its approved criteria, recommending director nominees for election at the annual meeting of our shareholders or for appointment to fill vacancies, and advising our Board of Directors about the appropriate composition of our Board of Directors and its committees. The Nominating Committee also develops and recommends to our Board of Directors corporate governance principles and practices and assists in its implementing them. The Nominating Committee is to conduct a regular review of our corporate governance principles and practices and to recommend to our Board of Directors any additions, amendments or other changes. The Nominating Committee is to evaluate and make an annual report concerning the performance of our Board of Directors, the Nominating Committee’s performance and our senior management’s performance with respect to corporate governance matters.

Compensation Committee Interlocks and Insider Participation

Messrs. Strauch, Miller and Gray serve on the Compensation Committee of our Board, all of whom are “independent” under the standards of the American Stock Exchange.  None of the members of the Compensation Committee was at any time during the last fiscal year an officer or employee of the Company. No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Involvement in Certain Legal Proceedings

To the knowledge of management, during the past five years, no present or former director, executive officer or affiliate was involved in any legal proceeding either individually or as an affiliate of a legal entity that requires disclosure.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth information as of December 31, 2006, concerning the beneficial ownership of BPZ’s common stock by each person who beneficially owns more than five percent of the common stock, its affiliates, and by each of BPZ’s executive officers and directors, and by all executive officers and directors as a group.

	Number of Shares of	Percent of
	Common Stock	Beneficial
Name and Address of Beneficial Owner(1)	Beneficially Owned	Ownership (2)
Gordon Gray(3)	3,710,774	5.0%
Manuel Pablo Zúñiga-Pflücker	3,304,539	4.5%
Fernando Zúñiga y Rivero(4)	1,699,477	2.3%
Frederic Briens(5)	412,348	0.6%
Edward G. Caminos(6)	120,000	0.2%
Edward Gilliard(7)	—	—
Dennis G. Strauch	25,000	0.0%
John J. Lendrum III	—	—
E. Barger Miller III	—	—
All directors and executive officers as a group (nine persons)	9,272,138	12.4%

International Finance Corporation (8) 2121 Pennsylvania Avenue, N W Washington, DC 20433	6,500,000	8.7%

Wellington Management Company, LLP(9) 75 State Street Boston, MA 02109	9,016,247	12.0%

Allied Crude Purchasing, Inc.(3) 3900 West Highway 180 Snyder, TX 79549	3,710,774	5.0%

Thomas Kelly(7) 405 N. Marienfeld Midland, TX 79701	1,782,250	2.4%

(1)           Except as indicated herein, the business address for each beneficial owner is 580 Westlake Park Blvd, Suite 525, Houston, Texas 77079.

(2)           The calculations of percentage beneficial ownership are based on 54,562,869 shares issued as of April 30, 2007, plus any potentially dilutive securities for each person or group.

(3)           The shares reflected above as beneficially owned by Mr. Gray consist of 3,710,774 shares that he beneficially owns and controls through his sole ownership of Allied Crude Purchasing, Inc.

(4)           The number of shares reflected above as beneficially owned by Dr. Zúñiga y Rivero does not include 158,595 shares held of record by his wife, Blanca Pflücker de Zúñiga, as Dr. Zúñiga y Rivero disclaims beneficial ownership of these shares and (ii)1,605,062 shares held in grantor retained annuity trusts.

(5)           The shares reflected above include 150,000 shares of restricted stock that will vest on May 16, 2007.

(6)           Appointed Vice President—Finance and Chief Accounting Officer effective October 30, 2006.  The shares reflected above include 35,000 shares of restricted stock that will vest on May 16, 2007 and options to purchase 50,000 shares of common stock.

(7)           Appointed Vice President—Finance and Treasurer effective October 30, 2006.

(8)           All information in the table with respect to International Finance Corporation (“IFC”) is based solely on the Schedule 13G filed by IFC with the SEC on December 28, 2006.

(9)           All information in the table with respect to Wellington Management Company, LLP is based solely on information provided to the Company by Wellington Management Company, LLP.

Rule 13d-3 under the Securities Exchange Act of 1934, provides for the determination of beneficial owners of securities. That rule includes as beneficial owners of securities, any person who directly or indirectly has, or shares, voting power and/or investment power with respect to such securities. Rule 13d-3 also includes as a beneficial owner of a security any person who has the right to acquire beneficial ownership of such security within sixty days through any means, including the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class by any other person. Included in this table are only those derivative securities that have exercise prices which it is reasonable to believe could be “in the money” within the next sixty days.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

There have been no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any director or executive officer or any security holder who is known to the Company to own of record or beneficially more than 5% of the Company’s common stock, or any member of the immediate family of any of the foregoing persons, had a material interest.

Review, Approval or Ratification of Transactions with Related Persons

As provided in the charter of the Company’s Audit Committee, it is the Company’s policy that it will not enter into any transactions required to be disclosed under Item 404 of the SEC’s Regulation S-K unless the Audit Committee or another independent body of the Board of Directors first reviews and approves the transactions.

In addition, pursuant to the Company’s Code of Ethical Conduct and Business Practices, all employees, officers and directors of the Company and its subsidiaries are prohibited from engaging in any relationship or financial interest that is an actual or potential conflict of interest with the Company without approval.  Employees, officers and directors are required to provide written disclose to the Chief Executive Officer as soon as they have any knowledge of a transaction or proposed transaction with an outside individual, business or other organization that would create a conflict of interest or the appearance of one.

Director Independence

We are subject to the American Stock Exchange standards in determining whether a director is independent. The Board of Directors considers John J. Lendrum, III, E. Barger Miller, III, Dennis G. Strauch and Gordon Gray “independent” under the standards of the American Stock Exchange.  The Board of Directors has established three committees: the Audit Committee, the Compensation Committee, and the Nominating Committee.  All members of the Audit Committee are independent under the both the standards of the American Stock Exchange and Securities Exchange Commission rules and regulations pertaining to listed company audit committees. Although we are not required to have a separate Compensation Committee or Nominating Committee, we have determined that it is in the best interests of the Company to maintain an independent Compensation Committee and an independent Nominating Committee.  In addition to the independence standards of the American Stock Exchange, the Board of Directors considered stock ownership in the Company in determining which directors are independent.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

The primary objectives of the Company’s executive compensation program are to attract and retain key executives, to stimulate management’s efforts on our behalf in a way that supports our business plan and to align management’s incentives with the long-term interests of the Company and its shareholders.  Decisions on salary adjustments and compensation awards for executive officers have been made by the entire Board of Directors.  Because of the early stage of our activities since the merger, the Compensation Committee has not met separately from the Board of Directors to review salary adjustments and compensation awards since its formation in August 2005.  Beginning in 2007, the Compensation Committee will separately review the compensation and benefits of our executive officers, establish and review general policies related to our compensation and benefits and administer the BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan (the “LTIP” or “Plan”).

Board meetings involving consideration of compensation adjustments and awards for executive officers typically have included, for all or a portion of each meeting, not only the Board members but also our chief executive officer and our principal financial officer.  For compensation decisions relating to executive officers other than our chief executive officer and principal financial officer, the chief executive officer and principal financial officer typically make recommendations and review them with the chairman of the Compensation Committee and the other members of the committee.  The Board, in conjunction with input from the Compensation Committee members, then considers the recommendations from the chief executive officer and principal financial officer.

The Company has engaged the Achilles Group as its independent human resources consultants.  The recommendations from the chief executive officer and principal financial officer on the base salary of executive officers is based upon a report prepared by the Achilles Group that compares the base salary of our executive officers to the market range of base salaries for executives in companies of similar size and industry.

Under Section 162(m) of the Internal Revenue Code, compensation in excess of $1 million paid to a chief executive officer or to any of the four other most highly compensated officers generally cannot be deducted. The Compensation Committee has determined the Company’s compensation practices and policies are not currently affected by this limitation.

Elements of Compensation

The Company’s executive compensation program consists of the following basic components: base salary, long-term incentives pursuant to the BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan (“LTIP”), limited perquisites and in some cases a cash bonus.  Each component of the compensation program serves a particular purpose.  Base salary is primarily designed to reward current and past performance, and may be adjusted from time to time to realign salaries with market levels.  Cash bonuses may also be granted to reward individual contributions and superior job performance.  Grants of long-term incentives are primarily designed to tie a portion of each executive’s compensation to long-term future performance.  In addition, executives participate in the benefit plans and programs that are generally available to all employees of the Company.  Although our Board does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from another component.

Base Salary.  The Board and Compensation Committee reviews the base salary of each executive officer. In determining the appropriate level of compensation for each executive officer, the Board based on the recommendation of the Compensation Committee, evaluates the executive’s performance as it relates the Company’s goals, objectives and strategic business plan and reviews the report from the Company’s consultants on compensation data from similar companies.

Long-Term Incentive Compensation.  In determining the long-term incentive component of our executive officers’ compensation in 2006, the Board based on the recommendation of the Compensation Committee, reviewed the equity compensation of each employee, including executive officers, made adjustments as appropriate so that employees within the same level of the Company had a comparable equity stake in the Company.  Our executive officers are eligible to receive awards under the Company’s 2005 Long-Term Incentive Compensation Plan (the “LTIP” or “Plan”).  The LTIP permits the Board of Directors to award eligible employees, directors and consultants with incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares. Awards to executive officers under the LTIP have generally consisted of restricted stock grants, incentive options or a combination thereof.

The LTIP permits the Board of Directors to award eligible employees, directors and consultants with incentive-based and non-incentive-based compensation. The maximum number of shares of stock of the Company that may be subject to incentives under the Plan, including without limitation incentive options, is 4,000,000 shares, and such shares shall be reserved at all times until issued under the Plan. Of such amount, no more than 1,600,000 shares in the aggregate shall be eligible for the issuance of performance shares, stock grants, restricted stock grants and other stock-based incentives. The LTIP will be administered and managed within the discretion of Compensation Committee of the Company or, in the absence of such committee, by the Board of Directors. Incentives under the LTIP may be granted to eligible employees, directors or consultants in any one or a combination of incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares. As of March 31, 2007, there were 1,156,000 shares available to be granted by the Company under the LTIP.

Cash Bonus.  The Board may determine to award cash bonuses to our executive officers based upon exceptional performance, although it has done so in limited circumstances due to the early stage of the Company’s business.

Perquisites.  We generally limit the perquisites that we make available to our executive officers.  With the exception of Mr. Briens, Chief Operation Officer, perquisites to executive officers consist only of club membership fees, which are primarily related to business purposes.  The additional perquisites received by Mr. Briens, identified in the footnotes to the Summary Compensation Table, relate to his overseas assignment.

Other Compensation.  Executive officers are eligible to participate in all of our employee benefit plans, such as a medical, dental and life insurance plan with 80% of the premium paid by the Company, and a 401(k) plan with Company matching contributions up to 5% of the employee’s salary, in each case on the same basis as other employees.

Compensation Policies

Effect of Accounting and Tax Treatment.  On January 1, 2006, the Company adopted SFAS No. 123—Revised 2004, Share-Based Payment (“SFAS 123(R)”), which establishes accounting for stock-based payment transactions for employee services and goods and services received from non-employees. SFAS 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and supersedes APB No. 25, Accounting for Stock Issued to Employees. Under the provisions of SFAS 123(R), stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense over the employee’s or non-employee’s service period, which is generally the vesting period of the equity grant.  Because the Company offers incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of a compensation award by the Company may not always occur at the time the award is otherwise taxable to the employee.

Timing Issues.  With the exception of significant promotions and new hires, we intend to review equity compensation awards annually following the availability of the financial results for the prior year.  Grants were made in April 2006 for the last fiscal year. This timing enables us to consider prior year performance by the Company and the potential recipients and our expectations for the current year. Grants to newly hired employees are effective on the latter of the employee’s first day of employment or upon approval of the grant by the Board of Directors.  The exercise price of stock options is based upon the grant date fair market value, which is the market price of our common stock on the date of grant.

Stock Ownership Guidelines.  The Board has not adopted specific stock ownership guidelines for executive officers.  Under the terms of the LTIP, however, in any given year, no individual may receive incentives covering more than 15% of the aggregate number of shares which may be issued pursuant to the LTIP. Except as may otherwise be permitted by the Internal Revenue Code, incentive options granted to an individual during one calendar year shall be limited, such that at the time the incentive options are granted, the Fair Market Value (as defined in the LTIP) of the stock covered by all incentive options first exercisable in any calendar year may not, in the aggregate, exceed $100,000. The maximum performance-based incentive payment to any one individual during one performance period is 15% of the aggregate number of shares that may be issued pursuant to the LTIP, or if paid in cash, that number of shares multiplied by the Fair Market Value of the stock as of the date the incentive is granted.

Basis for Allocation between LTIP Incentives.  Our LTIP expressly provides for incentives to be granted to LTIP participants in the form of any one or a combination of (a) incentive options (or other statutory stock options); (b) nonstatutory stock options; (c) stock appreciation rights; (d) restricted stock grants; (e) performance shares; (f) stock grants; and (g) other stock-based incentives.  Given the recent change in the accounting treatment for stock options changed as a result of SFAS 123R, we have concluded that granting shares of restricted stock to employees, particularly members of senior management, would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

Exercise of Discretion.  Pursuant to the LTIP, the Compensation Committee retains limited discretion in connection with the payment of performance based compensation in cases where the defined performance goals have not been met.    The Compensation Committee also retains discretion to accelerate the vesting of unvested incentives upon an individual’s termination of employment with the Company.  The Compensation Committee did not exercise this discretion in 2006.

Adjustment or Recovery of Awards upon Restatement of Company Performance.  The Company does not have a formal policy with respect to whether executive officers are required to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment.  Under the LTIP, however, in determining the actual size of an performance-based incentives, the Compensation Committee may reduce or eliminate the amount of the performance-based incentives earned over the relevant period, if, in its sole and absolute discretion, such reduction or elimination is appropriate.

Chief Executive Officer Compensation

Effective October 1, 2006, Mr. Zúñiga-Pflücker receives a base salary of $180,000.  Mr. Zúñiga-Pflücker, as a former shareholder of BPZ-Texas, is entitled to receive earn-out shares on the achievement of certain reserve and production goals under the terms of the Merger Agreement.  The Board has therefore not made a separate grant of long-term incentive awards to Mr. Zúñiga-Pflücker.

Summary Compensation Table

The following table sets forth the compensation for services in all capacities to the Company for the fiscal year ended December 31, 2006 of the chief executive officer, the chief financial officer and the three most highly compensated executive officers.

Name and Principal				Stock	Option	All Other Compensation
Position	Year	Salary	Bonus	Awards(3)	Awards(3)	(4)	Total

Manuel Pablo Zúñiga-Pflücker President, Chief Executive Officer and Director	2006	$135,000	$—	$—	$—	$2,472	$137,472

Frederic Briens Chief Operating Officer	2006	120,000	—	698,824		113,344	932,168

Edward G. Caminos (1) Vice President Finance - Chief Accounting Officer	2006	115,034	20,000	181,936	76,482	1,919	395,371

Randall D. Keys (2) Former Chief Financial Officer	2006	60,000	—	315,651	—	305	375,956

Dr. Fernando Zúñiga y Rivero Director and Chairman of the Board	2006	120,000	—	—	—	979	120,979

(1)           Effective May 24, 2007, Mr. Caminos was appointed Chief Financial Officer of the Company. Mr. Caminos has served as Vice President Finance and Chief Accounting Officer of the Company since October 30, 2006 and as interim Chief Financial Officer since June 15, 2006. Prior to June 15, 2006, Mr. Caminos served as Corporate Controller of the Company since January 2005.

(2)           Mr. Keys resigned from all positions with the Company and its subsidiaries effective June 15, 2006.

(3)           All stock awards and option reported under these columns were issued under the 2005 Long Term Incentive Compensation Plan.

(4)           Except for Mr. Briens, amounts paid are for club membership dues.  Mr. Briens receives additional compensation under the Company’s expatriate package while working in Peru, which includes school allowance; family travel expenses of approximately $14,400; income tax paid on Mr. Briens’ behalf of approximately $40,113; and house rent, maintenance and utilities of approximately $58,831.

2006 Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to a named executive officer in 2006 under our plans.

					All Other	All Other
					Stock	Option
					Awards:	Awards:		Grant Date
		Estimated Future Payouts Under			Number of	Number of	Exercise or	Fair Value
		Equity Incentive Plan Awards			Shares of	Securities	Base Price	of Stock and
		Threshold	Target	Maximum	Stock or	Under-lying	of Option	Option
Name	Grant Date	(1)	(1)	(1)	Units(2)	Options(3)	Awards(4)	Awards(5)
Manuel Pablo Zúñiga-Pflücker	—	$—	$—	$—	—	—	$—	$—

Frederic Briens	—	—	—	—	—	—	—	—

Edward G. Caminos	4/14/2006	—	—	—	20,000	—	—	64,000

	4/14/2006					100,000	3.20	214,000

	10/1/2006	—	—	—	35,000	—	—	159,250

	10/29/2006	154,000	154,000	154,000	—	—	—	—

Randall D. Keys(6)	—	—	—	—	—	—	—	—

Dr. Fernando Zúñiga y Rivero	—	—	—	—	—	—	—	—

(1)   All Non-Equity Incentive Plan Award values are based on the closing market price on the date of grant.

(2)   All stock awards granted to the named individuals for 2006 cliff vest two years following the grant date.

(3)   All options granted to the named individuals for 2006 vest annually over a two year vesting period.

(4)   The exercise price is the closing price of BPZ’s common stock on the date of grant.

(5)   The fair value of BPZ’s stock options is computed using the Black-Scholes valuation model.  The fair value of BPZ’s stock awards is computed as the market price of BPZ common stock on the date of the grant.

(6)   Mr. Keys resigned from all positions with the Company and its subsidiaries effective June 15, 2006; thus his 225,000 unvested contingent incentive stock award was forfeited.  On October 29, 2006, 190,000 shares of Mr. Keys contingent incentive stock award were conveyed to Mr. Caminos in conjunction with his new role as Vice President Finance and Chief Accounting Officer.   The shares vest and are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.  This vesting provision is the same as the second earn-out target under the Merger Agreement, as discussed in “Business and Properties—Navidec Merger Transaction”, included herein.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information regarding unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2006.

	Option Awards					Stock Awards
									Equity	Equity
	Equity								Incentive Plan	Incentive Plan
	Incentive Plan								Awards:	Awards:
	Awards:								Number of	Market or
	Number of					Number of	Market Value		Unearned	Payout Value of
	Securities					Shares or	of Shares or		Shares, Units	Unearned
	Underlying					Units of	Units of Stock		or Other	Shares, Units or
	Unexercised		Option	Option		Stock That	That Have		Rights That	Other Rights
	Unearned		Exercise	Expiration		Have Not	Not		Have Not	That Have Not
Name	Options(#)		Price($)(1)	Date		Vested(#)	Vested($)(2)		Vested(#)	Vested ($)(2)
Manuel Pablo Zúñiga-Pflücker	—		—	—	(4)	1,399,477	5,737,856		—	—

Frederic Briens	—		—	—	(4)	282,780	1,159,398	(5)	300,000	1,230,000

Edward G. Caminos	100,000	(3)	3.20	4/14/2016	(4)	225,000	922,500	(6)	90,000	369,000

Randall D. Keys	—		—	—		—	—		—	—

Dr. Fernando Zúñiga y Rivero	—		—	—	(4)	1,399,477	5,737,856		—	—

(1)   Option exercise price is computed as the closing price of BPZ common stock on the date of grant.

(2)   The market or payout value is computed using the closing price of BPZ common stock at December 29, 2006.

(3)   Options vest in two equal annual installments beginning on the first anniversary of the date of grant, April 14, 2006.

(4)   Stock awards vest and the earn-out shares are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.

(5)   Stock awards vest in three equal annual installments beginning on the first anniversary of the date of grant, May 16, 2005.

(6)   Stock awards cliff vest two years from the date of grant.  35,000 shares vest on May 16, 2007, 20,000 shares vest on April 14, 2008 and 35,000 shares vest on October 1, 2008.

Option Exercises and Stock Vested

The following table sets forth information regarding exercise of stock options and vesting of stock for each of the named executive officers during 2006.  There were no exercises of stock options by our named executive officers in 2006.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting(1)	on Vesting($)
Manuel Pablo Zúñiga-Pflücker	—	—

Frederic Briens	150,000	423,000

Edward G. Caminos	35,000	98,700

Randall D. Keys(2)	150,000	423,000

Dr. Fernando Zúñiga y Rivero	—	—

(1)           Represents restricted shares granted on May 15, 2005 of which Mr. Briens and Mr. Keys were granted 450,000 shares vesting annually over a three year period and Mr. Caminos was granted 70,000 shares vesting annually over a two year period.

(2)           Mr. Keys resigned from all positions with the Company and its subsidiaries effective June 15, 2006.  As such, the remaining unvested portion of his award, 300,000 shares, was forfeited.

Director Compensation

There are currently no arrangements to pay any cash compensation, such as annual retainer or meeting fees to Directors. Directors who are also employees of the Company receive no additional compensation for serving as directors or committee members. Non-employee directors are entitled to receive reimbursement for reasonable direct expenses incurred in attending meetings of the Board of Directors. During 2006, there were no payments of director fees to any of the Directors. In June 2006, the Company approved a grant of 250,000 common stock options, vesting annually over two years from the date of grant, to each of the Company’s three independent directors, Messrs. Lendrum, Miller and Strauch.  The following table sets forth the compensation of the Company’s directors for the last completed fiscal year.

	Fees Earned
	or Paid in	Stock	Option	All Other
Name	Cash($)	Awards($)	Awards($)	Compensation($)	Total($)
Dr. Fernando Zúñiga y Rivero	—	—	—	—	—

Manuel Pablo Zúñiga-Pflücker	—	—	—	—	—

Gordon Gray	—	—	—	—	—

John J. Lendrum, III	—	—	144,734	—	144,734

E. Barger Miller, III	—	—	144,734	—	144,734

Dennis G. Strauch	—	—	144,734	—	144,734

Employment Agreements, Termination of Employment and Change in Control Arrangements

We have no employment agreements with any of our executive officers. Effective October 1, 2006, Mr. Zúñiga-Pflücker receives a base salary of $180,000. At January 1, 2006, Mr. Caminos received a base salary of $115,000.  On October 1, 2006, Mr. Edward Caminos received a base salary increase to $150,000.  Each of our other named executive officers receives a base salary of $120,000.  Each of our named executive officers is eligible for cash bonus compensation at the discretion of the Board of Directors, but there is no formal plan covering such bonuses, nor were any bonuses paid for the fiscal year ended December 31, 2005.  To date, the Board has not made a formal decision with regard to any bonus compensation for the year ended December 31, 2006.

Under the Company’s 2005 Long-Term Incentive Compensation Plan, in the event of a change of control of the Company (as defined in that plan), all outstanding options and restricted stock become immediately exercisable in full.  In addition, in the event of a change of control, all performance shares or other performance-based awards shall be immediately payable based upon the extent, as determined by the Compensation Committee, to which the performance goals for the performance period then in progress have been met up through the date of the change in control or based on 100% of the value on the date of grant of the performance shares of other performance-based award, if such amount is higher.

 Compensation Committee Interlocks and Insider Participation in Compensation Decisions

Messrs. Strauch, Miller and Gray serve on the Compensation Committee of our Board, all of whom are “independent” under the standards of the American Stock Exchange.  None of the members of the Compensation Committee was at any time during the last fiscal year an officer or employee of the Company.  No executive officer of the Company serves as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

PLAN OF DISTRIBUTION

As used in this prospectus, “selling security holder” includes any donees, pledgees, transferees or other successors in interest who will hold the selling security holders’ shares after the date of this prospectus. We are paying the costs, expenses and fees of registering the common stock, but the selling security holders will pay any underwriting or brokerage commissions and similar selling expenses relating to the sale of the shares of common stock.

The selling security holders may sell, from time to time, any or all of their shares of our common stock on any stock exchange, market or trading facility on which our shares are then traded or in private transactions. A selling security holder may sell his or her shares at prevailing market prices or privately negotiated prices.

The selling security holders may sell some or all of their common stock through:

•      ordinary brokers’ transactions which may include long or short sales;

•      transactions involving cross or block trades or otherwise;

•      purchases by brokers, dealers or underwriters as principal and resale by those purchasers for their own accounts under this prospectus;

•      market makers or into an existing market for our common stock;

•      other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

•      transactions in options, swaps or other derivatives; or

•      any combination of the selling options described in this prospectus, or by any other legally available means.

The selling security holders may enter into hedging transactions with broker-dealers who may engage in short sales of our common stock in the course of hedging the positions they assume. The selling security holders also may enter into option or other transactions with broker-dealers that require the delivery by those broker-dealers of the common stock. Thereafter, the shares may be resold under this prospectus.

The selling security holders and any broker-dealers involved in the sale or resale of our common stock may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933. In addition, the broker-dealers’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act. If any selling security holders or any broker-dealer qualifies as an “underwriter,” they will be subject to the prospectus delivery requirements of Section 153 of the Securities Act, which may include delivery through the facilities of the NASD.

In conjunction with sales to or through brokers, dealers or agents, the selling security holders may agree to indemnify them against liabilities arising under the Securities Act. We know of no existing arrangements between the selling security holders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock.

In addition to selling their shares of common stock under this prospectus, the selling security holders may:

•      transfer their common stock in other ways not involving market makers or established trading markets, including by gift, distribution, or other transfer; or

•      in some cases, sell their common stock under Rule 144 of the Securities Act, if the transaction meets the requirements of Rule 144.

We have advised the selling security holders that during the time each is engaged in a distribution of the shares covered by this prospectus, each is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling security holders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any shares which are the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of our shares in connection with the distribution of our shares. We have further advised selling security holders who may be “affiliated purchasers” of ours that they must coordinate their sales under this prospectus with each other and us for purposes of Regulation M. All of the foregoing may affect the marketability of the shares offered in this prospectus.

We will amend or supplement this prospectus as required by the Securities Act.

SELLING SECURITY HOLDERS

The following table shows for each selling security holder:

•      the number of shares of common stock beneficially owned by him or her,

•      the number of shares of common stock covered by this prospectus, and

•      the number of shares of common stock to be retained after this offering, if any, assuming the selling security holder sells the maximum number of shares (and percentage of outstanding shares of common stock owned after this offering, if more than 1%).

The selling security holders are not required, and may choose not, to sell any of their shares of common stock.

		Shares of		Shares of
		Common	Shares of	Common
		Stock	Common	Stock
		Beneficially	Stock	Beneficially
		Owned Before	to Be Sold	Owned After
Name of Beneficial Owner		Offering	in Offering	Offering(1)

Hopewell Capital LLC	(2)	509,967	300,000	209,967
JMG Capital Partners, L.P.	(3)	743,664	476,190	267,474
JMG Triton Offshore Fund, Ltd.	(3)	743,664	476,191	267,473
Columbus Capital Partner, L.P.	(4)	604,800	285,000	319,800
Columbus Capital Offshore Fund, Ltd.	(4)	123,400	85,000	38,400
Treaty Oak Ironwood	(5)	304,148	109,768	194,380
Treaty Oak Master Fund	(5)	239,170	86,917	152,253
Treaty Oak Acorn	(6)	100,000	100,000	—
Wasatch Micro Cap Value Fund (Nominee name: Carrhae & Co)	(7)	168,195	168,195	—
Wasatch Small Cap Value Fund (Nominee name: Clear Pond & Co)	(7)	1,050,853	1,050,853
Armstrong Equity Partners, L.P.	(8)	190,476	190,476	—
Falcon Fund QP, Ltd	(9)	690,476	190,476	500,000
Atlas Allocation, L.P.	(10)	3,315	3,315	—
Select Contrarian Value Partners, L.P.	(11)	525,975	361,014	164,961
Spectrum Galaxy Fund, Ltd.	(11)	12,938	12,938	—
Petroleum Industry Research Associates, Inc.	(12)	100,000	100,000	—
Audrey M.T. Jones Trustee for Gallant Trust	(13)	100,000	100,000	—
T2, Ltd.	(14)	57,143	57,143	—
Bedrock Capital, L.P.	(14)	38,095	38,095	—
Sandor Capital Master Fund, L.P.	(15)	157,143	57,143	100,000
Talvest Small Cap Cdn. Equity Fund (Nominee name: Mac & Co)	(16)	8,600	8,600	—
Pension Plan for Management and Professionals of TELUS Corporation(Nominee name: Mac & Co)	(16)	12,900	12,900	—
Small/Mid Cap Diversified Alpha Fund(Nominee name: Hare & Co)	(16)	13,300	13,300	—
NZ Funds Global Small Companies Trust(Nominee name: Gerlach & Co)	(16)	18,800	18,800	—
TALVEST Global Small Cap Fund(Nominee name: Mac & Co)	(16)	22,300	22,300	—
Pension Plan for Management and Professionals of TELUS Corp-Alpha(Nominee name: Mac & Co)	(16)	27,000	27,000	—
Maritime Life Discovery Fund(Nominee name: Mac & Co)	(16)	36,300	36,300	—
Wellington Management Portfolios (Dublin) - Global Smaller Companies Equity(Nominee name: Squidlake & Co)	(16)	47,300	47,300	—
Goldman Sachs Global Manager Strategies(Nominee name: Hare & Co)	(16)	53,500	53,500	—
Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Smaller Companies Portfolio(Nominee name: Finwell & Co)	(16)	53,900	53,900	—
Stichting Bedrijfstakpensionefonds Voor Het Veroepsvervoer Over De Weg(Nominee name: Booth & Co)	(16)	54,700	54,700	—
Telstra Super Pty LTD - Super Global Smaller Companies(Nominee name: Hare & Co)	(16)	66,400	66,400	—
Goldman Sachs J B Were Investment Management Pty Ltd, Commonwealth Global Share Fund(Nominee name: Gerlach & Co)	(16)	69,500	69,500	—
Stichting Bedrijfstakpensioenfonds voor de Media PNO(Nominee name: Mac & Co)	(16)	69,900	69,900	—
Australian Retirement Fund(Nominee name: Cudd & Co)	(16)	77,700	77,700	—
Retail Employees Superannuation Pty Ltd(Nominee name: Cudd & Co)	(16)	91,000	91,000	—
Seligman Global Fund Series, Inc. - Global Smaller Companies Fund(Nominee name: Cudd & Co)	(16)	101,600	101,600	—
SEI Institutional Investments Trust, Small/Mid Cap Equity Fund(Nominee name: Hare & Co)	(16)	163,000	163,000	—
SEI Institutional Investments Trust, Small Cap Fund(Nominee name: Hare & Co)	(16)	189,500	189,500	—
Central States Small Companies(Nominee name: Mac & Co)	(16)	221,900	221,900	—
SEI Institutional Managed Trust, Small Cap Growth Fund (Nominee name: Hare & Co)	(16)	229,000	229,000	—
The SEI U.S. Small Companies Fund(Nominee name: SEI U.S. Small Companies Fund C/o BBH & Co.)	(16)	32,800	32,800	—
J B Were Global Small Companies Pooled Fund (Nominee name: Hare & Co)	(16)	339,100	339,100	—
William F. Harnisch	—	248,700	248,700	—
Ruth Ann Harnisch	—	51,300	51,300	—
Graham R. Smith	—	57,143	57,143	—
Neal Feagans	—	57,143	57,143	—
David W. Berry	—	7,000	7,000	—
Total		8,884,708	6,670,000	2,214,708

(1)           Assumes all shares of common stock offered hereby are sold.

(2)           Based upon information provided to the Company by the selling security holder, Mr. Richard Adelaar, acting as Managing Partner, has voting power and investment power over these shares.

(3)           Based upon information provided to the Company by the selling security holder, Mr. Jonathan Glaser, acting as Member Manager, has voting power and investment power over these shares.

(4)           Based upon information provided to the Company by the selling security holder, Mr. Matthew D. Ockner acting as Managing Member of Columbus Capital Management, LLC, has voting power and investment power over these shares.

(5)           Based upon information provided to the Company by the selling security holder, Mr. John J. Myers, acting as Investment Manager, has voting power and investment power over these shares.

(6)           Based upon information provided to the Company by the selling security holder, Mr. Aaron R. Stanley, acting as Investment Manager, has voting power and investment power over these shares.

(7)           Based upon information provided to the Company by the selling security holder Wasatch Advisors, Inc., as investment advisor for Wasatch Funds, Inc., Mr. Daniel Thurber, acting as Vice President, has voting power and investment power over these shares.

(8)           Based upon information provided to the Company by the selling security holder, Mr. Bradley C. Shoup, acting as CIO, has voting power and investment power over these shares.

(9)           Based upon information provided to the Company by the selling security holder, Mr. G. Houston Hall, acting as President, has voting power and investment power over these shares.

(10)         Based upon information provided to the Company by the selling security holder, Mr. Robert Alpert, acting as President, has voting power and investment power over these shares.

(11)         Based upon information provided to the Company by the selling security holder, Mr. David W. Berry, acting as Investment Manager, has voting power and investment power over these shares.

(12)         Based upon information provided to the Company by the selling security holder, Mr. Gary Ross, acting as CEO, has voting power and investment power over these shares.

(13)         Based upon information provided to the Company by the selling security holder, Mrs. Audrey M.T. Jones, acting as Trustee, has voting power and investment power over these shares.

(14)         Based upon information provided to the Company by the selling security holder, Mr. Jim Smith, acting as Manager, has voting power and investment power over these shares.

(15)         Based upon information provided to the Company by the selling security holder, Mr. John S. Lemak, acting as General Partner, has voting power and investment power over these shares.

(16)         Based upon information provided to the Company by the selling security holder, Wellington Management Company, LLP, (“Wellington”) is an investment adviser registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, may be deemed to share beneficial ownership over the shares held by its client accounts.  Wellington has voting power and investment power over these shares.

DESCRIPTION OF OUR STOCK

Common Stock

The Company has 250,000,000 shares of common stock, no par value, authorized by its Third Amended and Restated Articles of Incorporation. The holders of the common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of common stock do not carry cumulative voting rights, and therefore, a majority of the shares of outstanding common stock will be able to elect the entire Board of Directors; if they do so, minority stockholders would not be able to elect any persons to the Board of Directors. Our bylaws provide that a majority of the issued and outstanding shares of the Company shall constitute a quorum for stockholders meetings except with respect to certain matters for which a greater percentage quorum is required by statute or the bylaws.

Shareholders of the Company have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends. The Company seeks growth and expansion of its business through the reinvestment of profits, if any, and does not anticipate that it will pay dividends in the foreseeable future.

The Board of Directors has the authority to issue the authorized but unissued shares of common stock without action by the stockholders. The issuance of such shares would reduce the percentage ownership held by existing shareholders and may dilute the book value of their shares.

There are no provisions in the bylaws or Articles of Incorporation, as amended, of the Company which would delay, defer or prevent a change in control of the Company.

Preferred Stock

The Company has up to 25,000,000 shares of preferred stock available for future issuance. All authorized but unissued shares of preferred stock will be available for issuance in one or more series with rights and preferences, including any dividend, voting conversion, liquidation or redemption rights, to be established by the Board of Directors from time to time without further action by the shareholders, unless such action is otherwise required by applicable law.

The holders of preferred stock will generally rank superior to holders of common stock in the collection of dividends, if any, and with respect to any asset distribution in the event of dissolution or bankruptcy. The holders of preferred stock may have the right to convert their preferred stock into common stock if that right is granted by the Board of Directors in the issuance of a particular series of preferred stock. The holders of preferred stock may have a greater expectation to a certain dividend if that right is included as part of the issuance of a series of preferred stock. The preferred stock may be issued with or without voting power, but in any case will not be issued with superior voting power per share than the Company’s common stock. Holders of the preferred stock will also not have preemptive rights to subscribe for any additional securities which may be issued by the Company.

Transfer Agent and Registrar

The transfer agent for our common stock is Computershare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401.

MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information

Our Common Stock began trading on the American Stock Exchange (“AMEX”) under the symbol “BZP”, on January 12, 2007.  Between December 27, 2005 and January 12, 2007, our common stock was traded on the Pink Sheets under the symbol “BPZI.PK”.  From February 7, 2005 to December 27, 2005, prior to becoming ineligible as a result of a delay in filing our quarterly report on Form 10-Q for the quarterly period ended September 30, 2005, we were trading on the OTC Bulletin Board under the symbol “BPZI”.  In connection with the Merger and prior to changing our name, our common stock traded on the OTC Bulletin Board under the symbol “NVDC” between, August 20, 2003 and February 5, 2005.

The following table sets forth, for the periods indicated, the high and low prices of a share of our Common Stock as reported on the AMEX, OTC Bulletin Board and the Pink Sheets for the applicable time periods. The quotations provided for the over the counter market reflect interdealer prices without retail mark-up, mark-down or commissions, and may not represent actual transactions.

	High	Low
2007
First quarter	$6.00	$3.61
2006
Fourth quarter	4.59	3.55
Third quarter	5.45	3.40
Second quarter	4.00	2.42
First quarter	3.95	3.20
2005
Fourth quarter	5.05	1.01
Third quarter	6.00	4.00
Second quarter	6.50	3.70
First quarter	6.90	3.20

Holders

As of May 22, 2007, we had approximately 314 shareholders of record, plus an estimated 3,978 beneficial owners of our common stock.

Dividend Policy on Common Stock

We currently intend to retain all future earnings to fund the development and growth of our business.  We have never paid cash dividends on our stock.  For the foreseeable future, we intend to retain earnings, if any, to meet our working capital requirements and to finance future operations. Accordingly, we do not plan to declare or distribute cash dividends to the holders of our common stock in the foreseeable future.  As of the date of this filing, we have not repurchased any of our equity securities and have not adopted a stock repurchase program.

Equity Compensation Plan Information (as of December 31, 2006)

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance underequity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders:
BPZ Long Term Incentive Compensation Plan	—	$—	1,156,000
Equity compensation plans not approved by security holders:
Contingent Incentive Earn-Out Shares	450,000	$—	—
Navidec, Inc. 2004 Stock Option Plan	378,652	1.67	—
Options pursuant to Business Consulting Agreement	1,125,000	2.00	—
Stock Options pursuant to Director’s Agreement	1,000,000	1.30	—
Total not approved by security holders	2,953,652	1.42	—
Total all compensation plans	2,953,652	$1.42	1,156,000

Description of Equity Compensation Plans Not Approved by Security Holders

Contingent Incentive Earn-Out Shares

We awarded contingent incentive stock awards totaling 450,000 shares to two of the Company’s executive officers.  The incentive stock awards vest and are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007. This vesting provision is the same as the second earn-out target under the Merger Agreement, as discussed in “Business and Properties—Navidec Merger Transaction,” included herein.

Navidec, Inc. 2004 Stock Option Plan

Subsequent to the Merger, the Company discontinued the Navidec 2004 Stock Option Plan (the “Navidec Plan”) and no further options were granted under the Navidec Plan. The following discussion pertains to the period prior to the Merger.

On April 26, 2004, the Board of Directors of Navidec, Inc. adopted the Navidec Plan for current or former key employees, consultants and members of the Board of Directors of the Company or a subsidiary of the Company providing material services to the Company. The Navidec Plan was included as an exhibit to a registration statement on Form S-8 filed on June 15, 2004. The Board of Navidec, Inc. administers the Navidec Plan, or the Board may appoint a committee of two or more non-employee directors to administer the Navidec Plan. The Board or such committee may, in its sole discretion, select eligible optionees. The Board may also amend, modify or terminate the Plan at any time. None of these actions, however, shall affect any outstanding option under the Navidec Plan without the consent of the optionee holding the option.

The Navidec Plan reserves 3,000,000 shares of common stock for issuance upon exercise of options. During the period from the establishment of the Navidec Plan until the date of the Merger, Navidec issued options to purchase 2,157,361 shares of common stock at an average exercise price of $1.45 per share. The Board will adjust the aggregate number of shares under the Plan if there is any change in the outstanding shares of stock of the Company because of a stock dividend or split, recapitalization, reclassification or other similar capital change. The options granted under the Plan expire on the earliest to occur of (i) the date set forth in such option, not to exceed 10 years from the date of grant; (ii) the third anniversary of the completion of the merger or sale of substantially all of the stock or assets of the Company with or to another company in which the Company is not the surviving corporation (except for merger with a wholly owned subsidiary); or (iii) the termination of the employment of an optionee for cause by the Company. Options may be subject to a vesting schedule as set forth in an option agreement. Notwithstanding any other terms, an option is fully vested and exercisable (i) immediately prior to the completion of the merger or sale of substantially all of the stock or assets of the Company with or to another company in which the Company is not the surviving corporation (except for merger with a wholly-owned subsidiary); (ii) upon termination of the optionee’s employment because of death, disability or retirement upon reaching the age of 65; or (iii) upon retirement from the Board upon reaching the age of 70 for non-employee Directors. The Board may reprice outstanding options after the grant to provide for a lower option exercise price. The Board has the discretion to cancel outstanding Options in return for payment if an acquisition occurs with respect to the Company. No future options will be issued under this plan.

Options Issued Pursuant to Business Consulting Agreement

In connection with the Merger, the Company entered into a Business Consulting Agreement with NFS, an affiliate of the Company, under which NFS provided investor relations, public relations, and other financial advisory services to BPZ. Under this agreement, the Company granted to NFS fully vested options to purchase 1,500,000 shares of common stock at an exercise price of $2.00 per shares at any time prior to July 31, 2006. Pursuant to an agreement between the parties, NFS discontinued services under the Business Consulting Agreement effective May 6, 2005. On May 19, 2006, the Company entered into a Settlement Agreement and Mutual Release by and among the Company, NFS and John McKowen, the Chief Executive Officer of NFS and former Chief Executive Officer and Director of the Company.  Among other things, the agreement extended the expiration date for NFS’s options. The Company agreed to extend the expiration date for the remaining stock options from July 31, 2006, to one year following the effective date of the related registration statement.  The registration of these shares became effective on December 18, 2006 and, as a result, the expiration date for the remaining options was extended to December 17, 2007.

Stock Options Issued Pursuant to Director’s Agreement

In July 2004, BPZ entered into a Director Agreement with Mr. McKowen, then the Chief Executive Officer of Navidec, related to his service as a Director to BPZ upon consummation of the Merger between Navidec and BPZ-Texas. Pursuant to that Agreement, Mr. McKowen received options to acquire up to 1,000,000 shares of the Company’s common stock at $1.30 per share. Of such option shares, 500,000 became vested upon the closing of the $6,000,000 private placement in September 2004. The remaining 500,000 shares will vest upon the receipt of additional investment proceeds totaling $6,000,000, including proceeds from the exercise of outstanding warrants, provided such funding is received by the Company no later than one year following the effective date of the related registration statement, which became effective December 15, 2006. In March 2007, such funding received by the Company exceeded the $6,000,000 target and as a result, the remaining 500,000 share vested.  These options will expire ten years from the date of grant. Mr. McKowen did not stand for re-election to the BPZ Board of Directors at the Annual Meeting on July 1, 2005.

LEGAL MATTERS

The validity of the shares of common stock registered in this offering will be passed upon for the selling security holders by the law firm of Adams and Reese LLP.

EXPERTS

Our consolidated balance sheets as of December 31, 2006 and 2005 and the consolidated statements of operations, stockholders’ equity (deficit) and cash flows for each of the three years in the period ended December 31, 2006, and for the period from August 20, 2001 (Inception) through December 31, 2006 in this prospectus have been audited by Johnson Miller & Co., CPA’s PC, independent registered public accountants, to the extent and for the periods set forth in their report, and are set forth in this prospectus in reliance upon such report given upon the authority of them as experts in auditing and accounting.

SECURITIES AND EXCHANGE COMMISSION POSITION ON CERTAIN INDEMNIFICATION

The Colorado Business Corporation Act provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation.

Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-1 that we filed with the Securities and Exchange Commission (“SEC”). Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC.

The Company files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Securities Act of 1934. Our file number is 000-29098. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at Headquarters Office, 100 F Street, NE, Room 1580, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the SEC. The public can obtain any documents that we file electronically with the SEC at http: //www.sec.gov. In addition, the Company maintains a website (http:/ /www.bpzenergy.com) on which we also make available, free of charge, all of the Company’s above mentioned filings with the SEC, including Forms 3, 4 and 5 filed with respect to our equity securities under Section 16(a) of the Securities Act of 1934. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INDEX TO FINANCIAL STATEMENTS

Financial Statements as of March 31, 2007 and 2006 (Unaudited)
Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006

Consolidated Statements of Operations for the Three Months Ended March 31, 2007 and 2006 and for the Period from August 20, 2001 (Inception) to March 31, 2007

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2007 and 2006 and for the Period from August 20, 2001 (Inception) to March 31, 2007

Notes to Consolidated Financial Statements

Financial Statements as of December 31, 2006, 2005, and 2004 (Audited):

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2006 and 2005

Consolidated Statements of Operations for the Years Ended December 31, 2006, 2005 and 2004 and for the Period from August 20, 2001 (Inception) to December 31, 2006

Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended December 31, 2006, 2005 and 2004

Consolidated Statements of Cash Flows for the Years Ended December 31, 2006, 2005 and 2004 and for the Period from August 20, 2001 (Inception) to December 31, 2006

Notes to Consolidated Financial Statements

BPZ Energy, Inc. and Subsidiaries
(An Exploratory Stage Company)
Consolidated Balance Sheets

	March 31,	December 31,
	2007	2006
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$13,023,534	$25,324,233
Value added tax receivable	4,735,558	3,159,698
Inventory	1,870,411	1,945,781
Prepaid and other current assets	1,815,080	1,972,500
Total current assets	21,444,583	32,402,212

Property, equipment and construction in progress, net	50,129,809	38,726,910
Restricted cash	1,150,000	1,150,000
Investment in Ecuador property, net	1,710,708	1,757,604

Total assets	$74,435,100	$74,036,726

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,441,591	$7,376,310
Accrued liabilities	3,222,050	2,849,376
Other liabilities	127,629	119,320

Total current liabilities	12,791,270	10,345,006

Long-term debt	51,298	55,815

Commitments and contingencies (See Note 11)

Stockholders’ equity:
Preferred stock, no par value, 25,000,000 authorized, none issued and outstanding	—	—
Common stock, no par value, 250,000,000 authorized; 54,497,869 and 54,143,717 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	97,162,961	96,574,326
Additional paid in capital	5,665,725	5,092,341
Stock subscription receivable	(230,825)	(230,825)
Deficit accumulated during the exploratory stage	(41,005,329)	(37,799,937)

Total stockholders’ equity	61,592,532	63,635,905

Total liabilities and stockholders’ equity	$74,435,100	$74,036,726

The accompanying notes are an integral part of these consolidated financial statements.

BPZ Energy, Inc. and Subsidiaries
(An Exploratory Stage Company)
Consolidated Statements of Operations
(Unaudited)

	Cumulative
	Amounts from
	August 20, 2001
	(Inception) to
	March 31,	Three Months Ended March 31,
	2007	2007	2006

Revenue	$—	$—	$—

Operating and administrative expenses:
General and administrative	17,620,369	2,136,236	1,575,440
Stock-based compensation	12,626,627	959,559	542,915
Geological, geophysical and engineering	3,509,426	101,588	466,403
Depreciation expense	298,107	54,497	37,168

Total operating expenses	34,054,529	3,251,880	2,621,926

Operating loss	(34,054,529)	(3,251,880)	(2,621,926)

Other income (expense):
Income (Loss) from investment in Ecuador property, net of amortization	1,835,942	(183,943)	189,655
Interest expense	(95,101)	(1,178)	(1,452)
Amortization of deferred financing costs	(428,000)	—	—
Registration delay expense	(4,068,480)	—	(1,031,946)
Interest income	1,537,570	240,307	222,003
Merger costs	(5,470,455)	—	—
Net loss on sale of asset	(8,835)	(8,985)	—
Miscellaneous income	(247,067)	6,661	5,000

Total other income (expense)	(6,944,426)	52,862	(616,740)

Loss before income taxes	(40,998,955)	(3,199,018)	(3,238,666)

Income taxes	6,374	6,374	—

Net loss	$(41,005,329)	$(3,205,392)	$(3,238,666)

Basic and diluted net loss per share		$(0.06)	$(0.08)

Weighted average common shares outstanding		54,309,294	40,845,270

The accompanying notes are an integral part of these consolidated financial statements.

BPZ Energy, Inc. and Subsidiaries
(An Exploratory Stage Company)
Consolidated Statements of Cash Flows
(Unaudited)

	Cumulative
	Amounts from
	August 20, 2001
	(Inception) to
	March 31,	Three months ended March 31,
	2007	2007	2006

Net loss	$(41,005,329)	$(3,205,392)	$(3,238,666)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock-based compensation	12,626,627	959,559	542,915
Stock issued in merger	979,981	—	—
Options assumed in merger	4,490,474	—	—
Stock issued for registration delay expense	2,602,739	—	543,920
Depreciation expense	298,107	54,497	37,168
Net loss on the retirement of assets	8,835	8,985	—
Amortization of investment in Ecuador property	413,792	46,896	46,896
Amortization of deferred financing fees	428,000	—	—
Expenses paid by affiliate	629,596	—	—
Changes in operating assets and liabilities:
Increase value added tax receivable	(4,373,003)	(1,575,860)	(761,256)
Increase in inventory	(1,870,411)	75,370	—
Increase in prepaid and other current assets	(2,177,635)	157,420	(17,191)
Increase (decrease) in accounts payable	9,441,591	2,065,281	(328,097)
Increase in accrued liabilities	3,222,050	372,674	82,936
Increase in other liabilities	127,629	8,309	2,194
Net cash used by operating activities	(14,156,957)	(1,032,261)	(3,089,181)

Cash flows from investing activities:
Property, equipment and construction in progress additions	(50,436,751)	(11,466,381)	(4,411,076)
Restricted cash	(1,150,000)	—	—
Investment in Ecuador property	(1,440,000)	—	—
Net cash used by investing activities	(53,026,751)	(11,466,381)	(4,411,076)

Cash flows from financing activities:
Borrowings	2,226,826	—	—
Repayments of borrowings	(469,999)	(4,517)	(1,978)
Proceeds from exercise of warrants, net	3,868,260	—	—
Proceeds from exercise of options, net	202,460	202,460	—
Proceeds from sale of common stock, net	74,379,695	—	5,010,000
Net cash provided by financing activities	80,207,242	197,943	5,008,022

Net increase (decrease) in cash and cash equivalents	13,023,534	(12,300,699)	(2,492,235)
Cash and cash equivalents at beginning of period		25,324,233	29,455,130
Cash and cash equivalents at end of period	$13,023,534	$13,023,534	$26,962,895

Supplemental cash flow information:
Cash paid for:
Interest	$91,859	$1,178	$1,452
Foreign income tax	6,374	6,374
Non — cash items:
Common stock issued for property interest	$1,112,500	$—	$—
Warrants issued to private placement agent	325,000	—	—
Imputed financing costs	428,000	—	—
Issuance of common stock for subscription receivable	230,825	—	—
Conversion of long-term debt to common stock	685,000	—	—
Conversion of notes payable to common stock	1,020,529	—	—
Depreciation on support equipment capitalized to property and equipment	310,914	115,159	—

The accompanying notes are an integral part of these consolidated financial statements.

BPZ Energy, Inc. and Subsidiaries
(An Exploratory Stage Company)
Notes To Consolidated Financial Statements
March 31, 2007 and 2006
(Unaudited)

Note 1 - Basis of Presentation and Significant Accounting Policies

Organization

BPZ Energy, Inc., (the “Company” or “BPZ”) a Colorado corporation, formerly named Navidec, Inc., was incorporated in 1993 and is based in Houston, Texas with offices in Lima, Peru and Quito, Ecuador. We are an exploratory stage company focused on the exploration and production of oil and natural gas and we intend to utilize part of our future natural gas production for the complementary development of gas-fired power generation.

Currently, we have exclusive rights and license agreements for oil and gas exploration and production covering a total of approximately 2.4 million acres in northwest Peru. Our license contracts cover 100% ownership of both Block Z-1 (739,205 acres) and Block XIX (472,860 acres). The Block Z-1 contract was signed in November 2001, and the Block XIX contract was signed in December 2003.  Our license contracts provide for an initial exploration period of seven to thirteen years and seven to ten years, respectively, and require that we conduct specified activities on the properties during this period. If the exploration activities are successful, the total contract term can extend up to 30 years for oil exploration and production and up to 40 years for gas exploration and production. We have presented all necessary documentation requested by Perupetro in order to become the qualified operator under a license contract for Block XXII (948,000 acres, referred to as Area VI in previous filings) which we previously held under a Technical Evaluation Agreement. Subsequently, in March 2006, we were notified by Perupetro that we qualified as an operator for Block XXII. In July 2006 Perupetro officially informed us that our proposal for the 248,000 acre Block XXIII, located onshore in northwest Peru between our Blocks Z-1 and XIX, was the winning bid in their recent license tender process. We have presented all necessary documentation to become the qualified operator of this new block under an exploration and production license contract.

In addition, through our wholly owned subsidiary, SMC Ecuador Inc., a Delaware corporation, and its registered branch in Ecuador, we own a 10% non-operated working interest in an oil and gas producing property, Block 2, located in the southwest region of Ecuador (the “Santa Elena Property”). The license agreement covering the property extends through May 2016.

We are in the exploratory stage of our oil and natural gas business and to date our activities in Peru have been primarily limited to analysis and evaluation of technical data on the properties and preparation of the development plans for the properties, including detailed engineering and design of the power plant and gas processing facilities, refurbishment of one of our offshore platforms, procuring machinery and equipment for an extended drilling campaign, obtaining all necessary environmental and operating permits and securing the required capital and financing to complete the current plan of operation.  We commenced drilling of our initial well, the CX11-21XD, in the Corvina Gas Field at the CX-11 platform in September 2006, and a total depth of 10,457 feet (9,234 feet true vertical depth) was reached in November 2006.  In March 2007, after a total of six Drill Stem Tests were conducted on separate potential pay zones from the Lower and Upper Zorritos formations, the well tested positive for both gas and oil in quantities that we believe to be commercially producible.  We are currently in the process of working over the shut-in CX11-16X well, and will then begin the drilling of our second new well in the Corvina field, to test for additional gas reserves and further appraise the oil discovery. However, we caution readers that test data is not necessarily indicative of actual results.  We have not drilled any other wells or recognized any revenues from operations, and we do not anticipate generating significant revenues from our properties prior to early 2008.

Navidec Merger Transaction

On September 10, 2004, BPZ Energy, Inc., a Texas corporation, consummated a reverse merger with Navidec, whereby BPZ-Texas became a wholly owned subsidiary of Navidec (the “Merger”). See “Business—Navidec Merger Transaction” and Note 2 to the Company’s Consolidated Financial Statements on Form 10K for the year ended December 31, 2006, as amended for detailed discussion regarding the Merger. As a result of the Merger, the shareholders of BPZ-Texas received the majority of the voting interest and control of the Board of Directors and management of the combined entity and on February 4, 2005, Navidec changed its name to BPZ Energy, Inc. Accordingly, for accounting purposes, BPZ-Texas was treated as the acquiring entity. All financial statements herein represent the historical financial statements of the accounting acquirer, BPZ—Texas. Although the Company’s name has been changed, the pre-merger company may be referred to as Navidec in this filing, as the context may require, to avoid confusion.

The Merger Agreement provided for the immediate issuance by Navidec of 9,000,000 shares of its common stock to the shareholders of BPZ-Texas and the future issuance of an additional 18,000,000 shares on an earn-out basis if the Company achieves certain reserve and production goals. The first 9,000,000 earn-out shares were contingent on achieving certain reserve targets, which were achieved in December 2004. The remaining 9,000,000 earn-out shares are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.

Basis of Presentation

The Company’s unaudited consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission as they pertain to Form 10-Q.  Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations.  The unaudited financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and results of operations for the interim periods on a basis consistent with the annual audited financial statements.  All such adjustments are of a normal recurring nature. The Company believes that the disclosures contained herein are adequate to make the information presented not misleading.  The consolidated balance sheet at December 31, 2006 is derived from the December 31, 2006 audited consolidated financial statements.  These interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2006.  The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.

Reclassifications

Certain reclassifications of prior year balances have been made to conform such amounts to corresponding 2007 classifications.  These reclassifications have no impact on net income.

Principles of Consolidation

Our consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and branch offices. All intercompany balances and transactions have been eliminated.

Recent Accounting Pronouncements

In April 2005, the FASB issued FASB Staff Position FSP FAS 19-1 provides circumstances that would permit the continued capitalization of exploratory well costs beyond one year, other than when additional exploration wells are necessary to justify major capital expenditures and those wells are under way or firmly planned for the near future. Generally, the statement allows exploratory well costs to continue to be capitalized when the well has found a sufficient quantity of reserves to justify its completion as a producing well and the enterprise is making sufficient progress assessing the reserves and the economic and operating viability of the project.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of SFAS No. 109” (“FIN 48”). This interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding derecognition, classification and disclosure of these uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation is not expected to have a material impact on our consolidated financial position, results of operations, or cash flows.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which establishes an approach requiring the quantification of financial statement errors based on the effect of the error on each of the company’s financial statements and the related financial statement disclosures.  This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the “iron curtain” and “roll-over” methods.  The roll-over method focuses primarily on the impact of a misstatement on the income statement, including the reversing effect of prior year misstatements; however, its use can lead to the accumulation of misstatements in the balance sheet. The iron curtain method focuses primarily on the effect of correcting the period end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. The Company currently uses the iron curtain method for quantifying financial statement misstatements. The Company will initially apply the provisions of SAB 108 in connection with the preparation of the Company’s annual financial statements for the year ending December 31, 2006. The use of the dual approach is not expected to have a material impact on our consolidated financial position, results of operations, or cash flows.

In December 2006, the FASB issued FASB Staff Position FSP EITF 00-19-2, Accounting for Registration Payment Arrangements. This FASB Staff Position, or FSP, specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies. This FSP also requires certain disclosures regarding registration payment arrangements and liabilities recorded for such purposes. This FSP is immediately effective for registration payment arrangements entered into or modified after December 21, 2006. The guidance of this FSP is effective for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years for registration payment arrangements entered into prior to December 21, 2006. This FSP requires adoption by reporting a change in accounting principle through a cumulative-effect adjustment to the opening balance of our stockholders’ equity accounts as of the first interim period of the year in which this FSP is initially applied. We do not expect our adoption of this FSP to materially affect our financial position, results of operations or cash flows.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 157 – Fair Value Measurement (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements, the FASB having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, SFAS No. 157 does not require any new fair value measurements. However, for some entities, the application of this SFAS No. 157 will change current practice.  The definition of fair value focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price), not the price that would be paid to acquire the asset or received to assume the liability (an entry price).  SFAS No. 157 emphasizes that fair value is a market-based measurement, not an entity-specific measurement.  The provisions of this Statement will be effective for financial statement issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years.

In February 2007, FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities–Including an Amendment of FASB Statement No. 115 (“SFAS No. 159”). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS No. 159 are elective; however, the amendment to FASB Statement No. 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact this adoption will have on the consolidated financial statements.

Note 2 — Value Added Tax Receivable

Value-added tax (referred to as “IGV” in Peru) is generally imposed on goods and services at a rate of 19%. Peru currently has an IGV early recovery program for companies during the exploration phase.  Under this program, IGV paid on the acquisition of certain goods and services used directly in hydrocarbon exploration activities can be recovered prior to a commercial discovery taking place or production and revenue billings begin. The Company has applied for early recovery of certain IGV paid since it does not anticipate first sales of oil or power to the Peruvian power market until early 2008.

The Company’s value added tax receivable balance as of March 31, 2007 was $4,735,558.  Of this balance, the Company filed claims with the Peruvian tax authority to recover approximately $3.6 million under the IGV early recovery program, of which $1.7 million has been collected as of May 4, 2007.

Note 3 — Inventories

Inventories consist primarily of tubular goods, accessories and spare parts for production equipment, stated at the lower of average cost or market.  The balance in inventory at March 31, 2007 was $1,870,411.

Note 4 — Prepaid and Other Current Assets

Below is a summary of prepaid and other current assets as of March 31, 2007 and December 31, 2006:

	March 31,	December 31,
	2007	2006

Prepaid expenses and other	$799,624	$763,480
Deposits	69,029	68,367
Prepaid insurance	334,394	517,974
Insurance receivable	612,033	612,033
Interest receivable	—	10,646
Prepaid and other current assets	$1,815,080	$1,972,500

Prepaid expenses and other are primarily related to prepayments for drilling services, equipment rental and material procurement.  Deposits are primarily to secure delivery of the drilling rig and rent deposits in connection with the Company’s offices in Houston and Peru.  Prepaid insurance consists of premiums related to the Company’s operations as well as general liability and directors and officers insurance policies.

Insurance receivable is related to the barge incident which occurred in early August 2006.  The Company incurred an operational delay of approximately three weeks resulting from a navigation incident which caused the BPZ-01 barge to be grounded on a sand bank in Talara Bay in northwest Peru during the second mobilization trip to the Corvina platform. As of March 31, 2007, a claim of approximately $712,000 for repairs is expected to be filed with the insurance carrier.   A deductible of $100,000 will be applied to this insurance claim when reimbursed.  See Note 11 “Commitments and Contingencies”, included herein, for further discussion.

Note 5 — Property, Equipment and Construction in Progress

Below is a summary of property, equipment and construction in progress as of March 31, 2007 and December 31, 2006:

	March 31,	December 31,
	2007	2006

Construction in progress:
Power plant and related equipment	$3,655,283	$3,581,069
Platforms and wells	37,169,143	25,759,009
Pipelines and processing facilities	2,535,593	2,535,593
Barge and related equipment	6,468,134	6,461,877
Office equipment, leasehold improvements, and vehicles	905,694	828,727
Accumulated depreciation and amortization	(604,038)	(439,365)
Net property, equipment and construction in progress	$50,129,809	$38,726,910

As of March 31, 2007, the Company incurred costs associated with its development initiatives for the exploration and production of natural gas reserves and the complementary development of proprietary gas-fired power generation for sale in Peru. In March 2007, after a total of six Drill Stem Tests were conducted on separate potential pay zones from the Lower and Upper Zorritos formations, the Company’s initial well, CX11-21XD, tested positive for both gas and oil in quantities that we believe to be commercially producible.  We are currently in the process of working over the shut-in CX11-16X well, and will then begin the drilling of our second new well in the Corvina field, to test for additional gas reserves and further appraise the oil discovery. However, we caution readers that test data is not necessarily indicative of actual results.  We have not drilled any other wells or recognized any revenues from operations, and we do not anticipate generating significant revenues from our properties prior to early 2008.  During the three months ended March 31, 2007, costs associated with the final stages of completion and testing of the first well were approximately $11.5 million.  In tandem with the gas-to-power project, the recent discovery of oil reserves in the Corvian field has prompted the Company to simultaneously direct its attention towards accelerating the development of the Corvina oil.  The accelerated oil production program will involve the procurement of production facilities, as well as storage and transportation equipment in an effort to produce and then ship the oil to a nearby refinery.  The Company is in the initial stages of this project.  In addition, the Company incurred costs for office equipment and leasehold improvements for its offices in Houston, Peru and Ecuador.  In accordance with “successful efforts” method of accounting, the Company capitalized $115,159 of depreciation expense related to support equipment to construction in progress during the three months ended March 31, 2007.

Note 6 — Investment in Ecuador Property

The Company has an investment in an oil and gas property in Ecuador (the “Santa Elena Property”) totaling $1,710,708 and $1,757,604 as of March 31, 2007 and December 31, 2006, respectively.  The Company accounts for this investment under the cost method and records its share of cash received or paid as other income or expense.  Since the Company’s investment represents ownership of an oil and gas property, which is a depleting asset, the Company is amortizing the cost of the investment on a straight-line basis over the remaining term of the license agreement which expires in May 2016.  Accordingly, the Company recorded amortization expense of $46,896 for the three months ended March 31, 2007, and the three months ended March 31, 2006.

Note 7 — Restricted Cash and Performance Bonds

In connection with its properties in Peru, the Company has obtained two performance bonds totaling $1,350,000 to guarantee certain obligations and commitments.  As of March 31, 2007, the Company had restricted cash deposits of $1,150,000, which collateralizes the performance bonds.  In addition to the cash collateral posted by the Company, an individual shareholder of the Company provided a guarantee in the amount of $200,000 to the financial institution that issued one of the bonds to secure the Company’s performance.  The performance bonds were issued by Peruvian banks and their terms are governed by the corresponding license contract or agreement.  All of the performance bonds were issued by Peruvian banks and their terms are governed by the corresponding license contract or technical evaluation agreement.

Note 8 — Long-Term Debt

On March 31, 2007, the Company had long-term debt of $51,298 compared to $55,815 in long-term debt as of December 31, 2006.  Long-term debt for both 2007 and 2006 consisted of two secured loans for the purchase of office furniture. Both loans have a term of 60 months, bearing interest at 5.94% and 9.44%, with principal and interest payments due on a monthly basis.

Note 9 — Stockholders’ Equity

The Company has 25,000,000 shares of preferred stock, no par value and 250,000,000 shares of common stock, no par value, authorized for issuance.

Potentially Dilutive Securities

In addition to its shares issued and outstanding, the Company has the following potentially dilutive securities as of March 31, 2007 and December 31, 2006.  None of these potentially dilutive shares have been included in the calculation of earnings per share as the effect would be anti-dilutive.

	March 31,	December 31,
	2007	2006
Stock options outstanding	3,957,000	4,306,152
Warrants outstanding	250,000	250,000
Shares issuable to consultant for services	—	—
Contingent incentive earn-out shares	450,000	450,000
Contingent Merger earn-out shares	9,000,000	9,000,000

Total potentially dilutive securities	13,657,000	14,006,152

Shares available for grant pursuant to Long-Term Incentive Compensation Plan	1,151,000	1,156,000

On January 1, 2006, the Company adopted SFAS No. 123 — Revised 2004, Share—Based Payment (“SFAS No. 123(R)”), which establishes accounting for stock-based payment transactions for employee services and goods and services received from non-employees. SFAS No. 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees. Under the provisions of SFAS No. 123(R), stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense over the employee’s or non-employee’s service period, which is generally the vesting period of the equity grant.

Prior to January 1, 2006, the Company accounted for stock-based compensation in accordance with SFAS No. 123.  As allowed under SFAS No. 123, the Company accounted for its stock-based compensation to employees using the intrinsic value method of accounting which bases compensation expense on the difference between the quoted market price of the award at the measurement date less the amount, if any, the employee is required to pay for the stock.  As of January 1, 2006, stock-based awards to employees consisted of only restricted shares valued using the market price of the Company’s traded common stock on the date of grant. The fair value method used to value restricted shares would have yielded the same fair value and compensation expense as the intrinsic value method used; thus, no pro forma results of operations are required to be presented.

In addition, stock-based awards to non-employees as of January 1, 2006 consisted of options and restricted shares issued in exchange for various legal and investment banking services.  Equity instruments issued to non-employees for services were accounted for at fair value at the date of grant.  The fair value for awards issued to non-employees was measured using a Black-Scholes valuation model.  Expenses determined for employees and non-employees were recognized in the Company’s financial statements over the applicable service period.

The Company adopted SFAS No. 123(R) using the modified prospective application method and, accordingly, no prior periods have been restated as a result of the adoption of this pronouncement. Under this method, compensation cost recognized during the year ended December 31, 2006 included: (a) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123; and (b) compensation cost for all stock-based payments granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with SFAS No. 123(R). SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods to reflect actual forfeitures.   The Company’s forfeiture estimates were not changed as a result of adopting SFAS No. 123(R).

The following table summarizes stock-based compensation costs recognized under SFAS 123(R) for the three months ended March 31, 2007 and the three months ended March 31, 2006:

	Three Months Ended
	March 31,
	2007	2006

Employee stock—based compensation costs	$942,459	$467,915
Non-employee stock-based compensation	17,100	75,000
	$959,559	$542,915

See below for a detailed discussion regarding the Company’s employee long-term incentive compensation plan and stock-based payments to non-employees.

Restricted Stock Awards and Performance Shares

The Company determines the fair value of restricted stock awards and performance shares based on the market price of the Company’s common stock on the date of grant. Compensation cost for such awards is recognized on a straight-line basis over the vesting or service period, net of forfeitures; however, compensation cost related to performance shares will not be recorded or will be reversed if the Company does not believe it is probable that such performance criteria will be met or if the service provider (employee or otherwise) fails to meet such criteria.

A summary of the Company’s restricted stock award activity and related information is presented below:

		Weighted—
	Number of	Average
	Restricted	Fair Value
	Shares	Per Share
Non-vested balance at December 31, 2006	746,500	$4.01
Granted	5,000	3.80
Vested	—	—
Forfeited	—	—
Non-vested balance at March 31, 2007	751,500	$4.01

As of March 31, 2007, there was approximately $1.1 million of total unrecognized compensation cost related to nonvested restricted stock awards, which is expected to be recognized over a weighted-average period of approximately 1.1 years.

No performance shares were outstanding as of March 31, 2007.

Stock Options

Incentive and non-qualified stock options issued to directors, officers, employees and consultants are issued at an exercise price equal to the fair market value of the stock at the date of grant.  The majority of the Company’s stock options vest pro-rata over two years from the grant date and generally expire ten years from the date of grant.  Compensation cost related to stock options is recognized on a straight-line basis over the vesting or service period and is net of forfeitures.

The fair value of each stock option granted is estimated on the date of grant using a Black-Scholes option pricing model. The following table presents the weighted-average assumptions used in the option pricing model for options granted during the three months ended March 31, 2007. During the three months ended March 31, 2007 and March 31, 2006, no options were granted by the Company. The expected life of the options represents the period of time the options are expected to be outstanding. For the three months ended March 31, 2007, the expected term of options granted was derived based on a weighting between (a) the Company’s historical exercise and forfeiture activity and (b) the average midpoint between vesting and the contractual term. For the three months ended March 31, 2006, the expected term of options granted was based on the contractual term.  In the future, as information regarding post-vesting termination becomes more accessible, the Company may change the method of deriving the expected term. This change could impact the fair value of options granted in the future. The Company expects to refine the method of deriving the expected term no later than January 1, 2008.  For the three months ended March 31, 2007 and March 31, 2006, our expected volatility is based on the historical volatility of our stock for a period approximating the expected life.  The risk-free interest rate is based on the observed U.S. Treasury yield curve in effect at the time the options were granted. The dividend yield is based on our history of dividend payouts.

	2007	2006
Expected life (years)	6	10
Risk-free interest rate	4.7%	2.5%
Volatility	86.00%	76.12%
Dividend yield	0%	0%
Weighted-average fair value per share at grant date	$—	$—

A summary of our stock option activity and related information is presented below:

During the three months ended March 31, 2007 a total of 141,500 options were exercised.  As of March 31, 2007, there was approximately $2.4 million of total unrecognized compensation cost related to nonvested stock options which is expected to be recognized over a weighted-average period of approximately 1.4 years.

The following tables summarize information about stock options outstanding as of March 31, 2007:

	Outstanding
		Weighted-
		Average		Exercisable
		Remaining	Weighted-		Weighted-
		Contractual	Average		Average
	Number of	Life	Exercise Price	Number of	Exercise Price
Range of Exercise Prices	Options	(In years)	Per Option	Options	Per Option
1.30	892,000	6.69	$1.30	892,000	$1.30
2.00	1,191,500	6.69	2.00	1,191,500	2.00
3.20	580,000	8.29	3.20	100,000	3.20
3.35	750,000	8.46	3.35	—	—
4.00	372,500	8.78	4.22	—	—
Total(1)	3,786,000	7.49	$2.50	2,183,500	$1.77

(1)          171,000 outstanding options have been excluded from this total as they relate to options assumed in the Company’s Merger with Navidec.

		Weighted—
		Average
	Number of	Exercise Price
	Options	Per Option
Non-vested balance at December 31, 2006	2,102,500	$3.07
Granted	—	—
Vested	(500,000)	1.30
Non-vested balance at March 31, 2007	1,602,500	$3.51

Pursuant to a Settlement Agreement and Mutual Release entered into on May 19, 2006 between the Company, Mr. McKowen and Navidec Financial Services (“NFS”), the vesting period related to the 500,000 nonvested options outstanding as of December 31, 2006, was extended from September 10, 2006 to one year following the effective date of the registration with the SEC of the shares NFS received in the Merger with Navidec. The registration of these shares underlying these options became effective on December 15, 2006 and, as a result, the expiration date for the remaining options was extended to December 16, 2007.  The extension of the vesting period did not result in a revaluation of these options, as the number of options that the Company expects to vest did not change as a result of the modification.  In March 2007, such funding received by the Company exceeded the $6,000,000 target and as a result, the remaining 500,000 options vested.

The aggregate intrinsic value of stock options outstanding at March 31, 2007 was approximately $13.2 million, of which approximately $9.2 million relates to awards vested and exercisable and approximately $4.0 million relates to awards expected to vest. The intrinsic value for stock options outstanding is calculated as the amount by which the quoted price of our common stock as of March 31, 2007 exceeds the exercise price of the option.

Warrants

As of March 31, 2007, the Company had 250,000 warrants outstanding.  For their role as placement agent, in connection with the private placement of 11,466,000 shares of common stock in July 2005, Morgan Keegan & Company,

Inc. received fully vested warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $3.00 per share. Such warrants expire on July 19, 2010. These warrants were valued at $325,000 using the Black-Scholes model, which amount was treated as additional non-cash stock offering costs.

Additionally, for their financial advisory services, in connection with the private placement of 4,482,000 shares of common stock in June 2006, Morgan Keegan & Company, Inc., received fully vested warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $3.00 per share. Such warrants expire on June 30, 2011. These warrants were valued at $248,645 using the Black-Scholes model, which amount was treated as additional non-cash stock offering costs.

All warrants issued were valued using the Black-Scholes model, which amount was treated as additional non-cash stock offering costs.  The following table presents the weighted-average assumptions used in the option pricing model for options granted during the three months ended March 31, 2007 and the same period ended 2006.  No warrants were granted during the three months ended March 31, 2007 or March 31, 2006.  The same methodologies applied to determine the assumptions used to value the options noted above were also used in valuing the warrants issued to Morgan Keegan & Company.

	2007	2006
Expected life (years)	1.6	1.6
Risk-free interest rate	4.7%	4.9%
Volatility	86.0%	64.7%
Dividend yield	0%	0%
Weighted-average fair value per share at grant date	$—	$—

No warrants were exercised during the three months ended March 31, 2007.

Contingent Incentive Earn-Out Shares

During 2005, the Company’s Board of Directors awarded a total of 485,000 shares of incentive stock awards to three of the Company’s officers. The incentive stock awards vest and the earn-out shares are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007, the same target applicable to the Merger earn-out shares (see below).  However, one of the Company’s officers resigned from the Company and its subsidiaries effective June 15, 2006, and as a result 225,000 of the unvested contingent incentive stock awards, representing $990,000 of future possible compensation expense, were forfeited.  Subsequently, 190,000 shares of those 225,000 shares awarded to the former officer were reassigned to his replacement who was originally awarded 35,000 shares.  As of March 31, 2007, the total of outstanding awards related to the incentive stock awards was 450,000 shares with a possible combined future expense of $1,980,000.  Of this amount, approximately $204,828 corresponds to the three months ended March 31, 2007 and the same period ended March 31, 2006, respectively.  Since the Company has not yet obtained a firm financing sufficient to achieve the earn-out target applicable to the Merger earn-out shares, the Company does not, as of March 31, 2007, consider the achievement of this target to be probable for accounting purposes and is not currently accruing the associated stock-based compensation expense.

Merger Earn-Out Shares

Under the terms of the Merger Agreement, the Company committed to issue 18,000,000 shares to the former shareholders of BPZ-Texas on a contingent earn-out basis if the Company achieves certain reserve and production goals. The first earn-out target relating to reserves was achieved in December 2004 and 9,000,000 of the earn-out shares were issued. The remaining 9,000,000 earn-out shares are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.

For accounting purposes, the earn-out arrangement is treated as a stock dividend because the earn-out is payable to the shareholders of the accounting acquirer, BPZ-Texas. Accordingly, except for a retroactive increase in the number of common shares outstanding for all periods presented, no accounting entry is required upon the issuance of the earn-out shares.

Long-Term Incentive Compensation Plan

The BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan (the “LTIP”) permits the Board of Directors to award eligible employees, directors and consultants with incentive-based and non-incentive-based compensation. The maximum number of shares of stock of the Company that may be subject to incentives under the LTIP, including without limitation incentive options, is 4,000,000 shares, and such shares shall be reserved at all times until issued under the LTIP. Of such amount, no more than 1,600,000 shares in the aggregate shall be eligible for the issuance of performance shares, stock grants, restricted stock grants and other stock-based incentives. The LTIP will be administered and managed within the discretion of Compensation Committee of the Company or, in the absence of such committee, by the Board of Directors. Incentives under the LTIP may be granted to eligible employees, directors or consultants in any one or a combination of incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares.

Note 10 — Affiliate and Related Party Transactions

As of March 31, 2007 and March 31, 2006, the Company had no outstanding balances with affiliates or related parties.

Note 11 — Commitments and Contingencies

Barge Incident

In early August 2006, the Company incurred an operational delay of approximately three weeks resulting from a navigation incident which caused the BPZ-01 barge to be grounded on a sand bank in Talara Bay in northwest Peru during the second mobilization trip to the Corvina platform. No injuries were sustained by any of the Company’s staff, nor to any of the tug boat operator’s crew members. The BPZ-01 is a U.S. flagged vessel and as such was inspected after the incident by the U.S. Coast Guard, to its satisfaction. The barge resumed normal operations immediately thereafter. Based upon information currently available, the Company estimates that total expenditures related to this incident will be approximately $1.1 million. As of March 31, 2007, approximately $382,000 has been incurred for barge recovery and temporary repairs to the vessel.  In addition, the Company expects to incur approximately $330,000 in permanent repairs to the barge and approximately $432,000 of consequential damages, primarily stand-by charges.  As of May 22, 2007, the Company has not presented a final claim to its insurance carrier for the barge repairs and is negotiating a settlement agreement with a third party for recovery of any damages not covered through its insurance.  The Company believes the majority of the costs associated with this incident will be reimbursed through insurance or through a third party. No assurances can be given, however, that any such recoveries will be sufficient to cover all costs associated with this incident or to the timing of any such recoveries. This incident is not expected to have a material impact on the Company’s operations or business plan.

Transfer of NFS

On September 9, 2004, the day prior to the effective date of the Merger, Navidec assigned all of its pre-merger business operations, assets and liabilities to NFS and all issued and outstanding shares of NFS were subsequently transferred to the Navidec pre-merger shareholders of record as of September 9, 2004, for no cash consideration.

The transfer of NFS shares was effected by NFS to the pre-merger Navidec shareholders of record as of September 9, 2004. Consistent with the terms of the Merger Agreement, the Company had no control in the actions resulting in the transfer of the NFS shares and the Company believed, based on information provided by NFS and its advisors that NFS had undertaken the necessary actions to comply with applicable registration requirements. However, because a registration of the NFS shares was not effective at the time of the transfer of the NFS shares, and has still not become effective, it might be determined that the transfer of the NFS shares was made without full compliance with registration or qualification requirements under applicable securities laws. As a result, although the Company took no actions in connection with the transfer, because the Company is a successor by merger to Navidec, Inc., if regulatory authorities determine that the Company did not comply with applicable registration requirements in connection with the transfers, fines or other sanctions could be imposed on the Company with respect to the transaction.

While federal and state regulators might conclude that the Company was subject to responsibility for registration of the shares, the Company regards the possibility of liability arising from the distribution of the NFS shares as remote for the following reasons:

The Company took no action with respect to the transfer of NFS shares which, pursuant to the terms of the Merger Agreement, was agreed to be handled by NFS, including any necessary qualifications or registrations under applicable securities laws. Further, the Company believed, based on information provided by NFS and its advisors, that NFS had undertaken to comply with all applicable registration requirements. Additionally, the transfer, which was tantamount to a stock dividend to the pre-merger shareholders of Navidec, Inc., did not involve cash consideration, making a finding of any damage to shareholders unlikely. Finally, it is the Company’s understanding that NFS is taking action to register the NFS shares and is communicating with the SEC to address this issue to the SEC’s satisfaction.

Although the Company regards the possibility of liability resulting from the transfer of NFS as remote, the Company does recognize the risk of such liability, and therefore cautions current and prospective Company shareholders of such risk.

Peru Properties

As of March 31, 2007, in connection with our Peru properties, we have deposited approximately $1.2 million as restricted cash to collateralize two performance bonds which guarantee our various obligations and commitments under one of our license contracts and another agreement. The performance bonds were issued by Peruvian banks and their terms are governed by the corresponding license contract or agreement.  We will be required to deposit approximately $1.0 million as restricted cash to collateralize a new performance bond in connection with the beginning of the third exploration period under our Block Z-1 license contract, which begins in June 2007.  In addition, although we are still negotiating the terms of our commitments under our license contracts for Blocks XXII and XXIII, we anticipate having to deposit funds as restricted cash to collateralize performance bonds to guarantee our obligations totaling approximately $1 million in mid to late 2007.

In connection with our onshore Block XIX license contract, we plan to shoot 200 kilometers of 2-D seismic surveys during the second quarter of 2007.  Depending on the results of this work, we may elect to drill an exploratory well.  We have secured the environmental permits and other authorizations to perform seismic testing in this block.

The Company acquired four offshore platforms in connection with its Block Z-1 property. The Company recently completed the refurbishment of one of the offshore platforms and intends to maintain all of such platforms for use throughout the life of the Block Z-1 contract. These platforms revert back to the Government of Peru at the end of the contract, provided they are in good working condition, with no further obligation to the company to dismantle or remove them. The Company and its legal advisors have reviewed Peruvian law and existing regulations from the Peruvian Ministry of Energy and Mines in conjunction with the requirements of SFAS No. 143 “Accounting for Asset Retirement Obligations” (“ARO”) as it applies to tangible long lived assets and their future retirement and dismantlement. The Company has concluded there is no legal obligation to dismantle the platforms, as defined in SFAS No. 143, and therefore recognition of an ARO is not required. Accordingly, no such provision is reflected in the accompanying consolidated financial statements. If, however, current laws or regulations were changed or the platforms were no longer in good working order, the Company could be obligated to dismantle and remove them. The current estimated cost to dismantle an offshore platform is estimated to be approximately $2 million, depending upon the condition of the platform and the depth of the water.

In December 2005, the Company signed a drilling contract with Petrex S.A., a subsidiary of Saipem SpA of Italy. Under the contract, Petrex S.A. will provide a platform rig capable of drilling to 16,000 feet and upgrade the rig to meet the Company’s specifications. The Company intends to utilize the rig for the initial development of the Corvina gas field and may also utilize it for the expected development of the Albacora oil field, and potential appraisal wells in the Piedra Redonda gas field. The Company has agreed to pay a $5.5 million fee to mobilize and upgrade the rig. In exchange, the Company will receive a competitive fixed day rate and exclusive rights to use the rig, at its option, during the two-year period which commenced in September 2006.

In December 2005, the Company notified Perupetro that it had decided to exercise its exclusive option to convert its technical evaluation agreement on Area VI, into a license contract.  The new area renamed as Block XXII, consists of approximately 948,000 acres and will encompass a significant portion of the Lancones basin.  After the license contract has been signed for this block, the Company will be required to post a performance bond to guarantee certain obligations and commitments. However, negotiations on the terms of the license contract are still underway and the Company has not been officially awarded the license contract.  Accordingly, the Company does not have sufficient information to determine the timing, nor estimate the value of the performance bond to be posted in connection with this property.

In July 2006, Perupetro informed the Company that its proposal for Block XXIII, which consists of approximately 248,000 acres and is located onshore in northwest Peru between the Company’s Blocks Z-1 and XIX, was the winning bid in the tender process.  The Company has presented all necessary documentation to become the qualified operator of this new block under an exploration and production license contract. The Company’s proposal covers only the exploration period and commits the Company to drill a certain number of wells, acquire certain amount of either 2-D or 3-D seismic data and prepare an integrated geological, geochemical and reservoir engineering evaluation of the hydrocarbon prospects in the block.

After the license contract has been signed for this block, the Company will be required to post a performance bond to guarantee certain obligations and commitments. However, negotiation on the terms of the license contract is still underway, and the Company has not been officially awarded the license contract.  The Company therefore does not have sufficient information to determine the timing, nor estimate the value of the performance bond to be posted in connection with this property.

Financing Activities

On December 20, 2006, the International Finance Corporation’s (“IFC”) Board of Executive Directors approved a $120 million financial package.  IFC is the private sector arm of the World Bank Group based in Washington, D.C.  As part of the financing, we completed a private placement of 6,500,000 shares of common stock, no par value, to the IFC pursuant to a Subscription Agreement dated December 18, 2006.  The common stock was priced at $3.00 per share resulting in proceeds to us of approximately $19.5 million.  The offering was placed directly by us and there were no placement fees.  The remaining $100.5 million portion of IFC financing consists of $30.5 million of debt facilities for IFC’s own account and $70 million of debt facilities for the account of third-party financial institutions.  Syndication of the third-party debt component is expected to take place during the second or third quarter of 2007.  The remaining debt portion of the financing is subject to identification of the lending syndicate members and subsequent negotiation and approval of the necessary loan documentation.   As of April 30, 2007, the third-party debt syndication has not been completed.

The Company will continue to make commitments in the ordinary course of business as it pursues its development plans for the properties.

Note 12 — Legal Proceedings

SEC Inquiry of Navidec

Navidec was advised in February 2004 that the SEC was conducting an informal inquiry to determine whether Navidec had violated federal securities laws. Based on the information made available to the Company, it believes the SEC’s investigation related, at least in part, to the restatement of Navidec’s reported earnings for the first and second quarters of 2003. This restatement was reported in Navidec’s Form 10-Q for the third quarter of 2003 filed on December 11, 2003.

In December 2004, the Company received notice that the SEC had issued an Order Directing a Private Investigation and Designating Officers to Take Testimony and would be conducting a formal investigation. Pursuant to the Merger Agreement, the Company has been indemnified by NFS for the costs of the SEC investigation, and NFS has borne the costs incurred to date. The Company is not aware of any activity concerning this matter during the last year or of any actions the SEC may intend to take with respect to this matter. No assurance can be given, however, that the investigation has been and will be resolved without negative consequences to the Company.

Note 13 — Subsequent Events

As discussed above in Note 11, On December 20, 2006, the IFC’s Board of Executive Directors approved a $120 million financial package.  As part of the financing, the Company completed a private placement of 6,500,000 shares of common stock, no par value, to the IFC pursuant to a Subscription Agreement dated December 18, 2006.  On April 18, 2007, the Form S-1 Registration Statement filed February 8, 2007 and subsequently amended on March 27, 2007, covering the 6,500,000 shares was declared effective and the related prospectus was filed accordingly.

In April, 2007, the Company awarded a seismic contract to PGS Geophysical, to shoot 200 kilometers of 2-D seismic testing in Block XIX.  The contract amount is for approximately $4 million and is scheduled to commence during the second quarter, 2007.

On April 20, 2007, the Company agreed in principal to a private placement of its common stock for gross proceeds of approximately $35 million.  On May 4, 2007, pursuant to a Stock Purchase Agreement, the Company committed to sell approximately 6.7 million shares to sixteen institutional and accredited investors at a price of $5.25 per share.  The Company expects to use the proceeds from this offering primarily in an effort to accelerate the Corvina oil development and otherwise will be used consistent with the Company’s operating plan as described in the Company’s public filings.  The private placement shares will be issued under Regulation D of the Securities Act of 1933, as amended.  The shares issued will be restricted shares and will not be eligible for trading until registered with the SEC.  The Company committed to file a registration statement covering the shares no later than 30 days after the closing, and will use its reasonable best efforts to obtain its effectiveness no later than 60 days after filing the registration statement, or in the event of SEC review, 90 days after filing.  The Company is subject to a maximum aggregate penalty of 18% of the purchase price or $6.3 million if the registration statement related to the offering is not filed or declared effective within the timelines outlined above.  At the option of each investor, penalties are payable in cash or common stock of the Company.   Management believes that the possibility of the Company being subject to such penalty in future periods is remote, as determined under SFAS 5, “Accounting for Contingencies”.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
BPZ Energy, Inc. and Subsidiaries

(An Exploration Stage Company)

We have audited the accompanying consolidated balance sheets of BPZ Energy, Inc. and Subsidiaries (An Exploration Stage Company) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2006, and for the period from August 20, 2001 (Inception) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the financial position of BPZ Energy, Inc. and Subsidiaries at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 and for the period from August 20, 2001 (Inception) through December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of BPZ Energy, Inc. and Subsidiaries’ internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 14, 2007, expressed an unqualified opinion thereon.

/s/ Johnson Miller & Co., CPA’s PC

Midland, Texas
March 14, 2007

BPZ Energy, Inc. and Subsidiaries
(An Exploratory Stage Company)
Consolidated Balance Sheets

	December 31,
	2006	2005
ASSETS

Current assets:
Cash and cash equivalents	$25,324,233	$29,455,130
Value added tax receivable	3,159,698	362,555
Inventory	1,945,781	—
Prepaid and other current assets	1,972,500	507,114

Total current assets	32,402,212	30,324,799

Property, equipment and construction in progress, net	38,726,910	4,365,040
Restricted cash	1,150,000	1,455,953
Investment in Ecuador property, net	1,757,604	1,945,188

Total assets	$74,036,726	$38,090,980

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,376,310	$747,347
Accrued liabilities	2,849,376	470,632
Other liabilities	119,320	70,516

Total current liabilities	10,345,006	1,288,495

Long-term debt	55,815	70,908

Commitments and contingencies (Note 13)

Stockholders’ equity:
Preferred stock, no par value, 25,000,000 authorized; none issued and outstanding	—	—
Common stock, no par value, 250,000,000 authorized; 54,143,717 and 40,349,979 shares issued and outstanding at December 31, 2006 and December 31, 2005, respectively	96,574,326	56,873,641
Additional paid in capital	5,092,341	2,401,239
Stock subscription receivable	(230,825)	(230,825)
Deficit accumulated during the exploratory stage	(37,799,937)	(22,312,478)

Total stockholders’ equity	63,635,905	36,731,577

Total liabilities and stockholders’ equity	$74,036,726	$38,090,980

The accompanying notes are an integral part of these consolidated financial statements.

BPZ Energy, Inc. and Subsidiaries
(An Exploratory Stage Company)
Consolidated Statements of Operations

	Cumulative Amounts from August 20, 2001 (Inception) to	Year ended December 31,
	December 31, 2006	2006	2005	2004
Revenue	$—	$—	$—	$—

Operating and administrative expenses:
General and administrative	15,484,133	8,306,356	4,422,747	1,856,111
Stock-based compensation	11,667,068	3,225,508	1,382,479	7,059,081
Geological, geophysical and engineering	3,407,838	2,048,742	998,131	360,965
Depreciation expense	243,610	213,815	29,638	157

Total operating expenses	30,802,649	13,794,421	6,832,995	9,276,314

Operating loss	(30,802,649)	(13,794,421)	(6,832,995)	(9,276,314)

Other income (expense):
Income from investment in Ecuador property, net of amortization	2,019,885	1,403,298	468,726	147,861
Interest expense	(93,923)	(15,815)	(11,149)	(66,959)
Amortization of deferred financing costs	(428,000)	—	(67,561)	(360,439)
Registration delay expense	(4,068,480)	(3,552,513)	(515,967)	—
Interest income	1,297,263	787,455	509,808	—
Merger costs	(5,470,455)	—	—	(5,470,455)
Miscellaneous income/(expense)	(253,578)	(315,463)	42,149	13,129

Total other income (expense)	(6,997,288)	(1,693,038)	426,006	(5,736,863)

Loss before income taxes	(37,799,937)	(15,487,459)	(6,406,989)	(15,013,177)

Income taxes	—	—	—	—

Net loss	$(37,799,937)	$(15,487,459)	$(6,406,989)	$(15,013,177)

Basic and diluted net loss per share		$(0.35)	$(0.20)	$(0.99)

Weighted average common shares outstanding		44,751,761	31,899,291	15,169,823

The accompanying notes are an integral part of these consolidated financial statements.

BPZ Energy, Inc. and Subsidiaries
(An Exploratory Stage Company)
Consolidated Statements of Stockholders’ Equity (Deficit)
Years Ended December 31, 2006, 2005 and 2004

					Deficit
					Accumulated
			Additional	Stock	During the
	Common Stock Issued		Paid-in	Subscription	Exploratory
	Shares	Amount	Capital	Receivable	Stage	Total
Balances, December 31, 2003	4,103,454	$1,000	$—	$—	$(892,312)	$(891,312)
Common stock issued for services	2,857,642	3,714,935	—	—	—	3,714,935
Stock-based compensation	—	—	700,000	—	—	700,000
Common stock issued in acquisition	3,860,517	979,981	—	—	—	979,981
Warrant and stock options issued or assumed in acquisition	—	—	7,134,620	—	—	7,134,620
Conversion of long-term debt to common stock	1,802,376	685,000	—	—	—	685,000
Common stock issued for cash and future consideration	236,528	350,000	—	(230,825)	—	119,175
Exercise of stock options assumed in acquisition	220,868	708,986	(708,986)	—	—	—
Common stock sold for cash, net of offering costs	3,000,000	5,506,807	—	—	—	5,506,807
Conversion of note payable to common stock	500,000	1,020,529	—	—	—	1,020,529
Forgiveness of debt by parent	—	—	629,597	—	—	629,597
Net loss	—	—	—	—	(15,013,177)	(15,013,177)
Balances, December 31, 2004	16,581,385	12,967,238	7,755,231	(230,825)	(15,905,489)	4,586,155
	—
Stock-based compensation	35,000	146,650	300,000	—	—	446,650
Exercise of stock options assumed in acquisition	401,389	1,288,459	(1,288,459)	—	—	—
Exercise of warrants	1,403,500	4,566,621	(698,361)	—	—	3,868,260
Long-term incentive compensation plan	1,120,000	4,928,000	(3,992,172)	—	—	935,828
Common stock issued to acquire property interest	250,000	1,112,500	—	—	—	1,112,500
Common stock sold for cash, net of offering costs	11,466,000	31,917,213	—	—	—	31,917,213
Warrants issued in connection with sale of common stock	—	(325,000)	325,000	—	—	—
Common stock issued pursuant to merger earn-out agreement	9,000,000	—	—	—	—	—
Common stock issued for registration delay expenses	92,705	271,960	—	—	—	271,960
Net loss	—	—	—	—	(6,406,989)	(6,406,989)
Balances at December 31, 2005	40,349,979	56,873,641	2,401,239	(230,825)	(22,312,478)	36,731,577

Stock-based compensation	10,000	43,900	318,281	—	—	362,181
Exercise of stock options assumed in acquisition	275,000	882,750	(882,750)	—	—	—
Long-term incentive compensation plan, net of forfeitures	(8,500)	(143,599)	3,006,926	—	—	2,863,327
Common stock sold for cash, net of offering costs	12,652,000	36,835,500	—	—	—	36,835,500
Warrants issued in connection with sale of common stock	—	(248,645)	248,645	—	—	—
Common stock issued for registration delay expenses	865,238	2,330,779	—	—	—	2,330,779
Net loss	—	—	—	—	(15,487,459)	(15,487,459)
Balances at December 31, 2006	54,143,717	$96,574,326	$5,092,341	$(230,825)	$(37,799,937)	$63,635,905

The accompanying notes are an integral part of these consolidated financial statements.

BPZ Energy, Inc. and Subsidiaries
(An Exploratory Stage Company)
Consolidated Statements of Cash Flows

	Cumulative
	Amounts from
	August 20, 2001
	(Inception) to	For the year ended December 31,
	December 31, 2006	2006	2005	2004
Cash flows from operating activities:
Net loss	$(37,799,937)	$(15,487,459)	$(6,406,989)	$(15,013,177)
Adjustments to reconcile net loss to net cash used by operating activities:
Stock-based compensation	11,667,068	3,225,508	1,382,479	7,059,081
Stock issued in merger	979,981	—	—	979,981
Options assumed in merger	4,490,474	—	—	4,490,474
Stock issued for registration delay expenses	2,602,739	2,330,779	271,960	—
Depreciation expense	243,610	213,815	29,638	157
Amortization of investment in Ecuador property	366,896	187,584	136,552	42,760
Net gain on the sale of asset	(150)	(150)
Amortization of deferred financing fees	428,000	—	67,561	360,439
Expenses paid by affiliate	629,596	—	—	266,074
Changes in operating assets and liabilities:
Increase in value added tax receivable	(2,797,143)	(2,797,143)	—	—
Increase in inventory	(1,945,781)	(1,945,781)	—	—
Increase in other assets	(2,335,055)	(1,465,386)	(865,070)	(418)
Increase in accounts payable	7,376,310	6,628,963	435,735	301,137
Increase in accrued liabilities	2,849,376	2,378,744	416,290	39,692
Increase in other liabilities	119,320	48,804	70,516	—
Net cash used by operating activities	(13,124,696)	(6,681,722)	(4,461,328)	(1,473,800)

Cash flows from investing activities:
Property and equipment additions	(38,970,370)	(34,575,535)	(4,389,177)	(5,662)
Restricted cash	(1,150,000)	305,953	(1,355,953)	140,000
Investment in Ecuador property	(1,440,000)	—	—	(1,440,000)
Net cash used by investing activities	(41,560,370)	(34,269,582)	(5,745,130)	(1,305,662)

Cash flows from financing activities:
Borrowings	2,226,826	—	96,828	1,375,000
Repayments of borrowings	(465,482)	(15,093)	(234,904)	(215,485)
Proceeds from exercise of warrants, net	3,868,260	—	3,868,260	—
Proceeds from sale of common stock, net	74,379,695	36,835,500	31,917,213	5,625,982
Net cash provided by financing activities	80,009,299	36,820,407	35,647,397	6,785,497

Net increase (decrease) in cash and cash equivalents	25,324,233	(4,130,897)	25,440,939	4,006,035
Cash and cash equivalents at beginning of period	—	29,455,130	4,014,191	8,156
Cash and cash equivalents at end of period	$25,324,233	$25,324,233	$29,455,130	$4,014,191

Supplemental cash flow information:
Cash paid for:
Interest	$93,519	$15,815	$13,761	$63,943
Non — cash items:
Common stock issued for property interest	$1,112,500	$—	$1,112,500	$—
Warrants issued to private placement agent	325,000	—	325,000	—
Imputed financing costs	428,000	—	—	428,000
Issuance of common stock for subscription receivable	230,825	—	—	230,825
Conversion of long-term debt to common stock	685,000	—	—	685,000
Conversion of notes payable to common stock	1,020,529	—	—	1,020,529
Depreciation on support equipment capitalized to property and equipment	195,755	195,755	—	—

The accompanying notes are an integral part of these consolidated financial statements.

BPZ Energy, Inc and Subsidiaries
(An Exploratory Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2006

Note 1 — Basis of Presentation and Significant Accounting Policies

Organization

BPZ Energy, Inc., a Colorado corporation (“BPZ” or the “Company”) was incorporated in 1993 and is based in Houston, Texas. BPZ is an exploratory stage company with properties in northwest Peru and southwest Ecuador and is focused on the exploration and production of oil and natural gas and the complementary development of gas-fired power generation.

The Company maintains a registered branch office in Peru.  Currently, BPZ has exclusive rights and license agreements for oil and gas exploration and production covering a total of approximately 2.4 million acres in northwest Peru.  The Company’s license contracts cover 100% ownership of both Block Z-1 (739,205 acres), which was signed in November 2001 and Block XIX (472,860 acres), which was signed in December 2003. The license contracts provide for an initial exploration period of seven to thirteen years and seven to ten years, respectively and require that we conduct specified activities on the properties during this period.  If the exploration activities are successful, the total contract term may be extended up to 30 years for oil exploration and production and up to 40 years for gas exploration and production.  BPZ has presented all necessary documentation requested by Perupetro in order to become the qualified operator under a license contract for Block XXII (948,000 acres) which BPZ previously held under a Technical Evaluation Agreement and was referred to as Area VI in the Company’s previous filings. Subsequently, in March 2006, the Company was notified by Perupetro that it qualified as an operator of Block XXII. The negotiations on the license contract are still underway and the Company does have sufficient information to determine the timing nor estimate the value of the various obligations and commitments in connection with this property.  In July 2006 Perupetro officially informed the Company that its proposal for the 248,000 acre Block XXIII, located onshore in northwest Peru between the Company’s Blocks Z-1 and XIX, was the winning bid in Perupetro’s recent tender process.  The Company has presented all necessary documentation to become the qualified operator of this new block under an exploration and production license contract.

BPZ through its wholly owned subsidiary, SMC Ecuador Inc. (a Delaware corporation), and its registered branch in Ecuador, also owns a 10% non-operating working interest in an oil and gas producing property, Block 2, located in the southwest region of Ecuador (the “Santa Elena Property”).  The license agreement covering the property extends through May 2016.

BPZ is currently in the exploratory stage and to date its activities in Peru have been limited to analysis and evaluation of technical data on the properties and preparation of the development plans for the properties, including detailed engineering and design of the power plant and gas processing facilities, refurbishment of one of its offshore platforms, procuring machinery and equipment for a drilling campaign, obtaining all necessary environmental and operating permits, and securing the required capital and financing to complete the current plan of operation. .  The Company commenced drilling of our initial well, the CX11-21XD, in the Corvina Gas Field at the CX-11 platform in September 2006, and a total depth of 10,457 feet (9,234 feet true vertical depth) was reached in November 2006.  In March 2007, after a total of four Drill Stem Tests were conducted on separate potential pay zones covering 413 feet from the Lower and Upper Zorritos formations, the well tested at a rate of 40 million cubic feet per day (MMcfpd) of natural gas and 3,150 barrels per day of crude oil (bopd).  The Company plans to workover the shut-in CX11-16X well, followed by the drilling of their second new well in the Corvina field, to test for additional gas reserves and further appraise the oil discovery. However, we caution the reader that test results are not necessarily indicative of actual production.  No other well has been drilled and the Company has not recognized any revenues from operations, nor does it anticipate to recognize any revenues from operations generating significant revenues from the Company’s properties prior to early 2008.

Basis of Presentation and Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and branch offices. All intercompany balances and transactions have been eliminated.

The Company’s accounting policy regarding partnership or joint venture interests in oil and gas properties is to consolidate such interests on a pro-rata basis in accordance with accepted practice in the oil and gas industry. However, the

Company has not been able to receive timely information to allow it to proportionately consolidate the minority non-operated working interest owned by its consolidated subsidiary, SMC Ecuador Inc. See Note 7 to the Consolidated Financial Statements for further discussion regarding the Company’s investment in its Ecuador property. Accordingly, the Company accounts for this investment under the cost method. As such, the Company records its share of cash received or paid attributable to this investment as other income or expense.

The consolidated balance sheet at December 31, 2005 is derived from the December 31, 2005 audited consolidated financial statements, as restated on the Company’s Annual Report on Form 10-KSB/A for the year ended December 31, 2005 filed on October 16, 2006.

Certain reclassifications of prior year balances have been made to conform such amounts to corresponding 2006 classifications. These reclassifications have no impact on the Company’s net loss.

Reporting and Functional Currency

The U.S. Dollar is the functional currency for our operations in both Peru and Ecuador. Ecuador has adopted the U.S. Dollar as its official currency. Peru, however, uses its local currency, Nuevo Soles, in addition to the U.S. Dollar and therefore our financial results are subject to foreign currency gains and losses. We have adopted Statement of Financial Accounting Standards (“SFAS”) No. 52, “Foreign Currency Translation”, which requires that the translation of the applicable foreign currency into U.S. dollars be performed for balance sheet monetary accounts using current exchange rates in effect at the balance sheet date, non-monetary accounts using historical exchange rates in effect at the time the transaction occurs, and for revenue and expense accounts using a weighted average exchange rate during the period reported. Accordingly, the gains or losses resulting from such translation are included in other income and expense in the consolidated statements of operations. Due to the relatively low level of activity to-date and the relatively steady exchange rate in Peru, translation differences were immaterial during the twelve months ended December 31, 2005 and we had a translation gain of approximately $56,000 for the same period ended December 31, 2006.  The primary reason for the translation difference related to the early recovery of Value Added Tax in Peru (“IGV”), which by Peruvian law must be transacted and accounted for in the local currency.

Use of Estimates

The preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses in the consolidated financial statements, and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Cash and Cash Equivalents

The Company considers cash on hand, cash in banks, money market mutual funds and highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Certain of the Company’s cash balances are maintained in foreign banks which are not covered by deposit insurance. The cash balance in the Company’s U.S. bank accounts may exceed federally insured limits.

Restricted Cash

As discussed in Note 8 to the Consolidated Financial Statements, the Company has secured various performance bonds, collateralized primarily by certificates of deposit, to guarantee its obligations and commitments in connection with its exploratory properties in Peru. All of the performance bonds have been issued by Peruvian banks and their terms are dictated by the corresponding License Contract or Agreement.

Property, Equipment and Construction in Progress

The Company follows the “successful efforts” method of accounting of its costs of acquisition, exploration and development of oil and gas properties. Under this method, oil and gas lease acquisition costs and intangible drilling costs associated with exploration efforts that result in the discovery of proved reserves and costs associated with development drilling, whether or not successful, are capitalized when incurred. Certain costs of exploratory wells are capitalized pending determinations that proved reserves have been found. If the determination is dependent upon the results of planned additional wells and required capital expenditures to produce the reserves found, the drilling costs will be capitalized as long as sufficient reserves have been found to justify completion of the exploratory well and additional wells are underway or firmly planned to complete the evaluation of the well. All costs related to unsuccessful exploratory wells are expensed when such wells are determined to be non-productive or at the one year anniversary of completion of the well if proved reserves have not been attributed and capital expenditures as described in the preceding sentence are not required.

The Company assesses its capitalized exploratory wells pending evaluation each quarter to determine whether costs should remain capitalized or should be charged to earnings. Other exploration costs, including geological, geophysical and engineering costs, are expensed as incurred. The Company recognizes gains or losses on the sale of properties, should they occur, on a field-by-field basis.

Projects under construction are not depreciated or amortized until placed in service. For assets we construct, we capitalize direct costs, such as labor and materials, and indirect costs, such as overhead and interest. As of December 31, 2006, property and equipment consists of office equipment, vehicles and leasehold improvements made to the Company’s offices. All values are stated at cost and are depreciated on a straight-line basis over the estimated useful life of the assets or the term of the lease. Maintenance and repairs are expensed as incurred. Replacements, upgrades or expenditures which improve and extend the life of the assets are capitalized. When assets are sold, retired or otherwise disposed, the applicable costs and accumulated depreciation and amortization are removed from the appropriate accounts and the resulting gain or loss is recorded.

Impairment of Long-Lived Assets

The Company periodically evaluates the recoverability of the carrying value of its long-lived assets, goodwill and identifiable intangibles by monitoring and evaluating changes in circumstances that may indicate that the carrying amount of the asset may not be recoverable. Examples of events or changes in circumstances that indicate that the recoverability of the carrying amount of an asset should be assessed include but are not limited to the following: a significant decrease in the market value of an asset, a significant change in the extent or manner in which an asset is used or a significant physical change in an asset, a significant adverse change in legal factors or in the business climate that could affect the value of an asset or an adverse action or assessment by a regulator, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset, and/or a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an asset used for the purpose of producing revenue.

The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future discounted and non-discounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the expected future cash flows from an asset are less than its carrying value.

Stock Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123 — Revised 2004, Share-Based Payment, which establishes accounting for stock-based payment transactions for employee services and goods and services received from non-employees. SFAS 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS 123”), and supersedes APB No. 25, Accounting for Stock Issued to Employees. Under the provisions of SFAS 123(R), stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense over the employee’s or non-employee’s service period, which is generally the vesting period of the equity grant.

Prior to January 1, 2006, the Company accounted for stock-based compensation in accordance with SFAS 123.  As allowed under SFAS 123, the Company accounted for its stock-based compensation to employees using the intrinsic value method of accounting which bases compensation expense on the difference between the quoted market price of the award at the measurement date less the amount, if any, the employee is required to pay for the stock.  As of December 31, 2005, stock-based awards to employees consisted of only restricted shares valued using the market price of the Company’s traded common stock on the date of grant. The fair value method used to value restricted shares would have yielded the same fair value and compensation expense as the intrinsic value method used; thus, no pro forma results of operations are required to be presented.

Income Taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Environmental

The Company is subject to environmental laws and regulations of various U.S. and international jurisdictions. These laws and regulations, which are subject to change, regulate the discharge of materials into the environment and may require the Company to remove or mitigate the environmental effects of the disposal or release of petroleum or chemical substances at various sites.

Environmental costs that relate to current operations are expensed or capitalized as appropriate. Costs are expensed when they relate to an existing condition caused by past operations and will not contribute to current or future revenue generation. Liabilities related to environmental assessments and/or remedial efforts are accrued when property or services are provided and when such costs can be reasonably estimated.

Loss per Common Share

In accordance with provisions of SFAS No. 128, Earnings per Share, basic earnings per share is computed on the basis of the weighted-average number of common shares outstanding during the periods. Diluted earnings per share is computed based upon the weighted-average number of common shares outstanding plus the assumed issuance of common shares for all potentially dilutive securities. Diluted earnings per share equals basic earnings per share for the periods presented because the effects of potentially dilutive securities are antidilutive.

Recent Accounting Pronouncements

Continued Capitalization of Exploratory Costs

FASB Staff Position (FSP) FAS 19-1 amends SFAS statement No. 19 to provide revised guidance concerning the criteria for continued capitalization of exploratory costs when wells have found reserves that cannot yet be classified as proved.  FAS 19-1 provides circumstances that would permit the continued capitalization of exploratory well costs beyond one year, other than when additional exploration wells are necessary to justify major capital expenditures and those wells are under way or firmly planned for the near future. Generally, the statement allows exploratory well costs to continue to be capitalized when the well has found a sufficient quantity of reserves to justify its completion as a producing well and the enterprise is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Accounting for Uncertainty in Income Taxes.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”). This interpretation provides guidance for recognizing and measuring uncertain tax positions, as defined in SFAS No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a threshold condition that a tax position must meet for any of the benefit of the uncertain tax position to be recognized in the financial statements. Guidance is also provided regarding derecognition, classification and disclosure of these uncertain tax positions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this Interpretation is not expected to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

Guidance for Quantifying Financial Statement Misstatement.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which establishes an approach requiring the quantification of financial statement errors based on the effect of the error on each of the company’s financial statements and the related financial statement disclosures.  This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the “iron curtain” and “roll-over” methods.  The roll-over method focuses primarily on the impact of a misstatement on the income statement, including the reversing effect of prior year misstatements; however, its use can lead to the accumulation of misstatements in the balance sheet. The iron curtain method focuses primarily on the effect of correcting the period end balance sheet with less emphasis on the reversing effects of prior year errors on the income statement. The Company currently uses the iron curtain method for quantifying financial statement misstatements. The Company will initially apply the provisions of SAB 108 in connection with the preparation of the Company’s annual financial statements for the year ending December 31, 2006. The use of the dual approach is not expected to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

FASB Staff Position (FSP) No. EITF 00-19-2, “Accounting for Registration Payment Arrangements and Financial Instruments Subject to Such Arrangements”

In December 2006, the FASB issued FASB Staff Position FSP EITF 00-19-2, Accounting for Registration Payment Arrangements. This FASB Staff Position, or FSP, specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5, Accounting for Contingencies.  This FSP also requires certain disclosures regarding registration payment arrangements and liabilities recorded for such purposes. This FSP is immediately effective for registration payment arrangements entered into or modified after December 21, 2006. The guidance of this FSP is effective for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years for registration payment arrangements entered into prior to December 21, 2006. This FSP requires adoption by reporting a change in accounting principle through a cumulative-effect adjustment to the opening balance of our partners’ capital accounts as of the first interim period of the year in which this FSP is initially applied. The adoption of this FSP is not expected to materially affect the Company’s financial position, results of operations or cash flows.

Fair Value Measurements.

In September 2006, the FASB issued SFAS No. 157,”Fair Value Measurements”, which addresses how companies should measure fair value when companies are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles (“GAAP”). As a result of SFAS 157, there is now a common definition of fair value to be used throughout GAAP. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those years. Although the disclosure requirements may be expanded where certain assets or liabilities are fair valued such as those related to stock compensation expense and hedging activities, the Company does not expect the adoption of SFAS 157 to have a material impact on the Company’s consolidated financial position, results of operations, or cash flows.

Note 2 —Navidec Merger

On July 8, 2004, Navidec and BPZ-Texas entered into a Merger Agreement (the “Merger Agreement”) which was consummated on September 10, 2004. The Merger was structured from a legal standpoint as the acquisition of BPZ-Texas by Navidec. However, the stockholder group of BPZ-Texas obtained majority ownership and management control of the combined company so, in substance, the transaction was a recapitalization of BPZ-Texas rather than a business combination. This accounting treatment is identical to that resulting from a reverse merger of BPZ-Texas with Navidec under SFAS 141, except that no goodwill or other intangible asset has been recorded. All financial statements presented herein represent the historical financial statements of the accounting acquirer, BPZ-Texas. BPZ-Texas entered into the Merger primarily to obtain access to the public markets to finance its planned activities in South America.

Immediately prior to the recapitalization of BPZ-Texas, Navidec transferred all its assets and liabilities to a subsidiary, Navidec Financial Services (“NFS”), which was not acquired by BPZ-Texas and was part of a planned spin-off to Navidec shareholders of record at the time of the Merger. The recapitalization of BPZ-Texas was accomplished by Navidec, which had 3,198,368 shares outstanding, issuing 9,000,000 shares of its common stock in a one-for-one exchange for all of the outstanding common shares of BPZ-Texas. As additional incentive for the shareholders of Navidec to enter into the Merger, NFS received an additional 662,149 shares of common stock of Navidec. In its recapitalization, the Company assumed options to purchase 1,332,076 shares of Navidec common stock, which had previously been issued to employees, directors and consultants of Navidec and were outstanding on the date of the Merger. Under the terms of the Merger Agreement, the proceeds received from the exercise of these stock options are payable to NFS. The Company also assumed outstanding Class A ($2.00 per share) and Class B ($4.00 per share) warrants to purchase 1,129,000 shares (564,500 shares per class) of Navidec common stock.

The Company also issued options to purchase 1,500,000 shares of common stock at an exercise price of $2.00 per share to NFS. Such options were due to expire on July 31, 2006. However, on May 19, 2006, the Company entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) by and among the Company, NFS and John McKowen, the Chief

Executive Officer of NFS and former Chief Executive Officer and Director of the Company (collectively, the “Parties”). Among other things, the agreement extended the expiration date for NFS’s options. The Company agreed to extend the expiration date in the remaining stock options from July 31, 2006, to one year following the effective date of the registration with the SEC of the shares NFS received in the Merger with Navidec. The registration of these shares became effective on December 15, 2006 and, as a result, the expiration date for the remaining options was extended to December 15, 2007.  Subsequent to the Merger, NFS conveyed 540,000 of such options to third parties. During 2005, 275,000 options had been exercised, resulting in net proceeds to the Company of $550,000. As of December 31, 2006 1,225,000 of such options remained outstanding, of which 810,000 were held by NFS.

Additionally, the Company granted options to purchase 1,000,000 shares of common stock at an exercise price of $1.30 per share to the former CEO of Navidec in connection with his service as a director and financial consultant to the Company. On the date of the Merger, 500,000 of such stock options became fully vested. Vesting of the remaining 500,000 stock options is contingent upon the receipt of additional investment proceeds totaling $6 million, including proceeds from the exercise of outstanding warrants. Under the Settlement Agreement, among other things, the Company agreed to extend the date for vesting in the remaining 500,000 stock options from September 10, 2006, to one year following the effective date of the registration with the SEC of the shares NFS received in the Merger with Navidec. The registration of these shares became effective on December 15, 2006 and as a result the expiration of the date for vesting was extended to December 15, 2007. The Company further agreed that as of the date hereof, Mr. McKowen has raised $5,935,000 towards the required $6,000,000, mentioned above, as a condition for fully vesting of the additional 500,000 options. These stock options, when vested, will expire 10 years from the date of grant. They were recorded at a fair value of $1.20 per share using the Black-Scholes model. The unvested options are being amortized over the original 24-month vesting period at the rate of $25,000 per month unless the Company concludes such options are no longer probable of vesting.

All shares underlying such options and warrants are issuable as common stock of the Company. See Note 10 — Stockholders’ Equity of the Notes to Consolidated Financial Statements for details about the stock options and warrants assumed or granted in connection with the Merger.

After the transfer of the assets and liabilities of Navidec to NFS, Navidec had no assets, liabilities or stockholders’ equity. The 662,149 shares of common stock the Company issued to NFS in connection with the acquisition were valued at the average closing price of Navidec’s common stock quoted on the OTCBB market during a five-day trading period beginning two trading days prior to the announcement of the Merger Agreement on July 8, 2004. Navidec was publicly traded and had a market for its equity, while BPZ-Texas was privately owned. The stock options assumed to purchase 1,332,076 shares of Navidec common stock and the warrants assumed and issued to purchase 1,129,000 shares and 2,500,000 shares of Navidec common stock, respectively, were valued using the Black-Scholes model. Inputs into the Black-Scholes valuation model for the valuation of the warrants and stock options included the exercise price and remaining term for the stock options and warrants, and a volatility factor based on historical stock prices of Navidec.

The following table summarizes the foregoing compensation and Merger-related transactions as they were recorded in the year ended December 31, 2004:

Description	Shares	Fair Value(1)	Expense		Common Stock	Additional Paid-In Capital
BPZ common stock issued to NFS	662,149	$1.48	$979,981	(3)	$979,981	$—
BPZ options issued to NFS (for investor relation services)	1,500,000	1.76	2,644,146	(4)	—	2,644,146
BPZ options issued to former CEO (for financial consulting services)(2)	1,000,000	1.20	675,000	(4)	—	675,000
Assumption of Navidec stock options	1,332,076	3.21	4,275,964	(3)	—	4,275,964
Assumption of Navidec Class A warrants	564,500	0.30	169,350	(3)	—	169,350
Assumption of Navidec Class B warrants	564,500	0.08	45,160	(3)	—	45,160
Common stock issued to Navidec shareholders	3,198,368	N/A	—		—
Total purchase consideration			$8,789,601		$979,981	$7,809,620

(1)             Fair values per share were rounded to two decimal places for presentation purposes.

(2)             Amounts recorded represent the immediate vesting/expense of 500,000 options ($600,000) and the amortization of the second group of 500,000 options ($75,000) for the three months ended December 31, 2004.

(3)             Items represent total merger costs of $5,470,455 on the Company’s Statement of Operations for the year ended December 31, 2004.

(4)             Items included in stock-based compensation on the Company’s Statement of Operations for the year ended December 31, 2004.

Transfer of NFS

The Merger Agreement also provided that all of the pre-merger business operations, assets and liabilities of Navidec would be transferred to its then wholly-owned subsidiary, NFS, followed by the transfer of ownership of NFS to the Navidec pre-merger shareholders of record as of September 9, 2004, the day prior to the consummation of the Merger. Accordingly, the pre-merger shareholders of BPZ-Texas are not entitled to receive shares of NFS. All legal requirements for the transfer of ownership of NFS have been completed.  The Company believes, based on information provided by NFS and its advisors, that NFS has undertaken the necessary actions to comply with applicable registration requirements. On July 13, 2006, NFS filed a Registration Statement on Form 10SB with the SEC and an amendment thereto on October 27, 2006. It is the Company’s understanding that this Registration Statement has become effective under applicable SEC rules.

In June 2006, a Findings of Fact and Conclusions of Law issued by the District Court, Arapahoe County, Colorado stated that the Company was not a shareholder of NFS at any time after September 9, 2004. Based on these findings, the Company concluded that it should not account for the post-Merger operations of NFS in its consolidated financial statements.

Note 3 — Value Added Tax Receivable

Value-added tax (referred to as “IGV” in Peru) is generally imposed on goods and services at a rate of 19%. Peru currently has an early recovery system for exploration companies. Under this regime, IGV paid on the acquisition of goods and services used directly in hydrocarbon exploration activities can be recovered without having to wait until a commercial discovery takes place or production begins. The Company has applied for early recovery of IGV paid since it does not anticipate first sales of power to the Peruvian power market until early 2008.  During the year ended December 31, 2006 the Company received a refund of approximately $2.3 million under the IGV early recovery program.  The Company’s value added tax receivable balance as of December 31, 2006 was $3,159,698.  The Company’s value added tax receivable balance at December 31, 2005 was $362,555.

Note 4 — Inventories

Inventories consist primarily of tubular goods, accessories and spare parts for production equipment, stated at the lower of average cost or market.  The balance in inventory at December 31, 2006 was $1,945,781.

Note 5 — Prepaid and Other Current Assets

Below is a summary of other current assets as of December 31, 2006 and 2005:

	2006	2005
Prepaid expenses and other	$763,480	$17,150
Deposits	68,367	181,347
Prepaid insurance	517,974	253,753
Insurance receivable	612,033	—
Interest receivable	10,646	54,864
	$1,972,500	$507,114

Prepaid expenses are primarily related to crane, barge and barge equipment rentals which will be credited against the monthly charter or daily rates once operations commence. Deposits are primarily to secure delivery of the drilling rig and rent deposits in connection with the Company’s offices in Houston and Peru.  Prepaid insurance consists of premiums related to the Company’s operations as well as general liability and directors and officers insurance policies.

Insurance receivable is related to the barge incident which occurred in early August 2006.  The Company incurred an operational delay of approximately three weeks resulting from a navigation incident which caused the BPZ-01 barge to be grounded on a sand bank in Talara Bay in northwest Peru during the second mobilization trip to the Corvina platform. As of December 31, 2006, a claim of approximately $712,000 for repairs is expected to be filed with the insurance carrier.   A

deductible of $100,000 will be applied to this insurance claim when reimbursed.  See Note 13 “Commitments and Contingencies”, included herein, for further discussion.

Note 6 — Property, Equipment and Construction in Progress

Below is a summary of property, equipment and construction in progress as of December 31, 2006 and 2005:

	2006	2005

Construction in progress:
Power plant and related equipment	$3,581,069	$2,252,413
Platforms and wells	25,759,009	1,190,707
Pipelines and processing facilities	2,535,593	512,357
Barge and related equipment	6,461,877	—
Office equipment, leasehold improvements, and vehicles	828,727	439,358
Accumulated depreciation and amortization	(439,365)	(29,795)
Net property, equipment and construction in process	$38,726,910	$4,365,040

As of December 31, 2006, the Company incurred costs associated with its development initiatives for the exploration and production of natural gas reserves and the complementary development of proprietary gas-fired power generation for sale in Peru.  The costs relate to the initial engineering design work for the power plant, gas processing facility and pipelines, modernization and refurbishment costs of the platform tender assist drilling rig, and acquisition and refurbishment of one of the Company’s offshore platforms located in Block Z-1, as well as the purchase of a deck barge and related equipment.  The Company also incurred costs for office equipment and leasehold improvements for its offices in Houston, Peru and Ecuador as well as for vehicles used in its Peruvian operations.  In accordance with “successful efforts” method of accounting, the Company capitalized $195,755 of depreciation expense related to support equipment to construction in progress during the year ended December 31, 2006.

Note 7 — Investment in Ecuador Property and Note Payable

The Company has a 10% net investment interest in an oil and gas property in Ecuador (the “Santa Elena Property”) totaling $1,757,604 and $1,945,188 as of December 31, 2006 and 2005, respectively. The Company accounts for this investment under the cost method and records its share of cash received or paid as other income or expense. Since the Company’s investment represents ownership of an oil and gas property, which is a depleting asset, the Company is amortizing the cost of the investment on a straight-line basis over the remaining term of the license agreement which expires in May 2016. Accordingly, the Company recorded amortization expense of $187,584 and $136,552 for the years ended December 31, 2006 and 2005, respectively.

In connection with the acquisition of the Santa Elena property, the Company had a note payable balance of $208,986 as of December 31, 2004. The note agreement required monthly installment payments of $31,366, including imputed interest at 15%, through July 1, 2005 and has been paid in full as of December 31, 2005.

As part of the note agreement, the holder of the note payable received beneficial ownership of a 4% net working interest in the Santa Elena Property. In June 2005, the Company issued 250,000 shares of the Company’s common stock, valued at $1,112,500, to acquire the holder’s 4% net working interest in the property.

Note 8 — Restricted Cash

In connection with its properties in Peru, the Company has obtained two performance bonds totaling $1,350,000 to guarantee certain obligations and commitments.  As of December 31, 2006, BPZ had restricted cash deposits of $1,150,000, which collateralizes the performance bonds.  In addition to the cash collateral posted by BPZ, an individual shareholder of the Company provided a guarantee in the amount of $200,000 to the financial institution that issued one of the bonds to secure the Company’s performance.  The performance bonds were issued by Peruvian banks and their terms are governed by the corresponding license contract or agreement.

As of December 31, 2005, the Company had posted performance bonds totaling $1,690,000 to secure the performance of its obligations and commitments related to its properties in Peru. Of such amount, $1,455,953 was collateralized by a restricted cash deposit. The remaining $240,000 performance bonds have been guaranteed by two individual shareholders of the Company.

All of the performance bonds were issued by Peruvian banks and their terms are governed by the corresponding license contract or technical evaluation agreement.

Note 9 — Long-Term Debt

On December 31, 2006, the Company had long-term debt of $55,815 compared to $70,908 in long-term debt as of December 31, 2005.  Long-term debt for both 2005 and 2006 consisted of two secured loans for the purchase of office furniture. Both loans have a term of 60 months, bearing interest at 5.94% and 9.44%, with principal and interest payments due on a monthly basis.

Note 10 — Stockholders’ Equity

The Company has 25,000,000 shares of preferred stock, no par value and 250,000,000 shares of common stock, no par value, authorized for issuance.

Private Placements of Common Stock

On July 19, 2005, the Company completed a private placement of 11,466,000 shares of common stock, no par value, pursuant to a Stock Purchase Agreement.  The common stock was priced at $3.00 per share, resulting in net proceeds to the Company of $31,917,213.  In connection with the private placement, the Company was obligated to prepare and file with the SEC a Registration Statement on Form S-1 and to use its best efforts to cause the Registration Statement to be declared effective by the SEC no later than ninety days from July 19, 2005. The Registration Statement was not declared effective by the required date and the Company became liable to the investors for liquidated damages in an amount equal to 1.0% of the purchase price of the shares, approximately $343,980, for each thirty day period until the Registration Statement is declared effective by the SEC. Certain of the private placement investors, totaling 76% of the aggregate investment, have agreed to accept common stock in lieu of cash.  Accordingly, 774,904 and 92,705 shares of common stock were issued during the year ended December 31, 2006 and 2005, respectively to those certain investors for liquidated damages.

On March 10, 2006 the Company completed a private placement of 1,670,000 shares of common stock, no par value, to four institutional and accredited investors pursuant to a Stock Purchase Agreement. The common stock was priced at $3.00 per share resulting in proceeds to the Company of $5,010,000.  In connection with the private placement, the Company was obligated to prepare and file with the SEC a Registration Statement on Form S-1 within sixty days, and to use its best efforts to cause the Registration Statement to be declared effective by the SEC no later than ninety days, from March 8, 2006.  The Registration Statement was not filed or declared effective by the required dates and the Company became liable to the investors for liquidated damages in an amount equal to 1.0% of the purchase price of the shares, approximately $50,100, for each thirty day period until the Registration Statement was declared effective by the SEC. These liquidated damages are payable, at the sole discretion of the Company, by cash or by the issuance of Company common stock.  Accordingly, 90,334 shares of common stock were issued during the twelve months ended December 31, 2006, to those investors for liquidated damages.

On June 30, 2006, the Company completed a private placement of common stock for proceeds of $12,325,500 which were received in July 2006.  The Company sold 4,482,000 shares to eight institutional and accredited investors at a price of $2.75 per share.  There were no warrants or dilutive securities issued to the investors in connection with the offering.  The offering was placed directly by the Company and there were no placement fees.  The Company did, however, issue warrants to purchase 150,000 shares of the Company’s common stock to Morgan Keegan & Company, Inc. in consideration for their financial advisory services relating to the private placement.  In connection with the private placement, the Company was obligated to prepare and file with the SEC a Registration Statement on Form S-1 and to use its best efforts to cause the Registration Statement to be declared effective by the SEC no later than 150 days after June 30, 2006.

On November 8, 2006, the SEC declared effective the Registration Statement on Form S-1 covering the common shares issued in connection with the July 19, 2005, March 10, 2006, and June 30, 2006, private placements.  As a result, the Company is no longer subject to the liquidated damages described above.

On December 20, 2006, the Company completed a private placement of 6,500,000 shares of common stock, no par value, to an accredited investor pursuant to a Subscription Agreement dated December 18, 2006.  The common stock was priced at $3.00 per share resulting in proceeds to us of approximately $19.5 million.  No warrants or dilutive securities were issued in connection with the offering.  The offering was placed directly by the Company and there were no related placement fees.

Stock Subscription Receivable

In 2004, the Company issued 236,528 shares to an individual investor for $119,175 of cash proceeds and a subscription receivable of $230,825. The investor has pledged assets to a Peruvian bank which secure one of the Company’s performance bonds. The subscription receivable is due at such time as the Company obtains its own performance bond to replace the one posted by the investor or until the performance bond is no longer required.

Potentially Dilutive Securities

In addition to the shares issued and outstanding, the Company has the following potentially dilutive securities. None of these potentially dilutive shares have been included in the calculation of earnings per share as the effect would be anti-dilutive.

	December 31,
	2006	2005	2004
Stock options outstanding	4,306,152	2,878,652	3,555,041
Warrants outstanding	250,000	100,000	1,129,000
Shares issuable to consultant for services	—	10,000	—
Contingent incentive earn-out shares	450,000	485,000	—
Earn-out shares	—	—	9,000,000
Contingent Merger earn-out shares	9,000,000	9,000,000	9,000,000
Total potentially dilutive securities issued	14,006,152	12,473,652	22,684,041
Shares available pursuant to Long-Term Incentive Compensation Plan	1,156,000	2,880,000	—

On January 1, 2006, the Company adopted SFAS No. 123 — Revised 2004, Share—Based Payment (“SFAS 123(R)”), which establishes accounting for stock-based payment transactions for employee services and goods and services received from non-employees. SFAS 123(R) is a revision of SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes APB No. 25, Accounting for Stock Issued to Employees. Under the provisions of SFAS 123(R), stock-based compensation cost is measured at the date of grant, based on the calculated fair value of the award, and is recognized as expense over the employee’s or non-employee’s service period, which is generally the vesting period of the equity grant.

Prior to January 1, 2006, the Company accounted for stock-based compensation in accordance with SFAS 123.  As allowed under SFAS 123, the Company accounted for its stock-based compensation to employees using the intrinsic value method of accounting which bases compensation expense on the difference between the quoted market price of the award at the measurement date less the amount, if any, the employee is required to pay for the stock.  As of December 31, 2005, stock-based awards to employees consisted of only restricted shares valued using the market price of the Company’s traded common stock on the date of grant. The fair value method used to value restricted shares would have yielded the same fair value and compensation expense as the intrinsic value method used; thus, no pro forma results of operations are required to be presented.

In addition, stock-based awards to non-employees as of December 31, 2005 consisted of options and restricted shares issued in exchange for various legal and investment banking services.  Equity instruments issued to non-employees for services were accounted for at fair value at the date of grant.  The fair value for awards issued to non-employees was measured using a Black-Scholes valuation model.  Expenses determined for employees and non-employees were recognized in the Company’s financial statements over the applicable service period.

The Company adopted SFAS 123(R) using the modified prospective application method and, accordingly, no prior periods have been restated as a result of the adoption of this pronouncement. Under this method, compensation cost recognized during the year ended December 31, 2006 included: (a) compensation cost for all stock-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123; and (b) compensation cost for all stock-based payments granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with SFAS 123(R). SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods to reflect actual forfeitures.   The Company’s forfeiture estimates were not changed as a result of adopting SFAS 123(R).

The following table summarizes stock-based compensation costs recognized under SFAS 123(R) for the year ended December 31, 2006 and under SFAS 123 for year ended December 31, 2005 and 2004:

	Year Ended
	December 31,
	2006	2005	2004

Employee stock—based compensation costs	$2,657,149	$978,208	$3,739,935
Non-employee stock-based compensation	568,359	404,270	3,319,146
	$3,225,508	$1,382,478	$7,059,081

Restricted Stock Awards and Performance Shares

The Company determines the fair value of restricted stock awards and performance shares based on the market price of the Company’s common stock on the date of grant. Compensation cost for such awards is recognized on a straight-line basis over the vesting or service period, net of forfeitures; however, compensation cost related to performance shares will not be recorded or will be reversed if the Company does not believe it is probable that such performance criteria will be met or if the service provider (employee or otherwise) fails to meet such criteria.

A summary of the Company’s restricted stock award activity and related information is presented below:

		Weighted—
	Number of	Average
	Restricted	Fair Value
	Shares	Per Share
Non-vested balance at December 31, 2004	—	$—
Granted	1,130,000	$4.40
Vested	—	$—
Forfeited	—	$—
Non-vested balance at December 31, 2005	1,130,000	$4.40
Granted	301,500	$3.44
Vested	(375,000)	$4.40
Forfeited	(310,000)	$4.40
Non-vested balance at December 31, 2006	746,500	$4.01

As of December 31, 2006, there was $2.4 million of total unrecognized compensation cost related to nonvested restricted stock awards, which is expected to be recognized over a weighted-average period of 1.3 years.

No performance shares were outstanding as of December 31, 2006.

Stock Options

Incentive and non-qualified stock options issued to directors, officers, employees and consultants are issued at an exercise price equal to the fair market value of the stock at the date of grant.  The majority of the Company’s stock options vest pro-rata over two years from the grant date and generally expire ten years from the date of grant.  Compensation cost related to stock options is recognized on a straight-line basis over the vesting or service period and is net of forfeitures.

The fair value of each stock option granted is estimated on the date of grant using a Black-Scholes option pricing model. The following table presents the weighted-average assumptions used in the option pricing model for options granted during year ended December 31, 2006. During the year ended December 31, 2005, no options were granted by the Company. The expected life of the options represents the period of time the options are expected to be outstanding. For the year ended December 31, 2006, the expected term of options granted was derived based on a weighting between (a) the Company’s historical exercise and forfeiture activity and (b) the average midpoint between vesting and the contractual term. In the future, as information regarding post-vesting termination becomes more accessible, the Company may change the method of deriving the expected term. This change could impact the fair value of options granted in the future. The Company expects to refine the method of deriving the expected term no later than January 1, 2008.  For the year ended December 31, 2006, our expected volatility is based on the historical volatility of our stock for a period approximating the expected life.  The risk-free interest rate is based on the observed U.S. Treasury yield curve in effect at the time the options were granted. The dividend yield is based on our history of dividend payouts.

	2006	2005	2004
Expected life (years)	6	10	10
Risk-free interest rate	4.9%	2.5%	2.5%
Volatility	72.27%	76.12%	76.12%
Dividend yield	0%	0%	0%
Weighted-average fair value per share at grant date	$2.37	$1.30	$1.30

A summary of our stock option activity and related information is presented below:

		Weighted—
		Average
	Number of	Exercise Price
	Options	Per Option
Non-vested balance at December 31, 2003	—	$—
Granted	2,500,000	$1.54
Vested	(2,000,000)	$1.62
Forfeited	—	—
Non-vested balance at December 31, 2004	500,000	$1.30
Granted	—	$—
Vested	—	$—
Forfeited	—	$—
Non-vested balance at December 31, 2005	500,000	$1.30
Granted	1,752,500	$3.50
Vested	(100,000)	$3.20
Forfeited	(50,000)	$4.00
Non-vested balance at December 31, 2006	2,102,500	$3.07

No options were exercised during the year ended December 31, 2006. As of December 31, 2006, there was $6.2 million of total unrecognized compensation cost related to nonvested stock options which is expected to be recognized over a weighted-average period of 1.5 years.

Pursuant to a Settlement Agreement and Mutual Release entered into on May 19, 2006 between the Company, Mr. McKowen and NFS, the vesting period related to the 500,000 nonvested options outstanding as of December 31, 2005, which remained unvested and outstanding as of December 31, 2006, was extended from September 10, 2006 to one year following the effective date of the registration with the SEC of the shares NFS received in the Merger with Navidec. The registration of these shares became effective on December 15, 2006 and, as a result, the expiration date for the remaining options was extended to December 16, 2007.  The extension of the vesting period did not result in a revaluation of these options, as the number of options that the Company expects to vest did not change as a result of the modification.

The following table summarizes information about stock options outstanding as of December 31, 2006:

	Outstanding			Exercisable
		Weighted-
		Average
		Remaining			Weighted-
		Contractual	Weighted		Average
	Number of	Life	Exercise	Number of	Exercise Price
Range of Exercise Prices	Options(1)	(In years)	Price	Options	Per Option
1.30	1,000,000	7.7	$1.30	500,000	$1.30
2.00	1,225,000	7.7	$2.00	1,225,000	$2.00
3.20	580,000	9.3	$3.20	100,000	$3.20
3.35	750,000	9.5	$3.35	—	$—
4.55	372,500	9.8	$4.22	—	$—
Total	3,927,500	8.5	$2.47	1,825,000	$1.87

(1)             378,652 outstanding options have been excluded from this total as they relate to options assumed in the Company’s Merger with Navidec. These options have no impact on earnings.

The aggregate intrinsic value of stock options outstanding at December 31, 2006 was $6.5 million, of which $4.1 million relates to awards vested and exercisable and $2.4 million relates to awards expected to vest. The intrinsic value for stock options outstanding is calculated as the amount by which the quoted price of our common stock as of December 29, 2006 exceeds the exercise price of the option.

Warrants

As of December 31, 2006, the Company had 250,000 warrants outstanding.  For their role as placement agent, in connection with the private placement of 11,466,000 shares of common stock in July 2005, Morgan Keegan & Company, Inc. received fully vested warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $3.00 per share. Such warrants expire on July 19, 2010. These warrants were valued at $325,000 using the Black-Scholes model, which amount was treated as additional non-cash stock offering costs.

Additionally, for their financial advisory services, in connection with the private placement of 4,482,000 shares of common stock in June 2006, Morgan Keegan & Company, Inc., received fully vested warrants to purchase 150,000 shares of the Company’s common stock at an exercise price of $3.00 per share. Such warrants expire on June 30, 2011. These warrants were valued at $248,645 using the Black-Scholes model, which amount was treated as additional non-cash stock offering costs.

All warrants issued were valued using the Black-Scholes model, which amount was treated as additional non-cash stock offering costs.  The following table presents the weighted-average assumptions used in the option pricing model for options granted during the year ended December 31, 2006 and 2005.  The same methodologies applied to determine the assumptions used to value the options noted above were also used in valuing the warrants issued to Morgan Keegan & Company. No warrants were issued during the year ended December 31, 2004.

	2006	2005
Expected life (years)	1.6	1.9
Risk-free interest rate	4.9%	2.50%
Volatility	64.7%	76.12%
Dividend yield	0%	0%
Weighted-average fair value per share at grant date	$1.66	$3.25

Contingent Incentive Earn-Out Shares

During 2005, the Company’s Board of Directors awarded a total of 485,000 shares of incentive stock awards to three of the Company’s officers. The incentive stock awards vest and the earn-out shares are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007, the same target applicable to the Merger earn-out shares (see below).  However, one of the Company’s officers resigned from the Company and its subsidiaries effective June 15, 2006, and as a result 225,000 of the unvested contingent incentive stock awards, representing $990,000 of future possible compensation expense, were forfeited.  Subsequently, 190,000 shares of those 225,000 shares awarded to the former officer were reassigned to his replacement who was originally awarded 35,000.  As of December 31, 2006, total outstanding awards related to the incentive stock awards  was 450,000 shares with a combined future expense of  $1,980,000.  Of this amount, $819,310 and $409,655 correspond to the year ended December 31, 2006 and the same period ended December 31, 2005, respectively.  Since the Company has not yet obtained a firm financing commitment for its gas-to-power project, the Company does not consider the achievement of this target to be probable for accounting purposes and is not currently accruing the associated stock-based compensation expense.

Merger Earn-Out Shares

Under the terms of the Merger Agreement, the Company committed to issue 18,000,000 shares to the former shareholders of BPZ-Texas on a contingent earn-out basis if the Company achieves certain reserve and production goals. The first earn-out target relating to reserves was achieved in December 2004 and 9,000,000 of the earn-out shares were issued. The remaining 9,000,000 earn-out shares are issuable once the Company is entitled to receive as its proportionate share from gross production from any oil and gas wells owned or operated by the Company not less than 2,000 barrels of oil per day or its equivalent (approximately 12 million cubic feet of gas per day) prior to December 28, 2007.

For accounting purposes, the earn-out arrangement is treated as a stock dividend because the earn-out is payable to the shareholders of the accounting acquirer, BPZ-Texas. Accordingly, except for a retroactive increase in the number of common shares outstanding for all periods presented, no accounting entry is required upon the issuance of the earn-out shares.

Long-Term Incentive Compensation Plan

The BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan (the “LTIP”) permits the Board of Directors to award eligible employees, directors and consultants with incentive-based and non-incentive-based compensation. The maximum number of shares of stock of the Company that may be subject to incentives under the LTIP, including without limitation incentive options, is 4,000,000 shares, and such shares shall be reserved at all times until issued under the LTIP. Of such amount, no more than 1,600,000 shares in the aggregate shall be eligible for the issuance of performance shares, stock grants, restricted stock grants and other stock-based incentives. The LTIP will be administered and managed within the discretion of Compensation Committee of the Company or, in the absence of such committee, by the Board of Directors. Incentives under the LTIP may be granted to eligible employees, directors or consultants in any one or a combination of incentive options, non-statutory stock options, stock appreciation rights, restricted stock grants, stock grants and performance shares.

Note 11 — Affiliate and Related Party Transactions

As of December 31, 2006 and December 31, 2005, the Company had no outstanding balances with affiliates or related parties.

Note 12 — Income Taxes

There was no income tax expense or benefit for the years ended December 31, 2006, 2005 and 2004 as shown in the following table:

	2006	2005	2004

Benefit computed at the expected statutory rate	$(5,242,737)	$(2,178,376)	$(182,131)
Less: valuation allowance	5,242,737	2,178,376	182,131
Income tax expense	$—	$—	$—

The tax effects of the temporary differences that gives rise to the significant portion of the deferred tax assets and liabilities are presented below:

	2006	2005	2004

Net operating loss	$8,885,175	$4,716,112	$182,131
Stock-based compensation	3,966,804	2,893,130	—

Total deferred tax assets	12,851,979	7,609,242	182,131

Deferred tax liabilities:
Asset basis difference	—	—	—

Net deferred tax asset	12,851,979	7,609,242	182,131
Less valuation allowance	(12,851,979)	(7,609,242)	(182,131)
	$—	$—	$—

The Company recorded a valuation allowance for the full amount of the deferred tax asset resulting from the income tax benefit above, as it believes, based on the weight of available evidence, that it is more likely than not that the deferred tax asset will not be realized.

Note 13 — Commitments and Contingencies

Barge Incident

In early August 2006, the Company incurred an operational delay of approximately three weeks resulting from a navigation incident which caused the BPZ-01 barge to be grounded on a sand bank in Talara Bay in northwest Peru during the second mobilization trip to the Corvina platform. No injuries were sustained by any of the Company’s staff, nor to any of the tug boat operator’s crew members. The BPZ-01 is a U.S. flagged vessel and as such was inspected after the incident by the U.S. Coast Guard, to its satisfaction. The barge resumed normal operations immediately thereafter. Based upon information currently available, the Company estimates that total expenditures related to this incident will be approximately

$1.1 million. As of December 31, 2006, approximately $382,000 has been incurred for barge recovery and temporary repairs to the vessel.  In addition, the Company expects to incur approximately $330,000 in permanent repairs to the barge and approximately $432,000 of consequential damages, primarily stand-by charges.  As of the date of this filing, the Company has not presented a final claim to its insurance carrier for the barge repairs and is negotiating a settlement agreement with a third party for recovery of any damages not covered through its insurance.  The Company believes the majority of the costs associated with this incident will be reimbursed through insurance or through a third party. No assurances can be given, however, that any such recoveries will be sufficient to cover all costs associated with this incident or to the timing of any such recoveries. This incident is not expected to have a material impact on the Company’s operations or business plan.

Transfer of NFS

On September 9, 2004, the day prior to the effective date of the Merger, Navidec assigned all of its pre-merger business operations, assets and liabilities to NFS and all issued and outstanding shares of NFS were subsequently transferred to the Navidec pre-merger shareholders of record as of September 9, 2004, for no cash consideration.

The transfer of NFS shares was effected by NFS to the pre-merger Navidec shareholders of record as of September 9, 2004. Consistent with the terms of the Merger Agreement, the Company had no control in the actions resulting in the transfer of the NFS shares and the Company believed, based on information provided by NFS and its advisors that NFS had undertaken the necessary actions to comply with applicable registration requirements. However, because a registration of the NFS shares was not effective at the time of the transfer of the NFS shares, and has still not become effective, it might be determined that the transfer of the NFS shares was made without full compliance with registration or qualification requirements under applicable securities laws. As a result, although the Company took no actions in connection with the transfer, because the Company is a successor by merger to Navidec, Inc., if regulatory authorities determine that the Company did not comply with applicable registration requirements in connection with the transfers, fines or other sanctions could be imposed on the Company with respect to the transaction.

While federal and state regulators might conclude that the Company was subject to responsibility for registration of the shares, the Company regards the possibility of liability arising from the distribution of the NFS shares as remote for the following reasons:

The Company took no action with respect to the transfer of NFS shares which, pursuant to the terms of the Merger Agreement, was agreed to be handled by NFS, including any necessary qualifications or registrations under applicable securities laws. Further, the Company believed, based on information provided by NFS and its advisors, that NFS had undertaken to comply with all applicable registration requirements. Additionally, the transfer, which was tantamount to a stock dividend to the pre-merger shareholders of Navidec, Inc., did not involve cash consideration, making a finding of any damage to shareholders unlikely. Finally, it is the Company’s understanding that NFS is taking action to register the NFS shares and is communicating with the SEC to address this issue to the SEC’s satisfaction.

Although the Company regards the possibility of liability resulting from the transfer of NFS as remote, the Company does recognize the risk of such liability, and therefore cautions current and prospective Company shareholders of such risk.

Peru Properties

As of December 31, 2006, in connection with our Peru properties, we have deposited approximately $1.2 million as restricted cash to collateralize two performance bonds which guarantee our various obligations and commitments under one of our license contracts and another agreement. The performance bonds were issued by Peruvian banks and their terms are governed by the corresponding license contract or agreement.  We will be required to deposit approximately $1.0 million as restricted cash to collateralize a new performance bond in connection with the beginning of the third exploration period under our Block Z-1 license contract, which begins in June 2007.  In addition, although we are still negotiating the terms of our commitments under our license contracts for Blocks XXII and XXIII, we anticipate having to deposit funds as restricted cash to collateralize performance bonds to guarantee our obligations totaling approximately $1 million in late 2007.

In connection with our Block XIX license contract, we are obligated to shoot at least 100 kilometers of 2-D seismic during the first half of 2007, unless an extension is requested and granted.  Depending on the results of this work, we may elect to drill an exploratory well.  We estimate the cost to acquire this seismic data to be approximately $3 million.

The Company acquired four offshore platforms in connection with its Block Z-1 property. The Company recently completed the refurbishment of one of the offshore platforms and intends to maintain all of such platforms for use throughout the life of the Block Z-1 contract. These platforms revert back to the Government of Peru at the end of the contract, provided they are in good working condition, with no further obligation to the company to dismantle or remove them. The Company and its legal advisors have reviewed Peruvian law and existing regulations from the Peruvian Ministry of Energy and Mines in conjunction with the requirements of SFAS 143 “Accounting for Asset Retirement Obligations” (“ARO”) as it applies to tangible long lived assets and their future retirement and dismantlement. The Company has concluded there is no legal obligation to dismantle the platforms, as defined in SFAS 143, and therefore recognition of an ARO is not required. Accordingly, no such provision is reflected in the accompanying consolidated financial statements. If, however, current laws or regulations were changed or the platforms were no longer in good working order, the Company could be obligated to dismantle and remove them. The current estimated cost to dismantle an offshore platform is estimated to be approximately $2 million, depending upon the condition of the platform and the depth of the water.

In December 2005, the Company signed a drilling contract with Petrex S.A., a subsidiary of Saipem SpA of Italy. Under the contract, Petrex S.A. will provide a platform rig capable of drilling to 16,000 feet and upgrade the rig to meet the Company’s specifications. The Company intends to utilize the rig for the initial development of the Corvina gas field and may also utilize it for the expected development of the Albacora oil field, and potential appraisal wells in the Piedra Redonda gas field. The Company has agreed to pay a $5.5 million fee to mobilize and upgrade the rig. In exchange, the Company will receive a competitive fixed day rate and exclusive rights to use the rig, at its option, during the two-year period commencing in September, 2006.

In December 2005, the Company notified Perupetro that it had decided to exercise its exclusive option to convert its technical evaluation agreement on Area VI, into a license contract.  The new area renamed as Block XXII, consists of approximately 948,000 acres and will encompass a significant portion of the Lancones basin.  In connection with this block, after the license contract has been signed, the Company will be required to post a performance bond to guarantee certain obligations and commitments. However, negotiations on the terms of the license contract are still underway and the Company has not been officially awarded the license contract.  Accordingly, the Company does not have sufficient information to determine the timing, nor estimate the value of the performance bond to be posted in connection with this property.

In July 2006, Perupetro informed the Company that its proposal for Block XXIII, which consists of approximately 248,000 acres and is located onshore in northwest Peru between the Company’s Blocks Z-1 and XIX, was the winning bid in the tender process.  The Company has presented all necessary documentation to become the qualified operator of this new block under an exploration and production license contract. The Company’s proposal covers only the exploration period and commits the Company to drill a certain number of wells, acquire certain amount of either 2-D or 3-D seismic data and prepare an integrated geological, geochemical and reservoir engineering evaluation of the hydrocarbon prospects in the block.  In connection with this block, after the license contract has been signed, the Company will be required to post a performance bond to guarantee certain obligations and commitments. However, negotiation on the terms of the license contract are still underway, and the Company has not been officially awarded the license contract.  The Company therefore does not have sufficient information to determine the timing, nor estimate the value of the performance bond to be posted in connection with this property.

Financing Activities

On December 20, 2006, the International Finance Corporation’s (“IFC”) Board of Executive Directors approved a $120 million financial package.  IFC is the private sector arm of the World Bank Group based in Washington, D.C.  As part of the financing, we completed a private placement of 6,500,000 shares of common stock, no par value, to the IFC pursuant to a Subscription Agreement dated December 18, 2006.  The common stock was priced at $3.00 per share resulting in proceeds to us of approximately $19.5 million.  The offering was placed directly by us and there were no placement fees.  The remaining $100.5 million portion of IFC financing consists of $30.5 million of debt facilities for IFC’s own account and $70 million of debt facilities for the account of third-party financial institutions.  Syndication of the third-party debt component is expected to take place during the second quarter of 2007.  The remaining debt portion of the financing is subject to identification of the lending syndicate members and subsequent negotiation and approval of the necessary loan documentation.

In connection with the July 19, 2005 private placement of 11,466,000 common shares, the Company was obligated to prepare and file with the SEC a Registration Statement on Form S-1 and to use its best efforts to cause the Registration Statement to be declared effective by the SEC no later than ninety days from July 19, 2005. The Registration Statement was not declared effective by the required date and the Company became liable to the investors for liquidated damages in an amount equal to 1.0% of the purchase price of the shares, approximately $343,980, for each thirty day period until the Registration Statement is declared effective by the SEC. Certain of the private placement investors, totaling 79% of the aggregate private placement investment, agreed to accept common stock in lieu of cash for a maximum period of 90 days. The 90-day period ended on February 14, 2006 and the Company began paying the full amount of liquidating damages in cash.  A new agreement was entered into on April 17, 2006 with certain private placement investors, totaling 76% of the aggregate  private placement investment to accept common stock in lieu of cash until the Registration Statement on Form S-1 is declared effective by the SEC.  On November 8, 2006, the SEC declared effective the Registration Statement on Form S-1 covering the common shares issued in connection with the July 19, 2005, March 10, 2006, and June 30, 2006, private placements.  As a result, the Company is no longer subject to the liquidated damages described above.

In connection with the March 10, 2006 private placement of 1,670,000 common shares, the Company was obligated to prepare and file with the SEC a Registration Statement on Form S-1 and to use its best efforts to cause the Registration Statement to be declared effective by the SEC no later than ninety days, from March 8, 2006.  The Registration Statement was not declared effective by the required date and the Company became liable to the investors for liquidated damages in an amount equal to 1.0% of the purchase price of the shares, approximately $50,100, for each thirty day period until the Registration Statement is declared effective by the SEC.  Such liquidated damages are payable in common stock or cash at the Company’s discretion.  On November 8, 2006, the SEC declared effective the Registration Statement on Form S-1 covering the common shares issued in connection with the July 19, 2005, March 10, 2006, and June 30, 2006, private placements.  As a result, the Company is no longer subject to the liquidated damages described above.

On December 20, 2006, the Company completed a private placement of 6,500,000 shares of common stock, no par value, to an accredited investor pursuant to a Subscription Agreement dated December 18, 2006.  The common stock was priced at $3.00 per share resulting in proceeds to us of approximately $19.5 million.  No warrants or dilutive securities were issued in connection with the offering.  The offering was placed directly by the Company and there were no placement fees.

The Company will continue to make commitments in the ordinary course of business as it pursues its development plans for the properties.

Note 14 — Legal Proceedings

SEC Inquiry of Navidec

Navidec was advised in February 2004 that the SEC was conducting an informal inquiry to determine whether Navidec had violated federal securities laws. Based on the information made available to the Company,  it believes the SEC’s investigation relates, at least in part, to the restatement of Navidec’s reported earnings for the first and second quarters of 2003. This restatement was reported in Navidec’s Form 10-Q for the third quarter of 2003 filed on December 11, 2003.

In December 2004, the Company received notice that the SEC had issued an Order Directing a Private Investigation and Designating Officers to Take Testimony and would be conducting a formal investigation. Pursuant to the Merger Agreement, the Company has been indemnified by NFS for the costs of the SEC investigation, and NFS has borne the costs incurred to date. The Company is not aware of the future actions, if any, which the SEC intends to pursue in this matter, but no assurance can be given that the investigation has been and will be resolved without negative consequences to the Company.

Transfer of Ownership in NFS

On July 8, 2004, Navidec and BPZ-Texas entered into a Merger Agreement which was consummated on September 10, 2004. The Merger Agreement provided that all of the pre-merger business operations, assets and liabilities of Navidec would be transferred to a wholly-owned subsidiary, Navidec Financial Services, Inc. (“NFS”), followed by the transfer of NFS to the pre-merger shareholders of record as of September 9, 2004, the day prior to the consummation of the Merger. See “Business and Properties—Navidec Merger Transaction,” “Risk Factors—Risk Relating to the Offering—The transfer of NFS could result in liability to us because the shares transferred were not registered with the SEC,” and Note 2 to the Consolidated Financial Statements, included in this filing, for detailed discussion regarding the Merger.

The Merger Agreement provided that the transfer of all of the pre-merger business operations, assets and liabilities of NFS was effective as of September 9, 2004. Accordingly, the Company originally believed that it had no continuing ownership of NFS and, therefore, did not account for the post-merger operations of NFS in the presentation of its financial statements. After receipt of comments from the SEC in connection with its review of the Company’s registration statement on Form SB-2 originally filed on July 27, 2005 and further review of this issue, the Company concluded it was the record, but not beneficial, owner of NFS shares, and that any ownership interest was at most temporary.

In part because of difficulty obtaining necessary information from NFS to clarify the ownership issue, the Company commenced an action against NFS (the “Action”) on or about February 13, 2006, in District Court, Arapahoe County,

Colorado (the “Court”), seeking dissolution of NFS, the appointment of a receiver, and access to NFS corporate records. The Company commenced the Action uncertain whether or when the required spin-off of NFS shares pursuant to the terms and conditions of the Merger had occurred under Colorado corporate law. The Company asserted in the Action that it believed it was a record shareholder of NFS as of the date of the request and had standing for the relief sought. NFS denied that the Company had standing to act as a shareholder and asserted that the Company had not been a shareholder of NFS since September 9, 2004. The Action was settled amongst the parties on May 19, 2006. In connection with the settlement, a Finding of Fact and Conclusions of Law (the “Order”) was issued by the Court stating that the Company was not a shareholder of NFS at any time after September 9, 2004.

Note 15 — Minimum Lease Payments

The Company leases office space in Houston, Texas under a five-year operating lease.  We also have offices in Lima, Peru and Quito, Ecuador, both of which are under a month-to-month operating lease. Total rent expense incurred for the years ended December 31, 2006, 2005 and 2004 was approximately $252,000, $98,000 and $18,000, respectively.  Minimum non-cancelable lease commitments under these agreements for the years ending December 31 are as follows:

2007	$234,439
2008	321,442
2009	184,514
2010	—
2011	—
Thereafter	—
Total minimum lease payments	$740,396

Note 16 — Subsequent Events

In July 2004, the Company granted options to purchase 1,000,000 shares of common stock at an exercise price of $1.30 per share to the former CEO of Navidec in connection with his service as a director and financial consultant to the Company. On the date of the Merger, 500,000 of such stock options became fully vested. Vesting of the remaining 500,000 stock options is contingent upon the receipt of additional investment proceeds totaling $6 million, including proceeds from the exercise of outstanding warrants.  As of the date of this filing, Mr. McKowen has fulfilled his obligation to raise $6,000,000 under the above agreement and as such, has vested in  the remaining 500,000 stock options.

Note 17 — Supplemental Oil and Gas Disclosures (Unaudited)

Oil and Natural Gas Producing Activities

The following disclosures for the Company are made in accordance with SFAS No. 69, “Disclosures About Oil and Natural Gas Producing Activities (an amendment of FASB Statements 19, 25, 33 and 39)”. Users of this information should be aware that the process of estimating quantities of proved, proved developed and proved undeveloped crude oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. Consequently, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the significance of the subjective decisions required and variances in available data for various reservoirs make these estimates generally less precise than other estimates presented in connection with financial statement disclosures.

Proved reserves represent estimated quantities of natural gas and crude oil that geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under economic and operating conditions existing at the time the estimates were made.

Proved developed reserves are proved reserves expected to be recovered, through wells and equipment in place and under operating methods being utilized at the time the estimates were made.

Proved undeveloped reserves are reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are not attributed to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

No assessment of proved or unproved reserves has been made to date.

Our relevant management controls over proved reserve attribution, estimation and evaluation include:

•                  controls over and processes for the collection and processing of all pertinent operating data and documents needed by our independent reservoir engineers to estimate our proved reserves;

•                  engagement of well qualified and independent reservoir engineers for review of our operating data and documents and preparation of reserve reports annually in accordance with all SEC reserve estimation guidelines; and

•                  review by our senior reservoir engineer and his staff of the independent reservoir engineers’ reserves reports for completion and accuracy.

Market prices as of each year-end will be used for future sales of natural gas, crude oil and natural gas liquids. Future operating costs, production taxes and capital costs will be based on current costs as of each year-end, with no escalation. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production and timing of development expenditures. Reserve data represent estimates only and should not be construed as being exact. Moreover, the standardized measure should not be construed as the current market value of the proved oil and natural gas reserves or the costs that would be incurred to obtain equivalent reserves. A market value determination would include many additional factors including (a) anticipated future changes in natural gas and crude oil prices, production and development costs, (b) an allowance for return on investment, (c) the value of additional reserves, not considered proved at present, which may be recovered as a result of further exploration and development activities, and (d) other business risk.

Capitalized Costs Relating to Oil and Gas Producing Activities

The following table sets forth the capitalized costs relating to the Company’s natural gas and crude oil producing activities at December 31, 2006 and 2005:

	December 31,	December 31,
	2006	2005

Acquisition costs of properties
Proved	$—	$—
Unproved	—	—

Subtotal	—	—
Exploration costs	24,568,302	1,190,707
Development costs	8,485,113	512,357

Total	$33,053,415	$1,703,064

Pursuant to SFAS No. 143 “Accounting for Asset Retirement Obligations”, net capitalized cost includes asset retirement cost.  However, due to the fact that we have not yet begun operations, we do not have sufficient information to determine the timing, nor calculate the present value of the obligation.

Costs Incurred in Oil and Natural Gas Property Acquisition, Exploration and Development Activities

The following table sets forth costs incurred related to the Company’s oil and natural gas activities for the year ended December 31, 2006 and 2005:

Continuing Operations
Year Ended December 31, 2006:
Acquisition costs of properties
Proved	$—
Unproved	—
Subtotal	—
Exploration costs	26,421,288
Development costs	8,495,113

Total	$34,916,401

Company’s share of cost method investees’ costs of property acquisition, exploration and development(1)	$—

Year Ended December 31, 2005:
Acquisition costs of properties
Proved	$—
Unproved	—

Subtotal	—
Exploration costs	2,188,838
Development costs	512,357

Total	$2,701,195

Company’s share of cost method investees’ costs of property acquisition, exploration and development(1)	$1,112,500

(1)    BPZ Energy purchased the Investment in Ecuador Property in 2004.

Results of Operations for Oil and Natural Gas Producing Activities

The results of operations for oil and natural gas producing activities exclude interest charges and general and administrative expenses. Sales are based on market prices.

	Year	Year	Year
	Ended	Ended	Ended
	December 31,	December 31,	December 31,
	2006	2005	2004
Oil and natural gas production revenues
Third-party	$—	$—	$—
Affiliate	—	—	—

Total revenues	—	—	—
Exploration expenses, including dry hole	2,048,742	998,131	360,965
Production costs	—	—	—
Depreciation, depletion and amortization	—	—	—
Oil and natural gas impairment	—	—	—

Income (loss) before income taxes	(2,048,742)	(998,131)	(360,965)
Income tax provision (benefit)	—	—	—

Results of continuing operations	(2,048,742)	(998,131)	(360,965)

Company’s share of cost method investees’ results of operations for producing activities(1)	$1,590,882	$605,278	$190,621

(1)    Investment in Ecuador Property

Net Proved and Proved Developed Reserve Summary

The following table sets forth the Company’s net proved and proved developed reserves at December 31, 2006, 2005 and 2004, and the changes in the net proved reserves for each of the three years in the period then ended.

Continuing
Operations
Natural gas (Mcf)(1):
Net proved reserves at January 1, 2004	—
Revisions of previous estimates	—
Purchases in place	—
Extensions, discoveries and other additions	—
Sales in place	—
Production	—

Net proved reserves at December 31, 2004	—
Revisions of previous estimates	—
Purchases in place	—
Extensions, discoveries and other additions	—
Sales in place	—
Production	—

Net proved reserves at December 31, 2005	—
Revisions of previous estimates	—
Purchases in place	—
Extensions, discoveries and other additions	—
Sales in place	—
Production	—
Other	—

Net proved reserves at December 31, 2006	—

Company’s proportional interest in reserves of investees accounted for by the cost method—December 31, 2006	—

Natural gas liquids and crude oil (Bbl)(2)(3):
Net proved reserves at January 1, 2004	—
Revisions of previous estimates	—
Purchases in place	—
Extensions, discoveries and other additions	—
Sales in place	—
Production	—

Net proved reserves at December 31, 2004	—
Revisions of previous estimates	—
Purchases in place	—
Extensions, discoveries and other additions	—
Sales in place	—
Production	—

Net proved reserves at December 31, 2005	—
Revisions of previous estimates	—
Purchases in place	—
Extensions, discoveries and other additions	—
Sales in place	—

Production	—
Other	—

Net proved reserves at December 31, 2006	—

Company’s proportional interest in reserves of investees accounted for by the cost method—December 31, 2006	443,808

(Bbl)(2) equivalents(4):
Net proved reserves at January 1, 2004	—
Revisions of previous estimates	—
Purchases in place	—
Extensions, discoveries and other additions	—
Sales in place	—
Production	—

Net proved reserves at December 31, 2004	—
Revisions of previous estimates	—
Purchases in place	—
Extensions, discoveries and other additions	—
Sales in place	—
Production	—

Net proved reserves at December 31, 2005	—
Revisions of previous estimates	—
Purchases in place	—
Extensions, discoveries and other additions	—
Sales in place	—
Production	—
Other	—

Net proved reserves at December 31, 2006	—

Company’s proportional interest in reserves of investees accounted for by the cost method—December 31, 2006	443,808

(1)             Thousands of cubic feet.

(2)             Barrels.

(3)             Includes crude oil, condensate and natural gas liquids.

(4)             Natural gas volumes have been converted to equivalent natural gas liquids and crude oil volumes using a conversion factor of six thousand cubic feet of natural gas to one barrel of natural gas liquids and crude oil.

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Natural Gas Reserves

The following information has been developed utilizing procedures prescribed by SFAS No. 69 and based on natural gas and crude oil reserve and production volumes estimated by the independent petroleum reservoir engineers. This information may be useful for certain comparison purposes but should not be solely relied upon in evaluating the Company or its performance. Further, information contained in the following table should not be considered as representative of realistic assessments of future cash flows, nor should the standardized measure of discounted future net cash flows be viewed as representative of the current value of the Company’s oil and natural gas assets.

The future cash flows presented below are based on sales prices, cost rates and statutory income tax rates in existence as of the date of the projections. It is expected that material revisions to some estimates of natural gas and crude oil reserves may occur in the future, development and production of the reserves may occur in periods other than those assumed, and actual prices realized and costs incurred may vary significantly from those used. Income tax expense has been computed using expected future tax rates and giving effect to tax deductions and credits available, under current laws, and which relate to oil and natural gas producing activities.

Management does not rely upon the following information in making investment and operating decisions. Such decisions are based upon a wide range of factors, including estimates of probable as well as proved reserves and varying price and cost assumptions considered more representative of a range of possible economic conditions that may be anticipated.

The following table sets forth the standardized measure of discounted future net cash flows from projected production of the Company’s natural gas and crude oil reserves for the years ended December 31, 2006, 2005 and 2004:

December 31, 2006
Future cash inflows	$—
Future production costs	—
Future development costs	—

Future net cash flows before income taxes	—
Future income taxes	—

Future net cash flows	—
Discount to present value at 10% annual rate	—

Standardized measure of discounted future net cash flows relating to proved natural gas, natural gas liquids and crude oil reserves	$—

Company’s share of cost method investees’ standardized measure of discounted future net cash flows (1)	$4,191,079

December 31, 2005
Future cash inflows	$—
Future production costs	—
Future development costs	—

Future net cash flows before income taxes	—
Future income taxes	—

Future net cash flows	—
Discount to present value at 10% annual rate	—

Standardized measure of discounted future net cash flows relating to proved natural gas, natural gas liquids and crude oil reserves	$—

Company’s share of cost method investees’ standardized measure of discounted future net cash flows (1)	$2,165,389

December 31, 2004
Future cash inflows	$—
Future production costs	—
Future development costs	—

Future net cash flows before income taxes	—
Future income taxes	—

Future net cash flows	—
Discount to present value at 10% annual rate	—

Standardized measure of discounted future net cash flows relating to proved natural gas, natural gas liquids and crude oil reserves	$—

Company’s share of cost method investees’ standardized measure of discounted future net cash flows (1)	$2,732,337

(1)             Investment in Ecuador Property

Note 18 — Quarterly Results of Operations

	Three Months Ended
	March 31	June 30	September 30	December 31
2006
Revenue	$—	$—	$—	$—
Operating loss	(2,621,926)	(3,126,947)	(3,955,706)	(4,089,842)
Other income (expense)	(616,740)	(512,866)	(608,100)	44,668
Net loss	$(3,238,666)	$(3,639,813)	$(4,563,806)	$(4,045,174)
Basic and diluted net loss per share	$(0.08)	$(0.09)	$(0.10)	$(0.08)
Weighted average common share outstanding	40,845,270	42,470,985	47,320,202	48,188,441

	Three Months Ended
	March 31	June 30	September 30	December 31
2005
Revenue	$—	$—	$—	$—
Operating loss	(1,174,504)	(1,396,238)	(1,527,988)	(2,734,265)
Other income (expense)	61,655	48,070	385,396	(69,115)
Net loss	$(1,112,849)	$(1,348,168)	$(1,142,592)	$(2,803,380)
Basic and diluted net loss per share	$(0.04)	$(0.05)	$(0.03)	$(0.07)
Weighted average common share outstanding	25,752,217	25,960,796	35,635,687	40,050,282

BPZ ENERGY, INC.

6,670,000 Shares of Common Stock

PROSPECTUS

                                  , 2007

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Until                           , 2007 (90 days after the commencement of the offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be requested to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses relating to the registration of the shares of common stock being offered hereby, other than underwriting discounts and commissions, will be borne entirely by us and not the selling stockholders. Such expenses are estimated to be as follows:

Item	Amount
SEC Registration Fee	$1,299
Transfer Agent Fee	—
Legal Fees	15,000
Printing and Engraving Fee	5,000
Accounting Fees	5,000
Total	$26,299

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Under the provisions of Article 109 of Colorado Business Corporation Act and our Articles of Incorporation, we may indemnify our directors, officers, employees and agents and maintain liability insurance for those persons. Article 7-109-102 provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person’s conduct was in good faith. In the case of conduct in an official capacity with the corporation, the person may be indemnified if the person reasonably believed that such conduct was in the corporation’s best interests. In all other cases, the corporation may indemnify the person if the person reasonably believed that such conduct was at least not opposed to the corporation’s best interests. In the case of any criminal proceeding, the person may be indemnified if the person had no reasonable cause to believe the person’s conduct was unlawful.

Our Articles of Incorporation obligate us to indemnify our directors and officers to the fullest extent permitted under Colorado law. Additionally, our Articles of Incorporation and Bylaws grant us the authority to the maximum extent permitted by Colorado law to purchase and maintain insurance providing such indemnification. We have purchased directors’ and officers’ liability insurance policies for our directors and officers.

RECENT SALES OF UNREGISTERED SECURITIES

In July 2004, in connection with a Director’s Agreement, the Company issued options to acquire up to 1,000,000 shares of the Company’s common stock at an exercise price of $1.30 per share to the former Chief Executive Officer of Navidec, Inc., who was at the time a director of the Company.  See “Market for Common Stock and Related Stockholder Matters – Stock Options Issued Pursuant to Director’s Agreement” for further details about this stock option issuance.

On September 10, 2004, in connection with the Merger of Navidec and BPZ-Texas, the Company issued 9,000,000 shares of common stock in a stock for stock exchange to the shareholders of BPZ-Texas. This transaction is more fully described in “Business and Properties – Navidec Merger Transaction” included herein.  Also in connection with the Merger, the Company issued 662,149 shares of common stock to Navidec Financial Services, Inc. (“NFS”), an affiliate of the Company.

Pursuant to a Business Consulting Agreement entered into in connection with the Merger, the Company issued to NFS, an affiliate of the Company, fully vested warrants to purchase 1,500,000 shares of common stock at an exercise price of $2.00 per share.  Such warrants expire on July 31, 2006.  See “Market for Common Stock and Related Stockholder Matters– Warrants Issued Pursuant to Business Consulting Agreement” for further details about this transaction.

On September 29, 2004, the Company issued 500,000 shares of common stock to an individual in exchange for the retirement of $1,020,529 of debt.

As of September 30, 2004, the Company closed a private placement of common stock for cash that began on July 27, 2004. The offering raised a total of $6,000,000 in gross proceeds through the sale of 3,000,000 common shares at a price of $2.00 per share to a total of 78 accredited investors. The proceeds of the offering were approximately $5,507,000 after deducting placement agent fees of $360,000 and other offering expenses of $133,000.

On July 1, 2005 the Company issued 9,000,000 shares of common stock to the former shareholders of BPZ-Texas in connection with earn-out provisions in the Merger Agreement. This transaction is more fully described in “Business and Properties—Navidec Merger Transaction” included herein.

On July 1, 2005, the Company issued 250,000 shares of common stock to acquire a 4% net working interest in the Santa Elena Property in Ecuador from an individual who had received the interest in connection with financing provided to the Company for the original acquisition of the property in June 2004.

On July 19, 2005, the Company completed a private placement of 11,466,000 shares of common stock, no par value, pursuant to a Stock Purchase Agreement dated July 19, 2005. The common stock was priced at $3.00 per share, which resulted in gross proceeds to the Company of approximately $34.4 million. Net proceeds from the private placement were $31.9 million. For its services as placement agent in connection with the transaction, Morgan Keegan & Company, Inc. received 7% of the gross proceeds from the offering and warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $3.00 per share. Such warrants expire on July 19, 2010.

On September 30, 2005, the Company issued 15,000 shares of common stock at a trading price of $4.89 at the time of issuance to an individual for financial management and consulting services performed for an aggregate value of $73,350.

On December 31, 2005, the Company issued 10,000 shares of common stock at a trading price of $4.25 at the time of issuance to an individual for legal consulting services performed for an aggregate value of $42,500.

On March 10, 2006, the Company completed a private placement of 1,670,000 shares of common stock, no par value, to four institutional and accredited investors pursuant to a Stock Purchase Agreement. The common stock was priced at $3.00 per share resulting in proceeds to the Company of $5,010,000.

On May 21, 2006, the Company issued 10,000 shares of common stock, pursuant to a service agreement, at a trading price of $2.50 at the time of issuance to a consultant for legal and business advisory services rendered in Peru for an aggregate value of $25,000.

On June 30, 2006, the Company completed a private placement of common stock for proceeds of $12,325,500. The proceeds were received in July 2006. The company sold 4,482,000 shares to eight institutional and accredited investors at a price of $2.75 per share. There were no warrants or dilutive securities issued to the investors in connection with the offering. The offering was placed directly by the Company, and there were no placement fees. However, the Company issued warrants to purchase 150,000 shares of the Company’s common stock to Morgan Keegan & Company, Inc. in consideration for their financial advisory services.

In connection with the July 19, 2005 private placement, the Company was obligated to prepare and file with the SEC a registration statement and to use its best efforts to cause the registration statement to be declared effective by the SEC no later than ninety days from July 19, 2005. The registration statement was not declared effective by the required dates, and the Company became liable to the investors for liquidated damages in an amount equal to 1.0% of the purchase price of the shares, approximately $343,980, for each thirty day period until the registration statement is declared effective by the SEC. Certain of the private placement investors, totaling 79% of the aggregate investment, have agreed to accept common stock in lieu of cash for a maximum period of 90 days. As such, 867,609 shares of common stock have been issued, as of October 30, 2006, to those certain investors for liquidated damages for the period of December 16, 2005 through October 13, 2006. On November 8, 2006, the SEC declared effective the Registration Statement on Form S-1 covering the common shares issued in connection with the July 19, 2005, March 10, 2006, and June 30, 2006, private placements. As a result, the Company is no longer subject to the liquidated damages described above.

In connection with the March 10, 2006 private placement, the Company was obligated to prepare and file with the SEC a registration statement within sixty days, and to use its best efforts to cause the registration statement to be declared effective by the SEC no later than ninety days, from March 8, 2006. The registration statement was not filed or declared effective by the required dates and the Company became liable to the investors for liquidated damages in an amount equal to 1.0% of the purchase price of the shares, approximately $50,100, for each thirty day period until the registration statement is declared effective by the SEC. These liquidated damages are payable, at the sole discretion of the Company, by cash or by the issuance of

Company common stock. As such, 90,334 shares of common stock were issued, as of October 30, 2006, to those investors for liquidated damages for the period of June 7, 2006 through November 3, 2006. On November 8, 2006, the SEC declared effective the Registration Statement on Form S-1 covering the common shares issued in connection with the July 19, 2005, March 10, 2006, and June 30, 2006, private placements. As a result, the Company is no longer subject to the liquidated damages described above.

On December 20, 2006, the Company completed a private placement of 6,500,000 shares of common stock, no par value, to an accredited investor pursuant to a Subscription Agreement dated December 18, 2006.  The common stock was priced at $3.00 per share resulting in proceeds to us of approximately $19.5 million.  No warrants or dilutive securities were issued in connection with the offering.  The offering was placed directly by the Company and there were no placement fees.

On May 4, 2007, the Company completed a private placement of 6,670,000 shares of common stock, no par value, to an accredited investor pursuant to a Subscription Agreement.  The common stock was priced at $5.25 per share resulting in proceeds to us of approximately $35.0 million.  No warrants or dilutive securities were issued in connection with the offering.  The offering was placed directly by the Company.  A placement fee of 2% of the gross proceeds of this transaction was paid to Morgan Keegan for investment services and consulting related to the offering.

The shares of common stock issued during the period were exempted from registration in reliance upon Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. Shares in the private placement were only offered to select accredited investors (as such term is defined in Rule 501(a) of Regulation D under the Securities Act).

EXHIBITS

No.	Description	Incorporated by Reference to a Previous SEC Filing by the Company (or Filed herewith)
3.1	Third Amended and Restated Articles of Incorporation of BPZ Energy, Inc.	Exhibit 3.1 to Form SB-2/A filed on July 7, 2005 (SEC File No. 333-122816)
3.2	Amended and Restated Bylaws	Exhibit 3.2 to Form SB-2 filed on October 18, 1996 (SEC File Number 333-14497)
4.1	Form of Certificate of Common Stock of BPZ Energy, Inc.	Exhibit 4.1 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
4.2	BPZ Energy, Inc. 2005 Long-Term Incentive Compensation Plan.	Exhibit 4.1 to the Company’s Form S-8 filed on July 5, 2005 (SEC File No. 333- 126388).
5.1	Opinion on Legality	Filed herewith
2.1	Merger Agreement between Navidec, Inc. and BPZ Energy, Inc. dated July 8, 2004	Exhibit 10.1 to Form 8-K filed on July 13, 2004
10.2	Closing Agreement between Navidec, Inc. and BPZ Energy, Inc. dated September 8, 2004	Exhibit 10.1 to Form 8-K filed on September 14, 2004
10.3	License Contract from the Government of Peru for Block Z-1 dated November 30, 2001	Exhibit 10.5 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.4	Amendment to License Contract from the Government of Peru for Block Z-1 dated February 3, 2005	Exhibit 10.5 to Form 10-KSB for the Year Ended December 31, 2004
10.5	License Contract from the Government of Peru for Block XIX dated December 12, 2003	Exhibit 10.6 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.6	Technical Evaluation Agreement from the Government of Peru for Area VI dated December 12, 2003	Exhibit 10.7 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
10.7	Stock Purchase Agreement dated July 19, 2005	Exhibit 10.1 to Form 8-K filed on July 22, 2005
10.8	Stock Purchase Agreement dated March 8, 2006	Exhibit 10.1 to Form 8-K filed on March 14, 2006
10.9	Stock Purchase Agreement dated June 30, 2006	Exhibit 10.1 to Form 8-K filed on July 6, 2006
10.10	Subscription Agreement dated December 18, 2006	Exhibit 10.1 to Form 8-K filed on December 22, 2006
14.1	Code of Ethics for Executive Officers	Exhibit 14.1 to Form 10-KSB/A filed on September 26, 2006
21.1	Subsidiaries of the Issuer	Exhibit 21.1 to Form SB-2 filed on February 14, 2005 (SEC File No. 333-122816)
23.1	Consent of Accountant	Filed Herewith
23.2	Consent of Attorney	Included in Exhibit 5.1
24.1	Power of Attorney	Included on the Signature Page hereto

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a.             To include any prospectus required by section 10(a)(3) of the Securities Act;

b.             To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered), and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

c.             To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.             That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Houston, state of Texas, on June 1, 2007.

BPZ Energy, Inc.

By:	/s/ Manuel Pablo Zúñiga-Pflücker
Manuel Pablo Zúñiga-Pflücker
President & Chief Executive Officer

Each person whose signature appears below constitutes and appoints Manuel Pablo Zúñiga-Pflücker and Edward G. Caminos, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

/s/ MANUEL PABLO ZÚÑIGA-PFLÜCKER	/s/ EDWARD G. CAMINOS
Manuel Pablo Zúñiga-Pflücker	Edward G. Caminos
President, Chief Executive Officer and Director	Chief Financial Officer
June 1, 2007	(Principal Accounting and Financial Officer)
June 1, 2007

/s/ DR. FERNANDO ZÚÑIGA Y RIVERO	/s/ GORDON GRAY
Dr. Fernando Zúñiga y Rivero	Gordon Gray
Director and Chairman of the Board	Director
June 1, 2007	June 1, 2007

/s/ E. BARGER MILLER, III	/s/ JOHN J. LENDRUM, III
E. Barger Miller III	John J. Lendrum, III
Director	Director
June 1, 2007	June 1, 2007

/s/ DENNIS G. STRAUCH
Dennis G. Strauch
Director
June 1, 2007